   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1999



                                                      REGISTRATION NO. 333-84955

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FIFTH THIRD BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  OHIO                                     6711                                  31-0854434
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                            ------------------------
                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                                 (513)579-5300
                              (513)744-6757 (FAX)
                (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                          COPIES OF COMMUNICATIONS TO:

                 RICHARD G. SCHMALZL, ESQ.                                      THOMAS C. ERB, ESQ.
                   H. SAMUEL LIND, ESQ.                                    LEWIS, RICE & FINGERSH, L.C.
                  GRAYDON, HEAD & RITCHEY                                       500 NORTH BROADWAY
                  1900 FIFTH THIRD CENTER                                           SUITE 2000
                     511 WALNUT STREET                                       ST. LOUIS, MISSOURI 63102
                  CINCINNATI, OHIO 45202                                          (314) 444-7600
                      (513) 621-6464                                           (314) 241-6056 (FAX)
                   (513) 651-3836 (FAX)

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of CNB Bancshares, Inc. with and into the Registrant pursuant to the affiliation agreement described in the enclosed proxy statement/prospectus included as Part I of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM         PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE             AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)             PER UNIT              OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.......    40,000,000 shares              (2)             $2,161,958,209.29(2)       $601,024.39(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Represents the maximum number of shares of Registrant's common stock that the Registrant expects would be issuable to shareholders of CNB Bancshares, Inc., a bank holding company owning all of the outstanding common stock of Civitas Bank, pursuant to the affiliation agreement, including shares issuable upon the exercise of outstanding stock options.

(2) Estimated solely for the purpose of computing the registration fee based upon $53.31, the average of the high and low prices of the common stock, no par value per share of CNB Bancshares, Inc. as reported on the New York Stock Exchange on August 10, 1999, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1933. This information was erroneously described in the original filing as being based on $54.19, the average on August 9, 1999.

(3) Previously paid.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1999

             ------------------------------------------------------
            PROXY STATEMENT FOR CNB BANCSHARES, INC. SPECIAL MEETING
             ------------------------------------------------------
                       PROSPECTUS OF FIFTH THIRD BANCORP
             ------------------------------------------------------
     The boards of directors of CNB Bancshares, Inc. and Fifth Third Bancorp have agreed that Fifth Third will acquire CNB Bancshares in a merger. If the merger is approved by the shareholders of CNB Bancshares and all other closing conditions are satisfied, each outstanding share of CNB Bancshares common stock will be exchanged for .8825 of a share of Fifth Third common stock. The board of directors of CNB Bancshares believes that the merger is in CNB Bancshares' and your best interests.

     The merger cannot be completed unless the shareholders of CNB Bancshares approve the affiliation agreement and the merger. CNB Bancshares has scheduled a special meeting for its shareholders to vote on the affiliation agreement and the merger. The date, time and place of the special meeting are as follows:

                   10:00 a.m., Central Daylight Savings Time

                                October 14, 1999

                              CNB Bancshares, Inc.
                              20 N.W. Third Street
                                   15th Floor
                           Evansville, Indiana 47739

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."
             ------------------------------------------------------
     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 9.
             ------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             ------------------------------------------------------
     THE INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS HAS NOT PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED HEREIN.
             ------------------------------------------------------
     THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
             ------------------------------------------------------
     THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
             ------------------------------------------------------

       The date of this proxy statement/prospectus is September   , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     3
RISK FACTORS................................................     9
THE SPECIAL MEETING.........................................    12
  Purpose of the Meeting....................................    12
  Voting and Revocability of Proxies........................    12
  Vote Required.............................................    12
  Solicitation of Proxies...................................    12
PROPOSAL -- MERGER OF CNB BANCSHARES INTO FIFTH THIRD.......    13
  Structure of the Merger...................................    13
  Corporate Governance......................................    13
  Merger Consideration......................................    13
  No Fractional Shares......................................    14
  CNB Trust Preferred; Convertible Debentures...............    14
  Effective Time of the Merger..............................    15
  Exchange of Certificates..................................    15
  Background of the Merger..................................    15
  Recommendation of the CNB Bancshares Board and CNB
     Bancshares' Reasons for the Merger.....................    18
  Opinion Of CNB Bancshares' Financial Advisor..............    20
  Federal Income Tax Consequences...........................    28
  Accounting Treatment......................................    29
  Resale of Fifth Third Common Stock by Affiliates..........    29
  No Dissenter's Rights.....................................    30
TERMS OF THE AFFILIATION AGREEMENT..........................    31
  Representations and Warranties............................    31
  Conduct Pending Merger....................................    31
  Conditions to Closing.....................................    33
  Termination; Amendment; Waiver............................    34
  Interests of Certain Persons in the Merger................    34
  Effect on CNB Bancshares Employees........................    37
TERMS OF THE STOCK OPTION AGREEMENT.........................    38
FIFTH THIRD BANCORP.........................................    42
  Description of Business...................................    42
  Recent Developments.......................................    42
  Additional Information....................................    43

                                                              PAGE
                                                              ----
CNB BANCSHARES, INC. .......................................    44
  Description of Business...................................    44
  Additional Information....................................    44
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................    44
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........    50
SELECTED HISTORICAL FINANCIAL DATA OF CNB BANCSHARES........    52
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................    54
  Voting Rights.............................................    54
  Dividends.................................................    55
  Preemptive Rights.........................................    56
  Rights Upon Liquidation...................................    56
  Indemnification and Personal Liability of Directors and
     Officers...............................................    56
  Shareholders' Meetings; Quorum............................    57
  Qualification of Directors................................    57
  Removal of Directors......................................    57
  Amendment to Articles of Incorporation and Code of
     Regulations............................................    58
  Vacancies on the Board of Directors.......................    59
  Advance Notice Requirements for Nominations of Directors
     at Meetings of Shareholders............................    59
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................    60
  Change-of-Control Provisions..............................    60
  Consideration of Non-Shareholder Interests................    63
EFFECT OF GOVERNMENTAL POLICIES.............................    64
REGULATION OF FINANCIAL INSTITUTIONS........................    64
  Holding Company Regulation................................    64
  Capital Requirements......................................    65
  Regulation of Banks.......................................    65
LEGAL MATTERS...............................................    66
EXPERTS.....................................................    66
WHERE YOU CAN FIND MORE INFORMATION.........................    66


ANNEXES:

Annex A:  Affiliation Agreement dated June 16, 1999 by and between
          Fifth Third Bancorp and CNB Bancshares, Inc. (excluding exhibits)
Annex B:  Stock Option Agreement dated June 16, 1999 between CNB
          Bancshares, Inc., as Issuer, and Fifth Third Bancorp, as
          Grantee
Annex C:  Fairness Opinion of Donaldson, Lufkin & Jenrette Securities
          Corporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY DO CNB BANCSHARES AND FIFTH THIRD WANT TO MERGE?

A: The CNB Bancshares board of directors believes that you will benefit by becoming a shareholder of Fifth Third, which has a strong financial performance record. The CNB Bancshares board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock. Fifth Third wants to better serve its customers in CNB Bancshares' service areas and to expand Fifth Third's presence in those markets.

Q:  WHAT WILL I RECEIVE FOR MY CNB BANCSHARES SHARES?


A: You will receive .8825 of a share of Fifth Third common stock for each share of CNB Bancshares common stock that you own at the effective time of the merger. The exchange ratio reflects a substantial premium for your shares compared to their market price prior to the merger announcement. Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you (including fractional shares owed as a result of conversion of shares of CNB Bancshares common stock held either through CNB Bancshares' dividend reinvestment plan or in book-entry form) in an amount based on the closing price of Fifth Third common stock on the effective date of the merger. As of August 31, 1999, the market value of .8825 of a share of Fifth Third common stock was $58.47. The market value of the shares of Fifth Third common stock that you will receive in the merger will fluctuate both before and after the merger.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the shareholders' meeting, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions.

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A: The special meeting will be held at 10:00 a.m., Central Daylight Savings Time, on October 14, 1999, at the headquarters of CNB Bancshares, Inc., 20 N.W. Third Street, 15th Floor, Evansville, Indiana.


Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:  HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?


A: If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote in favor of the affiliation agreement and the merger at the special meeting.


Q:  WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your proxy card or otherwise vote at the special meeting, it will have the same effect as if you voted against the affiliation agreement and the merger.

Q:  CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q:  CAN I REVOKE MY PROXIES AND CHANGE MY MIND?

A: Yes. You may take back your proxies up to and including the day of the special meeting by following the directions on page 12. Then you can either sign and deliver a new proxy or attend the special meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q: IF I HOLD TRUST PREFERRED SECURITIES OF CNB CAPITAL TRUST I, DO I VOTE THOSE SHARES AT THE SPECIAL MEETING?

A: No. Only shares of CNB Bancshares common stock are entitled to vote at the special meeting.

Q: WHAT WILL HAPPEN TO MY TRUST PREFERRED SECURITIES OF CNB CAPITAL TRUST I AS A RESULT OF THE MERGER?

A: The trust preferred securities of CNB Capital Trust I will remain issued and outstanding following the merger and will be convertible into Fifth Third common stock in accordance with the exchange ratio.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates and how you will receive certificates for shares held in the CNB Bancshares dividend reinvestment plan or book-entry form.


Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you have more questions about the merger, please contact the shareholder relations department of CNB Bancshares at (812) 456-3416 or e-mail at shareholders@civitasbank.com.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we have referred you to. For more information about Fifth Third and CNB Bancshares, see "Where You Can Find More Information." (page
65)

THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45236
(513) 579-5300

     Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's ten subsidiary depository institutions operate a general banking business from 483 offices located throughout Ohio, Indiana, Kentucky, Michigan, Florida and Arizona. At June 30, 1999, on a consolidated basis, Fifth Third had assets of approximately $31.6 billion, deposits of approximately $20.1 billion, and shareholders' equity of approximately $3.3 billion. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

CNB BANCSHARES, INC.
20 N.W. THIRD STREET
EVANSVILLE, INDIANA 47739
(812) 456-3400


     CNB Bancshares is a bank holding company incorporated under Indiana law. CNB Bancshares owns all of the stock of Civitas Bank which is headquartered in St. Joseph, Michigan and has executive offices in Evansville, Indiana. Civitas Bank operates its 145 banking offices located throughout Indiana, Kentucky, Michigan and Illinois. At June 30, 1999, CNB Bancshares, on a consolidated basis, had assets of $7.7 billion, deposits of $4.9 billion and shareholders' equity of $480.0 million. CNB Bancshares common stock is traded on the New York Stock Exchange under the symbol "BNK."


THE MERGER

     Pursuant to the affiliation agreement between CNB Bancshares and Fifth Third dated as of June 16, 1999, at the effective time of the merger, CNB Bancshares will merge with and into Fifth Third. Fifth Third will issue shares of its common stock to the existing shareholders of CNB Bancshares in exchange for their shares of CNB Bancshares common stock. Subsequent to the merger, we anticipate that Fifth Third Bank, Indiana will merge with and into Civitas Bank.

CNB BANCSHARES SHAREHOLDERS WILL RECEIVE FIFTH THIRD STOCK IN THE MERGER


     If the merger is approved and consummated, you will have the right to receive .8825 of a share of Fifth Third common stock for each share of CNB Bancshares common stock that you own as of the effective time of the merger. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on August 31, 1999, the value of .8825 of a share of Fifth Third common stock was $58.47.


     The number of shares of Fifth Third common stock you will receive in the merger is fixed, subject to adjustments for stock dividends and similar events before the merger is completed. Such adjustments will not alter the value of the exchange ratio, but the value of the shares of Fifth Third common stock to be issued in the merger will fluctuate from time to time.

NO FRACTIONAL SHARES WILL BE ISSUED


     Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Fifth Third common stock owed to you (including fractional shares owed as a result of conversion of shares of CNB Bancshares common stock held either through CNB Bancshares' dividend reinvestment plan or in book-entry form) in an amount based on the last closing price of Fifth Third common stock on the date on which the merger occurs.


TAX CONSEQUENCES OF THE MERGER

     The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail on page 28. We will not be obligated to complete the merger unless we receive a legal opinion that the federal income tax consequences to you are as described in the affiliation agreement. That opinion will not bind the Internal Revenue Service, however, which could take a different view.


     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

REASONS FOR THE MERGER

     The CNB Bancshares board believes that in the rapidly changing environment of the banking industry, CNB Bancshares' long-term goal of enhancing shareholder value will be reached by merging with Fifth Third. In addition, the CNB Bancshares board believes that the customers and community served by CNB Bancshares will benefit from the merger.


     You can find a more detailed discussion of the background to the affiliation agreement and CNB Bancshares' and Fifth Third's reasons for the merger in this document under "Proposal -- Merger of CNB Bancshares into Fifth Third -- Background of the Merger," and "Recommendation of the CNB Bancshares Board and CNB Bancshares' Reasons for the Merger," beginning on page 15.


OPINION OF FINANCIAL ADVISOR


     In deciding to approve the merger, the CNB Bancshares board considered an opinion, dated June 15, 1999, from Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to CNB Bancshares, that, as of such date, the consideration to be received by the shareholders of CNB Bancshares pursuant to the affiliation agreement was fair to such shareholders from a financial point of view. DLJ has confirmed this opinion by delivery of an additional written opinion to the CNB Bancshares board, dated the date of this document. This additional opinion is attached as Annex C to this document. We encourage you to read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by DLJ in providing its opinions.


RECOMMENDATION TO CNB BANCSHARES SHAREHOLDERS

     The CNB Bancshares board believes that the merger is in your best interests and unanimously recommends that you vote FOR approval of the affiliation agreement and the merger.

THE SPECIAL MEETING


     A special meeting of the CNB Bancshares shareholders will be held at 10:00 a.m., Central Daylight Savings Time, on October 14, 1999, at the headquarters of CNB Bancshares, 20 N.W. Third Street, 15th Floor, Evansville, Indiana. Holders of CNB Bancshares common stock outstanding on August 20, 1999 are entitled to vote at the special meeting and will be asked to consider and vote upon:


     - the approval of the affiliation agreement and the merger; and

     - any other matters as are properly presented at the special meeting.

     As of the date of this document, the CNB Bancshares board does not know of any other matters that will be presented at the special meeting.

VOTES REQUIRED

     At the special meeting, the affiliation agreement and the merger must be approved by the affirmative vote of at least a majority of the shares of CNB Bancshares common stock outstanding at the close of business on August 20, 1999.

     Approval of the affiliation agreement will also authorize the CNB Bancshares board to exercise its discretion on whether to proceed with the merger in the event CNB Bancshares has the right to terminate the affiliation agreement. This determination may be made without notice to, or the resolicitation of proxies from, the CNB Bancshares shareholders.

OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER

     Based on the number of shares of CNB Bancshares common stock outstanding on the record date, Fifth Third will issue approximately 35,800,000 shares of its common stock to CNB Bancshares shareholders in the merger. This will constitute approximately 11.5% of the outstanding stock of Fifth Third immediately after the merger.

CONDITIONS TO THE MERGER

     Fifth Third and CNB Bancshares will complete the merger only if certain conditions are satisfied. Some of the conditions are listed below:

     - the approval of the affiliation agreement and the merger by CNB Bancshares shareholders;

     - the receipt of certain regulatory approvals under federal and state banking laws and expiration of any waiting periods; and

     - the receipt of a letter from Fifth Third's independent auditors stating its opinion that the merger shall qualify for pooling-of-interests accounting treatment.

     Some of the conditions to the merger may be waived by the company entitled to assert the condition.

RIGHT TO TERMINATE

     The boards of directors of Fifth Third and CNB Bancshares may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement prior to the completion of the merger if:

     - the other party breaches any of the representations or warranties it made or fails to comply with any of its obligations under the affiliation agreement;

     - the merger is not completed by April 1, 2000;

     - the parties do not obtain the required regulatory approvals; or

     - CNB Bancshares shareholders do not approve the affiliation agreement and the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the CNB Bancshares board's recommendation that CNB Bancshares shareholders vote in favor of the affiliation agreement and the merger, you should be aware that certain CNB Bancshares directors and officers may have interests in the merger that are different from, or in addition to, yours.


CNB BANCSHARES EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENT PAYMENTS.


     In lieu of any other severance benefits provided in the affiliation agreement, Fifth Third will assume, upon consummation of the merger, the obligations of CNB Bancshares under its existing change-of-control and employment agreements.


FIFTH THIRD EMPLOYMENT AGREEMENT.

     In the affiliation agreement, Fifth Third agreed to enter into a three year employment agreement with James J. Giancola, CNB Bancshares' President and Chief Executive Officer, at the effective time of the merger. Mr. Giancola will be employed as the Chief Executive Officer of the surviving bank to the merger of Civitas Bank and Fifth Third Bank, Indiana with an initial annual base salary of $500,000, and will be eligible to receive variable compensation in an amount up to 80% of base salary. On the effective date of the merger, Mr. Giancola will also be granted 47,000 shares of Fifth Third common stock, which will be subject to certain restrictions. He also will be eligible to receive annual stock options to purchase between 50,000 and 80,000 shares pursuant to the terms of Fifth Third's stock option plan.

RETENTION PROGRAM.

     At the effective time of the merger, Fifth Third will establish a retention program for key employees of CNB Bancshares or its subsidiaries under which certain key employees will be granted options on the effective date of the merger to purchase shares of Fifth Third common stock. Fifth Third will reserve 250,000 shares of Fifth Third common stock (subject to adjustment) for issuance under the retention program.

STOCK OPTIONS.

     At the effective time of the merger, all outstanding awards, options or other rights to purchase CNB Bancshares common stock under CNB Bancshares' stock option plans will become options to purchase Fifth Third common stock.

INDEMNIFICATION AND LIABILITY INSURANCE.

     Fifth Third will assume all provisions for indemnification now existing in favor of the directors and officers of CNB Bancshares and its subsidiaries. Fifth Third also will purchase and keep in effect for a six-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by CNB Bancshares' existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonable basis.

EFFECT ON CNB BANCSHARES EMPLOYEES

     Fifth Third will use its best efforts to employ as many of the employees of CNB Bancshares who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

     Fifth Third shall provide the employees of CNB Bancshares who become employees of Fifth Third at or immediately subsequent to the merger as a group with employee benefit plans in the aggregate that are comparable in all material respects with the employee benefit plans provided to similarly situated employees of Fifth Third. Under each employee benefit plan sponsored or maintained by Fifth Third in which these employees participate, prior service with CNB Bancshares shall be taken into account for purposes of eligibility, vesting and, with the exception of any defined benefit plan, the accrual of benefits.

     Each employee of CNB Bancshares who becomes an employee of Fifth Third or any of its subsidiaries or affiliates in connection with the merger, including executive officers of CNB Bancshares, will be entitled to participate in all employee benefit plans sponsored by Fifth Third on the same terms and to the same extent as similarly situated employees of Fifth Third.

STOCK OPTION AGREEMENT

     As an inducement and condition to Fifth Third's willingness to enter into the affiliation agreement, CNB Bancshares entered into a stock option agreement with Fifth Third. Pursuant to the stock option agreement, CNB Bancshares granted Fifth Third an option which permits Fifth Third to purchase up to 6,921,479 shares of CNB Bancshares common stock, subject to adjustment in specified circumstances (up to approximately 19.9% of the number of shares of CNB Bancshares common stock outstanding at the time of exercise without giving effect to any shares subject or issued pursuant to the option). The exercise price of the option is $42.96 per share, subject to adjustment under specified circumstances. The option is only exercisable by Fifth Third in certain specified circumstances.

NO DISSENTERS' RIGHTS

     Shareholders of CNB Bancshares will not have any rights to dissent from, or obtain payment of the "fair value" of their shares as a result of, the merger.

ACCOUNTING

     Fifth Third expects the merger to qualify for pooling-of-interests accounting treatment.

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently acquired Ashland Bankshares, Inc., a bank holding company headquartered in Ashland, Kentucky, Enterprise Federal Bancorp, Inc., a savings and loan holding company headquartered in West Chester, Ohio, South Florida Bank Holding Corporation, a bank holding company headquartered in Fort Myers, Florida and Emerald Financial Corp., a unitary savings and loan holding company headquartered in Strongsville, Ohio.

     In addition, Fifth Third's pending acquisition of Peoples Bank Corporation of Indianapolis, a bank holding company headquartered in Indianapolis, Indiana, is expected to be completed during the fourth quarter of 1999, shortly after the merger with CNB Bancshares.

COMPARATIVE MARKET PRICES AND DIVIDENDS


     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB" and CNB Bancshares common stock is traded on the New York Stock Exchange under the symbol "BNK." On June 15, 1999, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the terms of the merger, and on August 31, 1999, the most recent practicable date prior to the printing of this document, the market prices of Fifth Third common stock and CNB Bancshares common stock and the equivalent price per share of CNB Bancshares common stock giving effect to the merger were as follows:



                                                              JUNE 15, 1999    AUGUST 31, 1999
                                                              -------------    ---------------
Fifth Third common stock (Closing sales price)..............     $67.63            $66.25

CNB Bancshares common stock (Closing sales price)...........     $41.44            $57.13

Equivalent Price Per Share of CNB Bancshares common stock...     $59.68            $58.47


     The following table sets forth (in per share amounts), for the calender quarters indicated, the high and low sales prices and the cash dividends declared during each quarterly period:


                                      FIFTH THIRD COMMON STOCK        CNB BANCSHARES COMMON STOCK
                                    -----------------------------    -----------------------------
                                                        DIVIDENDS                        DIVIDENDS
                                     HIGH      LOW      DECLARED      HIGH      LOW      DECLARED
                                    ------    ------    ---------    ------    ------    ---------
1997:
First Quarter.....................  $39.78    $27.00     $0.129      $37.53    $32.88     $0.200
Second Quarter....................   38.06     30.94      0.147       40.70     35.59      0.200
Third Quarter.....................   44.33     36.33      0.147       41.02     36.52      0.200
Fourth Quarter....................   55.67     41.08      0.147       46.31     37.33      0.220

1998:
First Quarter.....................   58.83     49.50      0.170       47.03     39.41      0.220
Second Quarter....................   63.13     47.50      0.170       51.19     41.19      0.220
Third Quarter.....................   67.25     49.25      0.170       50.23     40.00      0.220
Fourth Quarter....................   74.13     50.31      0.200       47.13     38.75      0.240

1999:
First Quarter.....................   75.44     62.38      0.200       46.56     39.06      0.240
Second Quarter....................   74.25     61.63      0.200       57.31     38.06      0.240
Third Quarter (through August 31,
  1999)...........................   69.88     60.06         --       60.19     52.38      0.240

COMPARATIVE PER SHARE DATA


     The following table sets forth certain per share information for both Fifth Third and CNB Bancshares at the dates indicated and for the periods then ended. The equivalent shares basis is based on the exchange ratio of .8825 of a share of Fifth Third common stock on a pro forma basis for each share of CNB Bancshares common stock. Neither CNB Bancshares nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.



                                                                                               EQUIVALENT SHARES
                                                                                                BASIS -- .8825
                                                                                                   SHARES OF
                                                                                                  FIFTH THIRD
                                                                                                 COMMON STOCK
                                             FIFTH THIRD                   CNB BANCSHARES          PRO FORMA
                                --------------------------------------    -----------------    -----------------
                                   HISTORICAL          PRO FORMA(1)          HISTORICAL
                                -----------------    -----------------    -----------------    -----------------
                                BASIC     DILUTED    BASIC     DILUTED    BASIC     DILUTED    BASIC     DILUTED
                                ------    -------    ------    -------    ------    -------    ------    -------
EARNINGS PER SHARE
Six Months Ended June 30,
  1999........................  $ 1.16     $1.14     $ 1.21     $1.17     $ 1.38     $1.34     $ 1.07     $1.03
Twelve months ended December
  31:
  1998........................  $ 1.80     $1.76     $ 1.82     $1.77     $ 1.74     $1.73     $ 1.61     $1.56
  1997........................  $ 1.76     $1.73     $ 1.78     $1.73     $ 1.71     $1.69     $ 1.57     $1.53
  1996........................  $ 1.45     $1.42     $ 1.48     $1.43     $ 1.54     $1.52     $ 1.31     $1.26

DIVIDENDS DECLARED PER SHARE
Six Months Ended June 30,
  1999........................  $0.400        --     $0.400        --     $0.480        --     $0.353        --
Twelve Months Ended December
  31:
  1998........................  $0.710        --     $0.710        --     $0.900        --     $0.627        --
  1997........................  $0.569        --     $0.569        --     $0.820        --     $0.502        --
  1996........................  $0.489        --     $0.489        --     $0.740        --     $0.432        --

BOOK VALUE PER SHARE
At June 30, 1999:.............  $12.29        --     $12.63        --     $13.81        --     $11.15        --
At December 31, 1998:.........  $11.91        --     $12.45        --     $14.85        --     $10.99        --


---------------
(1) Does not include the impact of Fifth Third's recent acquisition of Emerald Financial Corp. or Fifth Third's pending acquisition of Peoples Bank Corporation of Indianapolis.

                                  RISK FACTORS

     In making your determination as to how to vote on the merger, you should consider the following factors:

RISKS RELATING TO THE MERGER

 THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

     The precise value of the merger consideration to be paid to CNB Bancshares' shareholders will not be known at the time of the special meeting. The affiliation agreement provides that .8825 of a share of Fifth Third common stock will be issued in the merger in exchange for each share of CNB Bancshares common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either CNB Bancshares or Fifth Third common stock between the date of the affiliation agreement and the effective time of the merger. The value of Fifth Third common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the affiliation agreement or the date of the special meeting.

 CNB BANCSHARES' SHAREHOLDERS WILL NOT CONTROL FIFTH THIRD'S FUTURE OPERATIONS.

     CNB Bancshares' shareholders collectively own 100% of CNB Bancshares and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of shareholders under Indiana law and CNB Bancshares' articles of incorporation. After the merger, CNB Bancshares' shareholders in the aggregate will hold approximately 11.5% of the outstanding shares of Fifth Third common stock. Even if all of the former CNB Bancshares shareholders voted in concert on all matters presented to Fifth Third's shareholders from time to time, this number of shares of Fifth Third common stock likely will not be able to dictate whether these proposals are ultimately approved or rejected.

 CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF CNB BANCSHARES WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER CNB BANCSHARES SHAREHOLDERS.

     - Fifth Third will assume the obligations of CNB Bancshares under all existing change-in-control and employment agreements;

     - Fifth Third will employ James J. Giancola as the chief executive officer of the surviving bank to the merger of Civitas Bank and Fifth Third Bank, Indiana at an annual base salary of $500,000 and possible variable annual compensation in an amount of up to 80% of his base salary and option shares of Fifth Third common stock in an amount from 50,000 to 80,000 shares per year;

     - Mr. Giancola will be granted 47,000 restricted shares of Fifth Third common stock at the effective time of the merger;


     - Fifth Third will: (1) establish a retention program for certain key employees of CNB Bancshares under which these key employees will be granted options (which will vest on the same schedule as those options regularly granted to employees of Fifth Third) on the effective date of the merger to purchase shares of Fifth Third common stock and (2) reserve 250,000 shares of Fifth Third common stock (subject to adjustment) for issuance under the retention program;


     - Stock options granted to certain directors, executive officers and key employees of CNB Bancshares under various stock option and incentive plans established or assumed by CNB Bancshares which are not already vested or exercisable will become vested and exercisable upon the approval of the affiliation agreement and the merger by the shareholders of CNB Bancshares; and

     - Three current directors of CNB Bancshares to be mutually selected by CNB Bancshares and Fifth Third will be appointed to the board of directors of Fifth Third at the first meeting of the Fifth Third board after the effective time of the merger.

 THE VALUE OF CNB BANCSHARES COMMON STOCK MAY VARY IN THE FUTURE.

     If the merger is not completed, the value of CNB Bancshares common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Fifth Third in the merger.

POST MERGER RISKS

 FIFTH THIRD'S ACQUISITION STRATEGY COULD POSE RISKS.

     Fifth Third has grown through acquisitions in recent years and anticipates that it will make additional acquisitions in the future. Fifth Third frequently evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Fifth Third. Fifth Third may need to issue more common stock to pay for those acquisitions, which would further dilute the ownership interest of all Fifth Third shareholders at the time of the acquisition. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

 FIFTH THIRD FACES INTENSE COMPETITION FOR FINANCIAL SERVICES.

     Fifth Third competes with hundreds of commercial banks, savings and loans and other financial services providers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers.

 FIFTH THIRD MAY ENCOUNTER DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS.

     Because the markets and industries in which Fifth Third operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Fifth Third will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including CNB Bancshares. In addition, Fifth Third may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames or not being achieved at all.

 GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE
 GROWTH.

     Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. In addition, Fifth Third's earnings are affected by the monetary policies of the Federal Reserve Board. These policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, but such changes could be materially adverse to Fifth Third's shareholders.

 CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

     Fifth Third's income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

 FIFTH THIRD'S AND CNB BANCSHARES' OPERATIONS EACH MUST BE YEAR 2000 COMPLIANT.

     As with other bank holding companies and other businesses generally, Fifth Third and CNB Bancshares are exposed to the risk that the year 2000 could cause system failures which could be disruptive to their operations. Although Fifth Third and CNB Bancshares have each undertaken significant projects to minimize the risk that the year 2000 will result in any significant problems for them, some factors, including the year 2000 compliance of Fifth Third's and CNB Bancshares' customers and suppliers, are not within their direct control and could disrupt their operations. Additionally, we do not plan to merge CNB Bancshares' computer systems with those of Fifth Third until after January 1, 2000. Therefore, each of Fifth Third's and CNB Bancshares' systems must independently be year 2000 compliant. If either system is not so compliant, the systems and operations of the combined company as a whole could be disrupted.

 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This document, including information incorporated by reference into this document, contains a wide variety of historical and forward looking information. There are a number of important factors which could cause future results to differ materially from historical performance. These include, but are not limited to, financial condition, prepayment speeds, loan sale volumes, charge-offs and loan loss provisions. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) costs or difficulties related to the integration of the business of Fifth Third and CNB Bancshares are greater than expected; (4) competitive pressures among depository institutions increase significantly; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which Fifth Third does business, are less favorable than expected; (7) year 2000 compliance failures result in additional expense or business disruption; (8) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; and (9) changes in the securities markets.

                              THE SPECIAL MEETING


     This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of CNB Bancshares of proxies to be used at the special meeting to be held at 10:00 a.m., Central Daylight Savings Time, on October 14, 1999, at the headquarters of CNB Bancshares, 20 N.W. Third Street, 15th Floor, Evansville, Indiana, and at any adjournments thereof. This document, the enclosed notice of CNB Bancshares' special meeting and proxy card are first being sent to you on or about September 8, 1999.


PURPOSE OF THE MEETING

     The purpose of the special meeting of CNB Bancshares shareholders is to approve the affiliation agreement, and the transactions contemplated thereby, including the merger of CNB Bancshares with and into Fifth Third. CNB Bancshares shareholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the CNB Bancshares board in the event that there are not sufficient votes to approve the affiliation agreement and the merger at the time of the special meeting. However, no proxy which is voted against the affiliation agreement and the merger will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the CNB Bancshares board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by: (1) written notice to David L. Knapp, Secretary, CNB Bancshares, Inc., 20 N.W. Third Street, Evansville, Indiana 47739, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting, or (3) attending the special meeting and voting in person.


     Proxies solicited by the CNB Bancshares board will be voted in accordance with the directions given on the proxy cards. IF YOU SIGN AND DATE THE PROXY BUT DO NOT INDICATE YOUR VOTE ON THE PROXY, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AT THE SPECIAL MEETING. The proxies confer discretionary authority on the persons named on the proxy cards to vote CNB Bancshares common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the affiliation agreement and the merger at the special meeting. If you do not return your proxy card or otherwise vote at the special meeting, it will have the same effect as if you voted against the affiliation agreement and the merger at the special meeting.


VOTE REQUIRED


     The affirmative vote of at least a majority of the shares of CNB Bancshares common stock outstanding as of August 20, 1999 is required for the approval of the affiliation agreement and the merger at the special meeting. We expect that substantially all of the 1,303,007 shares of CNB Bancshares common stock beneficially owned by directors and executive officers of CNB Bancshares at the August 20, 1999 record date (3.8% of the 34,567,431 total outstanding shares at that date) will be voted for the approval of the affiliation agreement and the merger.


SOLICITATION OF PROXIES

     CNB Bancshares will pay all the costs of soliciting proxies, except that Fifth Third will share the expenses of printing and mailing this document and, as described below, Fifth Third may pay a fee to D.F. King & Co., Inc. CNB Bancshares will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and employees of CNB Bancshares may solicit proxies personally or by telephone without additional compensation.


     Fifth Third may retain D.F. King & Co., Inc., a proxy solicitation firm, to assist CNB Bancshares in soliciting its shareholders. As of the date of this document, Fifth Third has not engaged D.F. King to assist CNB Bancshares in soliciting proxies for the special meeting, but may do so prior to the special meeting. If Fifth Third does retain D.F. King to assist CNB Bancshares in soliciting the CNB Bancshares shareholders, Fifth Third anticipates that the costs of these services would be approximately $5,000.


             PROPOSAL -- MERGER OF CNB BANCSHARES INTO FIFTH THIRD

     The following description summarizes all material terms of the affiliation agreement. We urge you to read the affiliation agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

STRUCTURE OF THE MERGER

     Upon completion of the merger, CNB Bancshares will merge with and into Fifth Third and CNB Bancshares will cease to exist as a separate entity. In a related subsequent transaction, we anticipate that Fifth Third Bank, Indiana will merge with and into Civitas Bank. Fifth Third may, at any time, change the legal method of effecting these mergers if and to the extent Fifth Third reasonably deems such change to be desirable, including, without limitation, to provide for the merger of CNB Bancshares with a wholly-owned subsidiary of Fifth Third or the merger of Civitas Bank with Fifth Third Bank, Indiana or another wholly-owned subsidiary of Fifth Third; provided, however, that no such change shall: (1) alter or change the amount or kind of consideration to be received by the shareholders of CNB Bancshares in the merger, (2) adversely affect the tax treatment to shareholders of CNB Bancshares, or (3) materially impede or delay receipt of any approvals referred to in the affiliation agreement or the consummation of the transactions contemplated thereby.

CORPORATE GOVERNANCE

     After the merger is completed, the directors and officers of Fifth Third who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Fifth Third for the term for which they were elected, subject to the Fifth Third code of regulations and in accordance with law. Additionally, in the affiliation agreement, Fifth Third has agreed: (1) to take all steps necessary at the first Fifth Third board of directors meeting held after the effective time of the merger to elect or appoint as directors of Fifth Third three persons mutually selected by Fifth Third and CNB Bancshares prior to the effective time of the merger who were directors of CNB Bancshares on the date the affiliation agreement was executed, with each of such persons to serve in a different class of the Fifth Third board of directors, and (2) to enter into an employment agreement to employ James J. Giancola as the Chief Executive Officer of the surviving bank to the merger of Civitas Bank and Fifth Third Bank, Indiana. See "Terms of the Affiliation Agreement -- Interests of Certain Persons in the Merger" for a description of Mr. Giancola's employment agreement with Fifth Third.

MERGER CONSIDERATION

     Each share of CNB Bancshares common stock (excluding treasury shares) that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive .8825 of a share of Fifth Third common stock. This exchange ratio is subject to change: (1) so as to give CNB Bancshares' shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares or combinations or subdivisions of Fifth Third common stock effected before the effective time of the merger, and (2) so as to maintain as closely as practicable the proportional interest in Fifth Third common stock which the shareholders of CNB Bancshares would otherwise have received if CNB Bancshares should pay or declare a stock dividend prior to the effective time of the merger. Additionally, if Fifth Third consolidates with or is merged with or into any other corporation prior to the effective time of the merger and the terms of this other transaction provide that Fifth Third common stock is to be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such other transaction so that each shareholder of CNB Bancshares who would be entitled to receive shares of Fifth Third common stock pursuant to the affiliation agreement shall be entitled to receive the same kind and amount of securities or assets as such CNB Bancshares shareholder would have received with respect to such shares if the merger between Fifth Third and CNB Bancshares had been consummated and such shareholder had received shares of Fifth Third common stock immediately prior to the consummation of the other transaction.


     THE VALUE OF THE FIFTH THIRD COMMON STOCK TO BE RECEIVED BY YOU WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON JUNE 15, 1999, THE BUSINESS DAY IMMEDIATELY PRECEDING PUBLIC ANNOUNCEMENT OF THE MERGER, FIFTH THIRD'S COMMON STOCK CLOSED AT $67.63. ON AUGUST 31, 1999, FIFTH THIRD'S COMMON STOCK CLOSED AT $66.25. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES. YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIFTH THIRD COMMON STOCK.


NO FRACTIONAL SHARES


     Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of CNB Bancshares common stock (including shares of CNB Bancshares common stock held either through CNB Bancshares' dividend reinvestment plan or in book-entry form) otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the per share closing price of Fifth Third common stock as reported on the Nasdaq National Market on the date the merger is completed. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.



CNB TRUST PREFERRED; CONVERTIBLE DEBENTURES


     CNB Capital Trust I, a trust created by CNB Bancshares, issued trust preferred securities in June 1998. The trust preferred securities are listed on the New York Stock Exchange under the symbol "BNK PrA." The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 6.0%, or $.375 per share, payable quarterly, and mature on June 30, 2028. The trust preferred securities are convertible at any time into shares of CNB Bancshares common stock at a conversion ratio of .4835 shares of CNB Bancshares common stock for each trust preferred security (equivalent to a conversion price of $51.71), subject to certain adjustments. The trust preferred securities will remain issued and outstanding following the merger and their terms will be unaffected by the merger, except that instead of being convertible into CNB Bancshares common stock, the trust preferred securities will be convertible into Fifth Third common stock and at a conversion ratio of .4267 shares of Fifth Third common stock for each trust preferred security (equivalent to a conversion price of $58.59), subject to certain adjustments. The sole assets of CNB Capital Trust I are convertible subordinated debentures of CNB Bancshares with the interest rate, maturity date and conversion rate substantially identical to those of the trust preferred securities. In order to convert the trust preferred securities into shares of CNB common stock, the holder first exchanges the trust preferred securities for convertible subordinated debentures having a principal amount equal to the liquidation value of the trust preferred securities so exchanged and the convertible subordinated debentures are then converted into shares of CNB common stock at the applicable conversion ratio. The convertible subordinated debentures will remain outstanding, unchanged by reason of the merger, except that the obligations of CNB Bancshares thereunder will be assumed by Fifth Third and, thereafter, the convertible subordinated debentures will be convertible into shares of Fifth Third common stock instead of CNB Bancshares common stock at the conversion ratio described above.

     Holders of the trust preferred securities and the convertible subordinated debentures are not eligible to vote on the merger.

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

EFFECTIVE TIME OF THE MERGER

     Unless we agree otherwise, the effective time of the merger will occur on a Friday selected by Fifth Third which is not more than 15 days after all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the effective time of the merger will occur in the fourth quarter of 1999, although no assurance can be given in this regard. CNB Bancshares and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the effective time of the merger does not occur on or before April 1, 2000, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of such termination.

EXCHANGE OF CERTIFICATES

     After the effective time of the merger, you will cease to have any rights as a shareholder of CNB Bancshares, and your sole rights will pertain to the rights to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of CNB Bancshares common stock will have been converted by virtue of the merger.

     Within seven business days after the effective time of the merger, Fifth Third will send to you a letter of transmittal for use in submitting to Fifth Third Trust Department, acting as exchange agent, certificates formerly representing shares of CNB Bancshares common stock to be exchanged for certificates representing Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling uncertificated shares of CNB Bancshares common stock, shares held through CNB Bancshares' dividend reinvestment plan and share certificates which have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of uncertificated shares or lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) evidencing ownership of CNB Bancshares common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of uncertificated shares or lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) representing CNB Bancshares common stock, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

     At the effective time of the merger, the stock transfer books of CNB Bancshares will be closed and no transfer of CNB Bancshares common stock will thereafter be made on CNB Bancshares' stock transfer books. If a certificate formerly representing CNB Bancshares common stock is presented to CNB Bancshares or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock.

BACKGROUND OF THE MERGER

     In 1995, CNB Bancshares implemented a five year strategic plan to enhance shareholder value through (1) the standardization and consolidation of its operations, (2) the expansion of assets and earnings through strategic acquisitions and cost savings, and (3) targeted marketing to enhance revenue growth. CNB Bancshares substantially completed the standardization and consolidation of its operations during the last twelve months when it combined all of its banking charters into one Michigan state bank in December 1998 and changed the name of the resulting bank to Civitas Bank in April 1999. Since January 1, 1995, CNB Bancshares has expanded its assets and earnings through the acquisition of six banks, two thrifts, two consumer finance companies, a full-service broker dealer and asset management firm, several small insurance agencies and agency business and a third party employee benefit plan administrator. In 1998, CNB Bancshares completed its largest acquisition when it acquired Pinnacle Financial Services, Inc., a bank holding company with $2.1 billion in assets headquartered in St. Joseph, Michigan. The Pinnacle acquisition represented CNB Bancshares' first entry into the southwestern Michigan and northwestern Indiana markets. At June 30, 1999, CNB Bancshares was the largest bank holding company headquartered in Indiana, with assets of $7.7 billion. During 1997 and 1998, CNB Bancshares focused on enhancing its revenue growth by placing particular emphasis on the retail side of its banking franchise in order to increase the number and volume of its checking and other transaction accounts and to increase its focus on consumer loans and common brand advertising.

     During the first quarter of 1999, the CNB Bancshares board conducted a strategic review of the various factors influencing the banking industry in general, and CNB Bancshares in particular, and of the various alternatives available to CNB Bancshares. Among the factors considered were proposed changes in merger related accounting rules, the underperformance, in terms of stock price and trading multiples, of regional banking organizations as compared to larger banking organizations and the effect that it had in terms of shareholder values and competition for stock-for-stock acquisition opportunities, the rapidly changing nature of the banking industry, the continued national trend toward consolidation of the banking industry, industry overcapacity, and increased competition from other banks and from non-traditional competitors. The CNB Bancshares board noted that regional banking organizations were adversely affected by the continuing high capital requirements for the additional technology required to stay competitive and by the cost advantages enjoyed by larger competitors. The CNB Bancshares board also noted that, if CNB Bancshares were to remain independent, it could prove difficult to continue to achieve high earnings per share growth while adhering to the organization's traditional policies and practices concerning risk tolerance.

     The interest of larger financial institutions in acquiring CNB Bancshares increased in recent years due to CNB Bancshares' increased size and profitability. Although the CNB Bancshares board has not actively solicited offers for an acquisition of CNB Bancshares, it instructed management, consistent with the organization's strategic plan, to consider all bona fide offers that may enhance shareholder value. James J. Giancola, President and Chief Executive Officer of CNB Bancshares, advised the CNB Bancshares board from time to time as he received casual expressions of interest from, and had discussions with, larger financial institutions interested in exploring the possibility of a business combination with CNB Bancshares. While there had been a number of such inquiries in recent years, there had been no formal on-going discussions or negotiations with any other potential acquirors except for the Fifth Third offer described below.

     In early December 1998, George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third, called Mr. Giancola to inquire about the possibility of visiting with Mr. Giancola. Mr. Giancola was familiar with the operation and franchise of Fifth Third as part of CNB Bancshares' ongoing strategic review of competitors and potential alliances. Later in December 1998, Mr. Schaefer and another member of Fifth Third's senior management met in Evansville with Mr. Giancola and H. Lee Cooper, III, Chairman of CNB Bancshares. At the meeting, the parties discussed generally their respective organizations and briefly discussed, in unspecific terms, the possibility and potential advantages of a business combination of the two organizations. Although CNB Bancshares' general view of its franchise value was generally discussed, no offers were made or specifics as to price or structure were discussed. No additional meetings were scheduled at that time, although the parties agreed to continue their informal discussions regarding a possible transaction. During the months that followed, Mr. Schaefer and Mr. Giancola periodically discussed the possibility of a business combination of their respective organizations, including in general terms the possible financial terms of a transaction, and Mr. Giancola and Mr. Cooper each spoke periodically with members of the CNB Bancshares board about the status of discussions.

     In May 1999, Mr. Schaefer suggested another meeting at which senior management of CNB Bancshares and Fifth Third would discuss in greater detail a possible business combination. Mr. Giancola informed members of the CNB Bancshares executive committee of his conversation with Mr. Schaefer and was advised to determine, before the discussions proceeded to a more specific level, the possible price range within which Fifth Third would consider a business combination with CNB Bancshares. Messrs. Giancola and Schaefer thereafter had several conversations during which they generally discussed the form and a range of amount of consideration that Fifth Third would consider offering in the event that a business combination was pursued.

     On May 21, 1999, Mr. Giancola and three other members of CNB Bancshares' senior management team met with Mr. Schaefer and members of the Fifth Third management team at the offices of Fifth Third in Cincinnati, Ohio. At the meeting, the parties discussed each organization's operating philosophies and strategies and financial performance and goals. There was no discussion of specific terms of a possible business combination at the meeting, although the parties generally discussed the advantages of a merger and determined that a potential transaction should be considered in more detail.

     In the several weeks that followed, Messrs. Schaefer and Giancola and members of their senior management teams held a series of discussions with respect to the possible business combination. On June 2, 1999, the CNB Bancshares executive committee met to discuss the strong interest expressed by Mr. Schaefer in a possible business combination of CNB Bancshares and Fifth Third. Mr. Giancola summarized the recent conversations that he had with Mr. Schaefer and a representative of Donaldson, Lufkin & Jenrette Securities Corporation generally discussed industry conditions and issues related to the discussions with Fifth Third. After further discussion, the executive committee agreed that further discussions should continue to determine more specific details of any meaningful interest shown by the Fifth Third management in a possible transaction with CNB Bancshares. On June 4, 1999, Fifth Third presented a transaction termsheet outlining a few key terms, including a proposed exchange ratio. After further discussion, a revised transaction termsheet was exchanged on June 8, 1999, which included a proposed exchange ratio of .8825 shares of Fifth Third common stock for each share of CNB Bancshares common stock.

     A small group of senior executives at CNB Bancshares began a preliminary due diligence review of publicly available information about Fifth Third and began to develop analyses regarding the financial terms of a possible combination, including the review of comparable transactions, pricing, structure and the market reaction to previously announced transactions.

     During this time, the principal financial and business terms of the transaction were negotiated through arm's-length negotiations between Fifth Third and CNB Bancshares.

     During the second week of June 1999, Fifth Third conducted its due diligence review of CNB Bancshares.

     Also during the second week of June 1999, legal counsel to Fifth Third and CNB Bancshares began to draft definitive documentation with respect to a possible merger of the two companies. Fifth Third engaged Salomon Smith Barney Inc. to advise it on the proposed merger and CNB Bancshares formally engaged Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor. DLJ regularly advised CNB Bancshares regarding merger and acquisition activity and, in addition, since mid-May 1999, DLJ provided informal advice from time to time with respect to the proposed transaction with Fifth Third.

     At a meeting of the CNB Bancshares executive committee on June 10, 1999, Mr. Cooper reviewed the transaction term sheet reflecting the Fifth Third proposal and the agenda for the special board of directors meeting to be held June 11, 1999.

     At a special meeting of the CNB Bancshares board held on June 11, 1999, Messrs. Giancola and Cooper described in detail the discussions which had occurred with Fifth Third and presented the terms of the Fifth Third proposal. Mr. Giancola discussed the financial terms of the proposal, including the proposed exchange ratio of .8825 shares of Fifth Third common stock for each share of CNB Bancshares common stock, the potential for the retention of employees and discussions regarding employee benefits, the representation of CNB Bancshares board members on the Fifth Third board, the role of Mr. Giancola with the resulting company, and the management capabilities, philosophies and potential of Fifth Third. Mr. Schaefer and Neal E. Arnold, Chief Financial Officer, Executive Vice President and Treasurer of Fifth Third, then joined the meeting. Messrs. Schaefer and Arnold made a presentation regarding Fifth Third and their views as to the benefits of the proposed combination and answered questions from the CNB Bancshares directors. After the Fifth Third representatives left the meeting, a representative of DLJ made a presentation regarding the financial aspects of the Fifth Third proposal and the financial performance of Fifth Third. Legal counsel for CNB Bancshares then made presentations to the CNB Bancshares board regarding fiduciary duties and the legal standards applicable to its consideration of a possible business combination. No action was taken by the CNB Bancshares board at this meeting.

     On June 11 and 12, 1999, members of CNB Bancshares' senior management team, financial advisors and legal counsel conducted on-site due diligence of Fifth Third in Cincinnati, Ohio and representatives of Fifth Third and CNB Bancshares continued to negotiate the definitive documentation with respect to a possible merger.

     On June 14, 1999, the CNB Bancshares board again met to consider the Fifth Third proposal. At the meeting, Mr. Giancola and CNB Bancshares' legal counsel discussed in detail the terms of the proposed form of affiliation agreement, the stock option agreement, Mr. Giancola's employment agreement with Fifth Third, and the results of the due diligence investigation of Fifth Third by CNB Bancshares. DLJ discussed the form of the fairness opinion that it would render when requested by the CNB Bancshares board. No action was taken by the CNB Bancshares board at this meeting.

     On June 15, 1999, the CNB Bancshares board again met to consider the Fifth Third proposal. The directors discussed the proposal in detail and DLJ rendered its written opinion that, as of such date, the consideration to be received by the shareholders of CNB Bancshares pursuant to the affiliation agreement was fair to such shareholders from a financial point of view. After questions by, and discussion among, the members of the CNB Bancshares board, and after consideration of the factors described below under "-- Recommendation of the CNB Bancshares Board and CNB Bancshares' Reasons for the Merger," the CNB Bancshares board voted unanimously to approve the affiliation agreement, the stock option agreement and the transactions contemplated by those agreements. The affiliation agreement and the stock option agreement were executed by Fifth Third and CNB Bancshares on June 16, 1999.

RECOMMENDATION OF THE CNB BANCSHARES BOARD AND CNB BANCSHARES' REASONS FOR THE MERGER

     THE CNB BANCSHARES BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CNB BANCSHARES AND ITS SHAREHOLDERS. ACCORDINGLY, THE CNB BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE AFFILIATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CNB BANCSHARES SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE MERGER.

     In reaching our decision to approve the affiliation agreement and the stock option agreement, we consulted with our company's management, as well as with its financial and legal advisors, and considered a number of factors, including the following:


     - Our knowledge of our company's and Fifth Third's business, operations, financial condition, earnings and prospects and the complementary nature of the businesses of Fifth Third and CNB Bancshares.


     - Our belief and that of our company's senior management that Fifth Third and CNB Bancshares share a common vision about the importance of delivering financial performance and shareholder value.

     - The results of our diligence review of Fifth Third, including our assessment of Fifth Third's credit policies, asset quality, year 2000 compliance, litigation risks and interest rate risk.

     - The consistency of the merger with our long-term business strategy and our review of alternatives to the merger.

     - Our view that the combination of Fifth Third and CNB Bancshares presents manageable execution risk in view of the similar markets and customer demographics served by Fifth Third and CNB Bancshares, the similar business lines and business cultures of the two companies and management's prior experience in successfully completing acquisitions and integrating the acquired companies.

     - Our expectation that the merger will result in economies of scale and cost savings and efficiencies. While there can be no assurances as to future results, our expectation of the financial impact of the merger on Fifth Third, as the issuer of the stock our shareholders would receive in the merger, included the pro forma capital ratios and asset quality of the combined company, expected pre-tax restructuring charges, expected pre-tax expense savings and the expectation that the merger would enhance Fifth Third's earnings per share beginning at completion.

     - The terms of the affiliation agreement, the stock option agreement and the transactions contemplated thereby, including the nature and scope of the closing conditions to the merger.

     - The historical trading ranges for the Fifth Third common stock and the CNB Bancshares common stock and our view that the recent performance of the CNB Bancshares common stock did not reflect the recent financial performance of CNB Bancshares.

     - The exchange ratio of .8825 of a share of Fifth Third common stock for each share of CNB Bancshares common stock and the fact that it reflected a 44% premium for the holders of CNB Bancshares common stock based on the closing prices of Fifth Third and CNB Bancshares common stock, respectively, on June 15, 1999, the last trading day prior to the public announcement of the merger.

     - The potential effects of the merger on CNB Bancshares' employees, including the fact that the merger is an extension of Fifth Third's market and therefore is not anticipated to result in many branch closings. The general impact the merger would have on the various constituencies served by CNB Bancshares, including its customers, its community and others, and the fact that the combined entity would be able to offer a more extensive range of products and banking services to CNB Bancshares' customers.

     - The potential impact of the merger on the price of the Fifth Third common stock over the short term and the long term and the resulting relative interests of Fifth Third and CNB Bancshares shareholders in the equity of the combined company.

     - The fact that the stock option agreement might discourage third parties from seeking to acquire CNB Bancshares by increasing the cost of such an acquisition and might also preclude any third party from being able to effect a merger with CNB Bancshares that would qualify for "pooling-of-interests" accounting treatment.

     - The fact that the equivalent per share annual dividend for our shareholders would decrease based upon Fifth Third's current annual dividend rate, from $.96 per share of CNB Bancshares common stock to $.706 per .8825 of a share of Fifth Third common stock. We also discussed Fifth Third's annual dividend growth rate, which averaged 20% over the last three years, compared to our annual dividend growth rate of 10% over the same period.

     - Our view of the current and prospective economic and competitive and regulatory environment facing the financial services industry generally and each of Fifth Third and CNB Bancshares in particular, and the potential growth, development, productivity and profitability of Fifth Third.

     - The fact that the merger is intended to qualify as a reorganization under
       Section 368(a) of the Internal Revenue Code and for "pooling of interests" accounting treatment.

     - The proposed arrangements with members of management of CNB Bancshares, including the fact that Mr. Giancola would enter into an employment agreement with Fifth Third and under that agreement would become Chief Executive Officer of the surviving bank to the merger of Civitas Bank and Fifth Third Bank, Indiana and that three of the current directors of CNB Bancshares (to be mutually selected by Fifth Third and CNB Bancshares prior to the closing of the merger) will serve as directors of Fifth Third after the merger. We also considered the fact that directors and executive officers of CNB Bancshares could be expected to receive benefits in the merger under existing severance and compensation arrangements with CNB Bancshares and, in the case of Mr. Giancola, as a result of his new employment agreement. See "Terms of the Affiliation Agreement -- Interests of Certain Persons in the Merger" and
       "Proposal -- Merger of CNB Bancshares into Fifth Third -- Corporate Governance."

     - The opinion of DLJ that, as of June 15, 1999, the consideration to be received by the shareholders of CNB Bancshares pursuant to the affiliation agreement was fair to such shareholders from a financial point of view. See "-- Opinion of CNB Bancshares' Financial Advisor" below.

     - The likelihood that the merger will be approved by the appropriate regulatory authorities. In this connection, we considered that there is only a modest amount of branch overlap in several large metropolitan markets and that no divestitures of assets and deposit liabilities of either company is expected to be required by regulatory authorities in connection with the merger.

     This discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In reaching our determination to approve and recommend the merger, the CNB Bancshares board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The CNB Bancshares board is unanimous in its recommendation that CNB Bancshares shareholders vote for approval of the affiliation agreement and the merger.

     Fifth Third's primary reason for entering into the merger is to further a long-range commitment of realigning and expanding its banking system to better meet and satisfy the needs of its customers, including those in CNB Bancshares' service area. Fifth Third's acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky and Indiana. These acquisitions are designed to strengthen Fifth Third's ability to compete in these markets by increasing its presence, consumer access and sales force.

OPINION OF CNB BANCSHARES' FINANCIAL ADVISOR

     CNB Bancshares engaged DLJ to act as financial advisor with respect to the possible business combination with Fifth Third. CNB Bancshares' decision to engage DLJ was based upon DLJ's qualifications, expertise and reputation, as well as upon its senior bankers' familiarity and prior experience with CNB Bancshares.

     On June 15, 1999, DLJ rendered to the board of directors of CNB Bancshares its opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by the shareholders of CNB Bancshares pursuant to the affiliation agreement was fair to such shareholders from a financial point of view.


     DLJ has confirmed its June 15, 1999 opinion by delivery of a written opinion to the CNB Bancshares board, dated the date of this document, stating that, as of the date of this document and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by the shareholders of CNB Bancshares pursuant to the affiliation agreement is fair to such shareholders from a financial point of view.


     You should consider the following when reading the discussion of the DLJ Opinion in this document:


     - The following description of the DLJ opinion is qualified by reference to the full opinion, dated the date of this document, attached as Annex C to this document. We urge you to read carefully the entire DLJ opinion.



     - The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of that opinion and on the information made available to DLJ as of that date and, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.


     - DLJ expressed no opinion as to the prices at which the CNB Bancshares common stock or the Fifth Third common stock will actually trade at any time.


     - The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by CNB Bancshares board nor does it address the board's decision to proceed with the merger.

     - The DLJ opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.


     In arriving at its opinion, DLJ, among other things:

     - Reviewed the affiliation agreement and its exhibits.

     - Reviewed financial and other information that was publicly available or furnished to DLJ by CNB Bancshares, including earnings estimates as reported by the Institutional Brokers Estimate Service (commonly referred to as "I/B/E/S"), and other information that was provided during discussions with CNB Bancshares and Fifth Third management. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     - Compared certain financial and securities data of CNB Bancshares and Fifth Third with various other companies whose securities are traded in public markets.

     - Reviewed the historical stock prices and trading volumes of CNB Bancshares common stock and Fifth Third common stock.

     - Reviewed prices and premiums paid in certain other business combinations involving bank holding companies.

     - Conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     - Was not requested to, nor did it, solicit the interest of any other party in acquiring CNB Bancshares.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was otherwise reviewed by DLJ. With respect to the financial projections used in its analysis, DLJ assumed that they did not materially differ from the best currently available estimates and judgments of the management of CNB Bancshares and Fifth Third as to the future operating and financial performance of CNB Bancshares, Fifth Third or the combined company.

     DLJ is not an expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses. DLJ has relied upon CNB Bancshares' valuation of the loan portfolio and loan allowances. DLJ has not independently verified and has assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of CNB Bancshares and Fifth Third at March 31, 1999 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and it did not conduct a physical inspection of any of the properties or facilities of CNB Bancshares or Fifth Third, and it did not make any independent evaluation or appraisal of the assets, liabilities or prospects of CNB Bancshares or Fifth Third, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering its opinion, DLJ understands that the merger is conditioned upon, among other things, receipt of opinions to the effect that the merger will qualify for treatment as a tax-free reorganization and as a pooling-of-interests for accounting purposes. DLJ has been advised by CNB Bancshares and has assumed that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the merger, and DLJ has assumed that all conditions to the merger will be satisfied and not waived.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the debt and equity securities of companies, including CNB Bancshares and Fifth Third, for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in those securities. DLJ has performed investment banking and other services for each of CNB Bancshares and Fifth Third in the past and has been compensated for such services.

     CNB Bancshares has agreed to pay DLJ a transaction fee of $12,000,000 which is contingent upon consummation of the merger and payable in cash at the closing of the merger. CNB Bancshares has agreed to indemnify DLJ against various liabilities, including certain liabilities under the federal securities laws.


     The following is a summary of the material financial analyses DLJ used in connection with providing its opinion to the CNB Bancshares board on June 15, 1999, and does not purport to be a complete description of the analyses performed by DLJ. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about June 15, 1999, and is not necessarily indicative of current market conditions. In connection with its written opinion dated the date of this document, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, DLJ did not utilize any method of analysis in addition to those described below. You should understand that the order of analyses (and results thereof) described do not represent relative importance or weight given to these analyses (or results thereof) by DLJ. This summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT THAT ACCOMPANIES THEM.


     FIFTH THIRD BUSINESS REVIEW. DLJ described the overall highlights of and recent developments within Fifth Third's banking franchise and the diverse business lines comprising Fifth Third's franchise. DLJ also reviewed selected five-year historical consolidated financial information of Fifth Third in order to assess Fifth Third's historical performance. DLJ also reviewed Fifth Third's operating profitability and growth performance during the period. In addition, DLJ reviewed:

     - Fifth Third's deposit market share, based on the dollar value of deposits, in the states in which Fifth Third operates;

     - Research analysts' recommendations with respect to the Fifth Third common stock;

     - Fifth Third's acquisition history of banks and branches, including an analysis of the prices paid for these acquisitions and the effect of recent selected acquisitions on the value of Fifth Third's common stock;

     - Fifth Third's loan portfolio and deposit portfolio compositions in percentage terms; and

     - Selected trading and ownership statistics related to Fifth Third common stock.

     PRO FORMA MERGER ANALYSIS. DLJ analyzed the pro forma impact of the merger on the combined company's market capitalization, total assets and net income (excluding any synergies); loan portfolio contribution; deposit base contribution; noninterest income contribution; market share, based on the dollar value of deposits in the states in which Fifth Third operates, the states in which CNB Bancshares operates and the states in which both entities operate; profitability; capitalization; and credit quality.

     DLJ analyzed the pro forma financial impact of the merger on Fifth Third's diluted earnings per share on a GAAP basis both with and without estimated synergies, on the book value per share and the tangible book value per share. For purposes of these analyses, DLJ assumed that the merger would close in the fourth quarter of 1999. DLJ used median I/B/E/S earnings estimates for Fifth Third and CNB Bancshares for 1999 and 2000 and median I/B/E/S estimated long-term earnings growth rates for later years. DLJ's analyses of the merger from Fifth Third's perspective showed that the merger, compared to the continued operation of Fifth Third on a stand-alone basis, would be accretive to Fifth Third's GAAP estimated earnings per share through 2001 and accretive to Fifth Third's book value per share and tangible book value per share.

     HISTORICAL STOCK PRICE PERFORMANCE ANALYSIS. DLJ compared the daily closing price per share of Fifth Third common stock and CNB Bancshares common stock for the one-year and three-year periods ended June 15, 1999. For each company, DLJ also compared the ratio of closing stock price on June 15, 1999 to the 52-week high and low prices. DLJ noted that Fifth Third's common stock closing price of $67.625 on June 15, 1999 represented 89.6% of the 52-week high price and 137.3% of the 52-week low price. CNB Bancshares' common stock closing price of $41.4375 on June 15, 1999 represented 82.5% of the 52-week high price and 108.9% of the 52-week low price.

     COMPARABLE COMPANY ANALYSIS. DLJ compared selected operating and stock market results of Fifth Third and CNB Bancshares to publicly available information for peer companies that DLJ selected and deemed to be relevant. The Fifth Third peer group, which included selected commercial banks with estimated I/B/E/S long-term growth rates in excess of 12.0%, consisted of:

     - Firstar Corporation

     - Northern Trust Corporation

     - State Street Corporation

     - Synovus Financial Corporation

     The CNB Bancshares peer group, which included selected Midwest based commercial banks with comparable business lines and asset size to that of CNB Bancshares, consisted of:

     - Associated Banc-Corp

     - Commerce Bancshares, Inc.

     - First Midwest Bancorp, Inc.

     - FirstMerit Corporation

     - Old Kent Financial Corporation

     - Old National Bancorp

     - Provident Financial Group, Inc.

     - TCF Financial Corporation

     In addition, DLJ analyzed Fifth Third and CNB Bancshares compared to their respective peer groups, the S&P 500 Index and the S&P Regional Banking Index on the following bases:

     - Relative stock price performance for the one-year and three-year periods ended June 15, 1999;

     - One-year and two-year relative forward price-to-earnings performance in the case of CNB Bancshares;

     - One-year and three-year relative forward price-to-earnings performance in the case of Fifth Third;

     - Total returns for the year-to-date, one-year, three-year and five-year periods; and

     - A valuation analysis of Fifth Third and CNB Bancshares compared with the low, mean, median and high trading multiples, performance ratios, profitability ratios and asset quality measures of the peer groups discussed above.

     The following table compares selected information derived by DLJ for Fifth Third, CNB Bancshares, the median of the Fifth Third peer group and the median of the CNB Bancshares peer group:

                                                                 PRICING MULTIPLES
                                            -----------------------------------------------------------
                                            PRICE / 1999   PRICE / 2000    PRICE /     PRICE / TANGIBLE
                                              EARNINGS       EARNINGS     BOOK VALUE      BOOK VALUE
-------------------------------------------------------------------------------------------------------
Fifth Third...............................      28.8x          25.5x         5.45x           6.13x
CNB Bancshares............................      14.8           13.4          2.81            3.06
Fifth Third Peer Group Median.............      25.2           22.3          5.03            5.58
CNB Bancshares Peer Group Median..........      15.3           13.8          2.56            2.68
-------------------------------------------------------------------------------------------------------

                                                          OPERATING STATISTICS
                                            ------------------------------------------------
                                                         NORMALIZED
                                            NORMALIZED   RETURN ON                 FEE BASED
                                            RETURN ON      COMMON     EFFICIENCY    REVENUE
                                              ASSETS       EQUITY       RATIO        RATIO
--------------------------------------------------------------------------------------------
Fifth Third...............................     1.88%        18.1%        40.4%       37.8%
CNB Bancshares............................     1.39         18.4         52.9        30.2
Fifth Third Peer Group Median.............     1.44         20.4         63.9        61.9
CNB Bancshares Peer Group Median..........     1.42         16.7         58.6        31.2
--------------------------------------------------------------------------------------------

     DISCOUNTED DIVIDEND ANALYSIS. DLJ performed a discounted dividend analysis to estimate a range of present values per share of CNB Bancshares common stock and Fifth Third common stock assuming each entity continued to operate as a stand-alone entity. The discounted dividend analysis for CNB Bancshares was conducted with and without applying estimated synergies; the discounted dividend analysis for Fifth Third was conducted without applying estimated synergies. DLJ also performed a further pro forma analysis to estimate the range of present values per share of Fifth Third common stock based on the pro forma combined company, which was conducted with and without applying estimated synergies. These ranges were determined by adding the present value of the estimated future dividend stream that each entity could generate through December 31, 2004 and the present value of the "terminal value" of each entities' common stock at December 31, 2004.


     DLJ determined the range of present values per share of CNB Bancshares and Fifth Third common stock using the terminal year multiples and discount rates that DLJ viewed as appropriate for companies with their risk characteristics. DLJ used median I/B/E/S earnings estimates for 1999 and 2000. For periods after 2000, earnings were grown at median I/B/E/S estimated long-term growth rates, adjusted to reflect an assumed constant ratio of tangible common equity to assets as DLJ viewed appropriate. DLJ used a range of discount rates from 8.2% to 12.2% for CNB Bancshares based on CNB Bancshares' cost of capital under classical capital asset pricing model ("CAPM") theory and a range of terminal values from 11.6x to 15.6x based on CNB Bancshares' forward twelve month cash price/earnings multiple. Based on these assumptions, the stand-alone present value (as of June 15, 1999) of CNB Bancshares common stock without synergies ranged from $35.01 to $51.94 per share. Using management assumptions provided to DLJ as it prepared its analyses with respect to merger synergies (including the phase-in period for achieving cost savings, no revenue enhancements and 1% deposit runoffs), the stand-alone present value (as of June 15, 1999) of CNB Bancshares common stock with synergies ranged from $40.29 to $60.69 per share. DLJ used a range of discount rates from 12.3% to 16.3% for Fifth Third based on Fifth Third's cost of capital under classical CAPM theory and a range of terminal values from 24.1x to 28.1x based on Fifth Third's forward twelve month cash price/earnings multiple. Based on these assumptions, the stand-alone present value (as of June 15, 1999) of Fifth Third common stock without synergies ranged from $57.24 to $79.21 per share. Using management assumptions provided to DLJ as it prepared its analyses with respect to merger synergies (including the phase-in period for achieving cost savings, no revenue enhancements and 1% deposit runoffs), the present value (as of June 15, 1999) of Fifth Third common stock, on a pro forma combined basis with synergies, ranged from $62.17 to $85.01 per share. These ranges of present values for Fifth Third common stock implied values per share of CNB Bancshares common stock, based on the exchange ratio of .8825 shares of Fifth Third common stock per share of CNB Bancshares common stock, of $50.51 to $69.90 per share (excluding synergies) and $54.86 to $75.02 per share (including synergies).

     The discounted dividend analyses do not necessarily indicate actual values or actual future results. They do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Dividend discount analysis is a widely used valuation method, but the results of this method are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, multiples to terminal stock prices and discount rates.

     COMPARABLE TRANSACTIONS ANALYSIS. DLJ analyzed publicly available financial, operating and stock market information for the merger and for 13 selected comparable domestic commercial bank merger transactions greater than $800 million in transaction value. DLJ divided these transactions into the following two groups:

          MIDWEST TRANSACTIONS: Midwest Transactions are comparable transactions between bank holding companies operating primarily in the Midwest region of the U.S. The transactions in this group were:

        - Firstar Corporation/Mercantile Bancorp, Inc.

        - Union Planters Corporation/Magna Group, Inc.

        - Regions Financial Corporation/First Commercial Corporation

        - National City Corporation/Fort Wayne National Corporation

        - Huntington Bancshares, Inc./First Michigan Bank Corporation

        - Mercantile Bancorp, Inc./Mark Twain Bancshares, Inc.

          NATIONWIDE TRANSACTIONS: Nationwide Transactions are comparable transactions between bank holding companies operating in multiple regions or throughout the entire U.S. The transactions in this group were:

        - Zions Bancorporation/First Security Corporation

        - AmSouth Bancorporation/First American Corporation

        - Firstar Corporation/Mercantile Bancorp, Inc.

        - Union Planters Corporation/Magna Group, Inc.

        - Regions Financial Corporation/First Commercial Corporation

        - National City Corporation/Fort Wayne National Corporation

        - First American Corporation/Deposit Guaranty Corporation

        - Bank One Corporation/First Commerce Corporation

        - First Union Corporation/Signet Banking Corporation

        - Wachovia Corporation/Central Fidelity Banks, Inc.

        - Huntington Bancshares, Inc./First Michigan Bank Corporation

        - Allied Irish Banks, plc/Dauphin Deposit Corporation

     In each case, the shareholders of the second-named company (comparable to CNB Bancshares in the merger) received stock of the first-named company (comparable to Fifth Third in the merger) in the transaction. The following table compares information derived by DLJ on June 15, 1999 about the merger and these selected transactions:


                                                    SELECTED TRANSACTION
                                                   -----------------------
                                                       RANGE        MEDIAN    THE MERGER
----------------------------------------------------------------------------------------
MIDWEST TRANSACTIONS
Ratio of implied offer price to:
  Market price one month prior to announcement...   1.06x - 1.46x    1.20x       1.47x
  Reported book value per share(1)...............   2.81  - 3.97     3.07        3.32
  Reported tangible book value per share(1)......   2.87  - 4.46     3.84        3.54
  Last 12 months earnings per share..............   16.0  - 30.9     23.7        24.1
  Estimated current fiscal year earnings per
     share.......................................   14.0  - 23.2     21.1        21.3
  Estimated current fiscal year +1 earnings per
     share.......................................   12.7  - 21.2     19.8        19.3
NATIONWIDE TRANSACTIONS
Ratio of implied offer price to:
  Market price one month prior to announcement...   1.06x - 1.69x    1.37x       1.47x
  Reported book value per share(1)...............   2.39  - 4.19     3.39        3.32
  Reported tangible book value per share(1)......   2.46  - 5.41     3.83        3.54
  Last 12 months earnings per share..............   19.4  - 30.9     23.4        24.1
  Estimated current fiscal year earnings per
     share.......................................   17.7  - 27.5     21.1        21.3
  Estimated current fiscal year +1 earnings per
     share.......................................   16.5  - 26.5     18.8        19.3
----------------------------------------------------------------------------------------

    (1) Multiples presented under "The Merger" assume conversion of $172.5 million in convertible trust preferred securities into 3,336,150 shares of common stock.

     CONTRIBUTION ANALYSIS. DLJ computed the contributions of CNB Bancshares and Fifth Third to various elements of the combined company's income statement, balance sheet and market capitalization, excluding estimated synergies. Projected earnings were based on median I/B/E/S earnings estimates and median I/B/E/S long-term growth rate estimates. The following table compares the pro forma ownership of CNB Bancshares and Fifth Third shareholders in the combined company based upon the exchange ratio of .8825 shares of Fifth Third common stock per share of CNB Bancshares common stock with each company's respective contribution to each element of this analysis:

                                                      PRO FORMA           PRO FORMA
                                                     FIFTH THIRD        CNB BANCSHARES
                                                   OWNERSHIP IN THE    OWNERSHIP IN THE
                                                   COMBINED COMPANY    COMBINED COMPANY
---------------------------------------------------------------------------------------
IMPLIED PRO FORMA OWNERSHIP......................        89.2%               10.8%

                                                     FIFTH THIRD        CNB BANCSHARES
                                                   CONTRIBUTION TO     CONTRIBUTION TO
                                                   COMBINED COMPANY    COMBINED COMPANY
---------------------------------------------------------------------------------------
INCOME STATEMENT
12 months normalized net income at March 31,
  1999...........................................        85.6%               14.4%
Estimated 1999 net income........................        85.7                14.3
Estimated 2000 net income........................        85.9                14.1

BALANCE SHEET AS OF MARCH 31, 1999
Total loans......................................        83.0%               17.0%
Total assets.....................................        81.0                19.0
Total deposits...................................        80.1                19.9
Total tangible equity............................        82.3                17.7
Total equity.....................................        83.0                17.0

MARKET CAPITALIZATION BASED ON:
June 15, 1999 closing price......................        92.3%                7.7%
---------------------------------------------------------------------------------------


     IMPLIED HISTORICAL VALUATION OF CONSIDERATION RECEIVED. DLJ calculated the implied value per share of CNB Bancshares common stock (based on the applying the fixed exchange ratio of .8825 shares of Fifth Third common stock per share of CNB Bancshares common stock to Fifth Third's closing stock price) on June 15, 1999 and compared it to the implied value during other various periods of time. The implied value of CNB Bancshares common stock on June 15, 1999 was $59.68, compared to: (1) an average year-to-date value per share of $60.87; (2) an average three-month value per share of $61.55; (3) a 30 trading day average value per share of $61.29; and (4) a five trading day average value per share of $59.43, in each case as of June 15, 1999.


     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore it is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses summarized above, without considering these analyses as a whole, could create an incomplete view of the processes underlying DLJ's opinion. In arriving at its fairness determination, DLJ considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, DLJ made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all those analyses. In addition, in performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to CNB Bancshares or Fifth Third or the merger. The analyses were prepared solely for purposes of DLJ providing its opinions to the CNB Bancshares board as to the fairness, from a financial point of view, of the consideration to be received by CNB Bancshares shareholders, pursuant to the affiliation agreement, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results do not necessarily indicate actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CNB Bancshares, Fifth Third, DLJ or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, DLJ's June 15, 1999 opinion to the CNB Bancshares board was among many factors taken into consideration by the CNB Bancshares board in making its determination to approve the affiliation agreement. Consequently, the analyses described above should not be viewed as determinative of the CNB Bancshares board's or CNB Bancshares management's opinion with respect to the value of CNB Bancshares or a combination of CNB Bancshares and Fifth Third, or of whether the CNB Bancshares board or CNB Bancshares management would have been willing to agree to a different amount of consideration. CNB Bancshares placed no limits on the scope of the analysis performed, or opinion expressed, by DLJ.

FEDERAL INCOME TAX CONSEQUENCES

     Fifth Third will receive an opinion from Cleary, Gottlieb, Steen & Hamilton, that, for federal income tax purposes: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (2) accordingly, no gain or loss will be recognized by Fifth Third as a result of the merger.

     CNB Bancshares will receive an opinion from Lewis, Rice & Fingersh, L.C., that, for federal income tax purposes: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (2) that, (a) no gain or loss will be recognized by CNB Bancshares as a result of the merger and (b) no gain or loss will be recognized by shareholders of CNB Bancshares who receive Fifth Third common stock in exchange for shares of CNB Bancshares common stock, except for cash received in lieu of fractional shares.

     In rendering their opinions, Cleary, Gottlieb, Steen & Hamilton and Lewis, Rice & Fingersh, L.C. will rely upon certain representations contained in letters from Fifth Third and CNB Bancshares delivered for purposes of the opinions. The opinions will also be based on the assumptions that the merger will be completed in accordance with the provisions of the affiliation agreement, that the merger will qualify as a statutory merger under state law, that the representations made by Fifth Third and CNB Bancshares in the affiliation agreement are accurate and that the facts set out herein are accurate. An opinion of counsel only represents counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor CNB Bancshares has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

     Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

     - the aggregate adjusted federal income tax basis of the Fifth Third common stock (including a fractional share interest in Fifth Third common stock deemed received and redeemed, as described below) received by a CNB Bancshares shareholder who receives Fifth Third common stock in exchange for CNB Bancshares common stock pursuant to the terms of the affiliation agreement will be, in each instance, the same as the aggregate adjusted federal income tax basis of the CNB Bancshares common stock surrendered in exchange therefor;

     - the holding period of the Fifth Third common stock received (including any fractional share interest in Fifth Third common stock deemed received and redeemed, as described below) by a CNB Bancshares shareholder will include, in each case, the period during which the CNB Bancshares common stock surrendered in exchange therefor was held, provided that the CNB Bancshares common stock was held as a capital asset by the shareholder on the date of the exchange; and

     - a holder of CNB Bancshares common stock who receives cash in lieu of a fractional share of Fifth Third common stock will be treated as having received such fractional share interest and then as having received cash in redemption of such fraction share interest and will, in general, recognize capital gain on the excess of the amount received for the fractional share over the shareholder's adjusted basis in the fractional share.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion is not a comprehensive description of all of the tax consequences that may be relevant to a holder of CNB Bancshares common stock or shares of Fifth Third common stock, and does not include tax consequences that arise from rules of general application to all taxpayers or to some classes of taxpayers or that are generally assumed to be known by investors. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for CNB Bancshares common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States). No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign, and other tax laws.

     The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

     You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

ACCOUNTING TREATMENT

     The merger is intended to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of CNB Bancshares will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of CNB Bancshares will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     The shares of Fifth Third common stock to be issued to shareholders of CNB Bancshares in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of CNB Bancshares or Fifth Third at the time of the special meeting. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder at the time of the special meeting.

     Rule 145 under the Securities Act restricts the public sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of CNB Bancshares who do not become affiliates of Fifth Third may publicly resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

     - the number of shares sold in any three month period is limited to the greater of (1) one percent of Fifth Third's shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, or (2) any trust or estate in which the affiliate or person listed in (1) collectively owns ten percent or more of the beneficial interest or of which any of these persons serves as trustee or executor, or (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least 10% of an equity interest, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the one-year period, affiliates of CNB Bancshares who are not affiliates of Fifth Third may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior twelve-month period.

     If Fifth Third has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of CNB Bancshares who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor have expired.

     The affiliation agreement provides that CNB Bancshares will use its best efforts to cause each director, executive officer and other person who is deemed by CNB Bancshares to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of CNB Bancshares to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act and to ensure that the merger will qualify as a pooling-of-interests. Under that agreement, among other things, affiliates of CNB Bancshares may not dispose of any shares received in the merger during the period beginning 30 days before the effective time of the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published.

     Fifth Third has agreed to use its best efforts to cause each person who may be deemed an affiliate of it to execute and deliver to Fifth Third a letter intended to ensure that the merger will qualify as a pooling-of-interests.

     Fifth Third has also agreed, subject to certain conditions, to cause the Fifth Third board of directors to adopt a resolution providing that, to the extent that any directors and executive officers of CNB Bancshares who will become affiliates of Fifth Third would be deemed, for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, to have "acquired" shares and/or options to purchase shares of Fifth Third common stock as a result of the merger, such "acquisitions" are intended to be exempt from liability under
Section 16(b) of the Exchange Act. The CNB Bancshares board of directors likewise expects to adopt a resolution providing that, to the extent that any directors and executive officers of CNB Bancshares would be deemed, for purposes of Section 16(b) of the Exchange Act, to have "sold" their CNB Bancshares common stock and options to purchase CNB Bancshares common stock as a result of the merger, such "sales" are intended to be exempt from liability under Section 16(b) of the Exchange Act.

NO DISSENTER'S RIGHTS

     Holders of CNB Bancshares common stock are not entitled to dissenter's rights under the Indiana Business Corporation Law in connection with the merger.

                       TERMS OF THE AFFILIATION AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Fifth Third and CNB Bancshares have made numerous representations and warranties to each other relating to, among other things, the following:

     - their incorporation, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the affiliation agreement and the stock option agreement and the absence of violations;

     - tax and accounting treatment;

     - compliance with laws and regulations;

     - their year 2000 plans;

     - the absence of material changes since December 31, 1998;

     - their SEC and other regulatory filings; and

     - their financial statements.

     The affiliation agreement also contains, among other things, representations and warranties of CNB Bancshares relating to employee benefit matters, the non-applicability of anti-takeover provisions and certain material contracts of CNB Bancshares and a representation and warranty by Fifth Third that the shares of Fifth Third common stock issued in the merger will be duly and validly issued, fully-paid and non-assessable.

     No representations or warranties made by either CNB Bancshares or Fifth Third will survive beyond the effective time of the merger.

CONDUCT PENDING MERGER

     The affiliation agreement provides that CNB Bancshares and its subsidiaries, and the officers, directors, financial or legal advisors of CNB Bancshares and its subsidiaries will not, directly or indirectly: (1) take any action to solicit, initiate or encourage any "Acquisition Proposal" or (2) engage in negotiations with, or disclose any nonpublic information relating to CNB Bancshares or any of its subsidiaries or afford access to the properties, books or records of CNB Bancshares or any of its subsidiaries to, any person that may be considering making, or has made, an "Acquisition Proposal," except as necessary to permit the directors of CNB Bancshares to exercise their fiduciary duties. An "Acquisition Proposal" is defined as any offer or proposal for, or any indication of interest in:

     - a purchase or other acquisition (including a merger, consolidation or share exchange) of beneficial ownership of securities representing 10% or more of the voting power of CNB Bancshares or more than 25% of any significant subsidiary of CNB Bancshares;

     - a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of CNB Bancshares or all or a substantial portion of the assets or deposits of any significant subsidiary of CNB Bancshares;

     - a merger or consolidation, or any similar transaction, involving CNB Bancshares or any significant subsidiary of CNB Bancshares; or

     - any substantially similar transaction.

     CNB Bancshares shall promptly notify Fifth Third of the identity of the person making an Acquisition Proposal or request for information and the material terms of the proposal or request. CNB Bancshares will also keep Fifth Third fully and currently informed of the status and details of any such Acquisition Proposal or request and any related discussions or negotiations.

     In addition, CNB Bancshares has agreed that prior to the effective time of the merger, CNB Bancshares and its subsidiaries will be operated in the ordinary course of business and will give Fifth Third and Fifth Third's representatives reasonable access during business hours to its books, records and properties. In addition, without Fifth Third's prior written consent, neither CNB Bancshares nor its subsidiaries will, among other things:

     - make any changes in its articles of incorporation, bylaws or corporate structures;

     - issue any additional shares of CNB Bancshares common stock or other equity securities other than: (1) pursuant to the exercise of options granted prior to the date of the affiliation agreement, (2) pursuant to the issuance of permissible stock dividends (as specified below), (3) upon conversion of CNB Bancshares' convertible debentures, (4) pursuant to CNB Bancshares' dividend reinvestment plan or (5) pursuant to certain benefit plans;

     - issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

     - repurchase any equity securities, other than the repurchase of shares of CNB Bancshares common stock in accordance with past practice and in compliance with applicable law and the safe harbor provisions of Rule 10b-18 of the Exchange Act;

     - make any material changes in its method of business operations;

     - make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $500,000 (except for certain scheduled capital expenditures);

     - make, or enter into or renew any agreement for services to be provided to CNB Bancshares or its subsidiaries, or permit the automatic renewal of any such agreement, other than certain scheduled agreements, except any agreement for services having a term of not more than six months and requiring the expenditure of not more than $500,000;

     - make, declare, pay or set aside for payment any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as CNB Bancshares historically has done on its common stock and which shall not exceed $0.24 per share in the case of the dividend paid in July 1999 and $0.26 per share in the case of subsequent quarters, or be paid more frequently than once per calendar quarter, provided this covenant shall only apply to CNB Bancshares;

     - make any distributions on its stock, other than (1) stock dividends to be declared in accordance with past practice (provided that Fifth Third has been given a reasonable opportunity prior to such declaration to review and comment on any announcement with respect thereto) and (2) cash dividends, as described in the immediately preceding clause;

     - change or otherwise amend any benefit plans other than as required by law or as contemplated in the affiliation agreement;

     - provide any increases in employee salaries or benefits other than in the ordinary course of business;

     - acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies, or any material assets or liabilities outside the ordinary course of business (other than agreements existing on the date of the affiliation agreement and previously announced or scheduled);

     - sell, transfer, mortgage or otherwise dispose of or encumber any of the shares of the capital stock of the subsidiaries of CNB Bancshares which were owned by it at the date of the affiliation agreement; and

     - sell, transfer, mortgage or otherwise dispose of or encumber any other assets, except in the ordinary course of business.

     Except with the prior written consent of CNB Bancshares, the affiliation agreement provides that Fifth Third will not: (1) make any changes in its articles of incorporation or code of regulations in a manner adverse to the shareholders of CNB Bancshares; (2) make, declare, pay or set aside for payment any extraordinary cash dividends on its own stock; or (3) agree to, or make any commitment to, take any of such actions.

     The affiliation agreement also provides that CNB Bancshares and Fifth Third will coordinate the timing of the declaration and payment of dividends to ensure that each company's shareholders will receive fair dividends prior to the merger and will not receive more than one fair dividend in any quarter prior to, or the first quarter after, the merger.

CONDITIONS TO CLOSING

     The affiliation agreement and the merger must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of CNB Bancshares common stock. The merger also must be approved in writing by the Federal Reserve Board, the Indiana Department of Financial Institutions and the Michigan Financial Institutions Bureau, applications for which have been filed. Fifth Third's obligation to consummate the merger is further conditioned upon such approvals not being subject to conditions, restraints or requirements that would materially adversely reduce the anticipated economic or business benefits of the merger to Fifth Third or could reasonably be expected to have a material adverse effect on CNB Bancshares and its subsidiaries taken as a whole. No assurance can be given that the required governmental approvals will be forthcoming.

     Fifth Third's and CNB Bancshares' obligations to complete the merger are subject to additional conditions set forth in the affiliation agreement. These include: (1) the absence at the effective time of the merger of any waiting period mandated by law and any orders or injunction of any federal or state agency or court preventing, prohibiting or enjoining the transactions contemplated by the affiliation agreement, (2) Fifth Third and CNB Bancshares having received letters from Deloitte & Touche LLP stating its opinion that the merger qualifies for pooling-of-interests accounting, and (3) both institutions having performed (in all material respects) all of the obligations required of them under the affiliation agreement.

     Fifth Third's obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy of all of the representations and warranties of CNB Bancshares;

     - receipt by Fifth Third of an opinion of Cleary, Gottlieb, Steen & Hamilton to the effect that, on the basis of facts, representations and assumptions set forth in such opinion: (a) the merger constitutes a "reorganization" within the meaning of Section 368 (a) of the Internal Revenue Code, and (b) that, accordingly, no gain or loss will be recognized by Fifth Third as a result of the merger; and

     - the absence of any investigation or action by any state or federal agency having been threatened in writing or instituted seeking to enjoin or prohibit or unwind the transactions contemplated by the affiliation agreement and any governmental action or proceeding having been threatened or instituted before any court or governmental body or authority, seeking to enjoin or prohibit or unwind, the transactions contemplated by the affiliation agreement or seeking to impose material sanctions or penalties as a result thereof.

     CNB Bancshares' obligation to complete the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties; and

     - the receipt by CNB Bancshares of an opinion from Lewis, Rice & Fingersh, L.C. that, on the basis of the facts, representations and assumptions set forth in the opinion: (1) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and
       (2) that, (a) no gain or loss will be recognized by CNB Bancshares as a result of the merger and (b) no gain or loss will be recognized by shareholders of CNB Bancshares who receive Fifth Third common stock in exchange for shares of CNB Bancshares common stock, except for cash received in lieu of fractional shares.

TERMINATION; AMENDMENT; WAIVER

     The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to CNB Bancshares or by CNB Bancshares to Fifth Third in the following instances:

     - if there has been a breach of a representation or warranty or a material breach of any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and that misrepresentation, breach or failure to comply has not been cured within 30 days after receipt of written notice or is not capable of being cured, provided the party in default has no right to terminate for its own default;

     - if the merger has not been completed by April 1, 2000, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of the termination;

     - by the mutual written consent of Fifth Third and CNB Bancshares;

     - if CNB Bancshares' shareholders vote not to approve the affiliation agreement and the merger;

     - if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of the other party to effect the merger, and such non-compliance is not waived by the unaffected party; or

     - by Fifth Third if the CNB Bancshares board of directors publicly announces its withdrawal or modification in a manner adverse to Fifth Third of its favorable recommendation of the merger.

     The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective board of directors, at any time before or after approval of the affiliation agreement and the merger by CNB Bancshares' shareholders. Approval of any amendment, modification or supplement by CNB Bancshares' shareholders is not required unless this action would adversely change the consideration to be provided to CNB Bancshares' shareholders pursuant to the affiliation agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of CNB Bancshares common stock held by or for the benefit of directors and executive officers of CNB Bancshares will be canceled and converted into the right to receive shares of Fifth Third common stock on the same basis as shares held by you and the other shareholders of CNB Bancshares. In addition, directors and executive officers of CNB Bancshares may be deemed to have the following interests in the merger that are different from, or in addition to, those of you and the other shareholders of CNB Bancshares.

     CNB BANCSHARES EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENT PAYMENTS. In lieu of any other severance benefits provided in the affiliation agreement, Fifth Third will assume, upon consummation of the merger, the obligations of CNB Bancshares under all existing change-of-control and employment agreements specifically identified by CNB Bancshares. CNB Bancshares has Change-of-Control Agreements with 23 of its executive officers, including the five most highly compensated executive officers: James J. Giancola, President and Chief Executive Officer, John R. Spruill, Executive Vice President and Chief Administrative Officer, David L. Knapp, Executive Vice President, Anthony L. Guerrerio, Executive Vice President and David M. Viar, Executive Vice President and Treasurer. Each Change-of-Control Agreement provides for the payment of benefits to the executive officer if, during the "change period" specified in the Change-of-Control Agreement, he or she either voluntarily terminates his or her employment for good reason or his or her employment is terminated without cause. The "change period" for each executive varies, but generally commences six months prior to a change-of-control and terminates up to between 18 and 36 months after a change-of-control. The change period for each of the executives referred to above is 36 months.

     The termination benefits payable under the Change-of-Control Agreements are
(a) an amount equal to the executive's highest rate of base monthly pay plus one-twelfth of his or her annual incentive compensation for a period of up to three years, and (b) certain family medical, life insurance and other welfare benefits (subject to certain limitations and at the executive's cost as provided in his or her Change-of-Control Agreement). Such benefits are payable beginning on the later of the change-of-control date or the date of his or her termination of employment and continue for the number of months specified in the Change-of-Control Agreement. The number of months in the executive's payment period will be reduced by the number of months the executive remains employed by CNB Bancshares or its successor after the later of the date of the affiliation agreement or the date of the closing of the merger of CNB Bancshares and Fifth Third. No benefits are payable if the executive's employment terminates due to death or disability. Each executive may elect to reduce the amount of benefits payable under his Change-of-Control Agreement to the extent necessary to avoid excise taxes imposed under Section 4999 of the Internal Revenue Code. The execution of the affiliation agreement constituted a "change-of-control" under the Change-of-Control Agreements. The aggregate amount of benefits payable under the Change-of-Control Agreements will be approximately $12.8 million.

     FIFTH THIRD EMPLOYMENT AGREEMENTS. In the affiliation agreement, Fifth Third agreed to enter into a three year employment agreement with James J. Giancola effective upon consummation of the merger. Mr. Giancola will be employed as the chief executive officer of the surviving bank to the merger of Civitas Bank and Fifth Third Bank, Indiana. His employment agreement will provide for an annual base salary of $500,000 which may be increased annually in accordance with Fifth Third's practices for similarly situated employees. Mr. Giancola is also eligible to receive, on an annual basis during the term of the employment agreement, variable compensation in an amount up to 80% of his base salary and options to purchase between 50,000 and 80,000 shares of Fifth Third common stock pursuant to the terms of Fifth Third's stock option plan. On the effective date of the merger, Mr. Giancola will receive 47,000 shares of Fifth Third common stock, which will be restricted shares which will vest with respect to the first 25% on the six-month anniversary and 25% on each of the first three anniversaries of the merger. Vesting is also conditioned upon his remaining employed by Fifth Third on each such anniversary, provided that vesting will immediately occur upon his death, disability or any termination of his employment other than for cause. Upon Mr. Giancola's termination of employment with Fifth Third other than for cause or his resignation for good reason, he will receive for the remaining term of his contract: (1) his base salary, (2) the maximum amount of his variable compensation, and (3) the maximum amount of option shares.

     Other executive officers of CNB Bancshares who remain employed with Fifth Third will enter into agreements or arrangements with Fifth Third for such compensation and benefits as are negotiated between the parties.

     RETENTION PROGRAM. At the effective time of the merger, Fifth Third shall establish a retention program for key employees of CNB Bancshares or its subsidiaries under which certain key employees will be granted options on the effective date of the merger to purchase shares of Fifth Third common stock. The number of shares of Fifth Third common stock which will be reserved for issuance under the retention program will be 250,000 shares, subject to adjustment. These options will have an exercise price equal to their fair market value at the time of their issuance and will vest on the same schedule as those options regularly granted to Fifth Third's employees. The final determination of which employees of CNB Bancshares will participate and the amount, terms and conditions of the awards under the retention program will be determined by Fifth Third in its sole discretion.

     STOCK OPTIONS. CNB Bancshares has granted stock options to certain directors, executive officers and key employees under its various incentive stock plans, including the CNB Bancshares, Inc. 1999 Stock Incentive Plan and the CNB Bancshares, Inc. 1995 Stock Incentive Plan. Generally, stock options granted under the plans become exercisable or otherwise vest only at the date or dates provided for in the respective award grant, which generally is a minimum of six months after the date of grant. The terms of CNB Bancshares' stock incentive plans provide, however, for the immediate vesting of the stock options upon a change-of-control of CNB Bancshares. The approval of the affiliation agreement by the CNB Bancshares shareholders will constitute a change-of-control under the stock incentive plans and, therefore, all options granted thereunder which are not already vested or exercisable will become vested and exercisable at that time.

     At the effective time of the merger, all outstanding awards, options or other rights to purchase CNB Bancshares common stock under each of the stock option and incentive plans established or assumed by CNB Bancshares will become options to purchase Fifth Third common stock. The number of shares subject to these options will be adjusted to allow the holder, upon exercise, to receive shares of Fifth Third common stock calculated by multiplying the exchange ratio by the number of shares of CNB Bancshares common stock subject to the options, and the exercise price of the CNB Bancshares stock options will be adjusted by dividing the exercise price per share by the exchange ratio.


     The effect of the merger on the CNB Bancshares options held by the five most highly paid executive officers of CNB Bancshares and by all executive officers and non-employee directors as a group as of August 20, 1999 will be as follows:



                                                                           OPTIONS VESTING UPON
                                                      OPTIONS CURRENTLY       APPROVAL OF THE
NAME                                  OPTIONS HELD       EXERCISABLE       AFFILIATION AGREEMENT
----                                  ------------    -----------------    ---------------------
James J. Giancola...................    100,551             49,536                 51,015
David L. Knapp......................     67,601             42,258                 25,343
John R. Spruill.....................     50,678             25,335                 25,343
David M. Viar.......................     37,240             19,926                 17,314
Anthony L. Guerrerio................     36,000             21,000                 15,000
Other executive officers............    225,620            139,988                 85,632
                                        -------            -------               --------
All executive officers..............    517,690            298,043                219,647
Non-employee directors..............     63,450             27,400                 36,050
                                        -------            -------               --------
Total...............................    581,140            325,443                255,697
                                        =======            =======               ========


     As soon as practicable after the effective time of the merger, Fifth Third will file a registration statement with the SEC to register the shares of Fifth Third common stock issuable pursuant to these options. Holders of these options may not exercise the options until this registration statement has become effective.

     INDEMNIFICATION AND LIABILITY INSURANCE. Fifth Third will assume the obligations of CNB Bancshares or any of its subsidiaries arising under applicable Ohio, Michigan, Indiana and federal law and under CNB Bancshares' or Civitas Bank's articles of incorporation or bylaws, to indemnify each officer or director of CNB Bancshares or any of its subsidiaries or predecessors against liabilities in connection with any claim arising out of the fact that such person is or was a director or officer of CNB Bancshares or any of its subsidiaries, if such claim pertains to any matter occurring prior to the effective time of the merger, regardless of whether such claim is asserted prior to, at or after the effective time of the merger. Fifth Third's assumption of these indemnification obligations will continue for the period of the applicable statute of limitations after the effective time of the merger or, in the case of claims asserted prior to the fifth anniversary of the effective time of the merger, until such matters are finally resolved. Fifth Third also shall purchase and keep in force for a six-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by CNB Bancshares' existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the effective time of the merger, but only to the extent that this insurance may be purchased or kept in full force on commercially reasonable terms. Fifth Third and CNB Bancshares have agreed that these costs shall be commercially reasonable so long as they do not exceed 100% of the annual costs currently paid for such coverage by CNB Bancshares. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of CNB Bancshares or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that this indemnification will relate to covered actions or inactions only after the effective time of the merger.

EFFECT ON CNB BANCSHARES EMPLOYEES

     EMPLOYMENT. Fifth Third shall use its best efforts to employ as many of the employees of CNB Bancshares and its subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

     FIFTH THIRD EMPLOYEE BENEFIT PLANS. Fifth Third shall provide the employees of CNB Bancshares and its subsidiaries who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger as a group with employee benefit plans in the aggregate that are comparable in all material respects with the employee benefit plans provided to similarly situated employees of Fifth Third. Under each employee benefit plan sponsored or maintained by Fifth Third or its subsidiaries or affiliates in which these employees participate, prior service with CNB Bancshares and any of its subsidiaries (including service prior to acquisition by CNB Bancshares to the extent CNB Bancshares takes such service into account) shall be taken into account for purposes of eligibility, vesting and, with the exception of any defined benefit plan, the accrual of benefits.

     CNB BANCSHARES ASSOCIATE STOCK OPTION PLAN. CNB Bancshares has also granted stock options to its employees under its broad-based CNB Bancshares, Inc. Associate Stock Option Plan. Stock options granted under the Associate Stock Option Plan become exercisable or otherwise vest at the earlier to occur of August 1, 2001 or at such time as the closing price of a share of CNB Bancshares common stock exceeds $58.96 for each of ten consecutive trading days. The terms of the Associate Stock Option Plan provide, however, for the immediate vesting of the stock options upon a change-of-control of CNB Bancshares. The execution of the affiliation agreement constituted a change-of-control under the Associate Stock Option Plan and, therefore, all options granted thereunder which were not already vested or exercisable became vested and exercisable on June 16, 1999, the date that the affiliation agreement was executed by CNB Bancshares and Fifth Third.

     CNB BANCSHARES EMPLOYEE BENEFIT PLANS. All participants in the defined benefits plans maintained by CNB Bancshares shall become 100% vested as of the effective time of the merger. With respect to any other CNB Bancshares' benefit plan that provides for the vesting of benefits, there will be no discretionary acceleration of vesting without Fifth Third's consent; provided, however, that a benefit plan which, pursuant to its terms, provides for an acceleration of vesting upon a change of control of CNB Bancshares, shall accelerate as of the effective time of the merger or any other date as provided in such plan.

     Fifth Third will continue to maintain: (1) the retiree health plan maintained by CNB Bancshares for specified individuals, and (2) the health plan for specified disabled employees, and/or merge such plans with the retiree medical plans provided by Fifth Third.

     Bonuses will be paid by CNB Bancshares in its Cash Bonus Plan at a rate of 8% of compensation for the calendar year 1999. CNB Bancshares' Short Term Incentive Plan distributions for the calendar year 1999 will be made at the maximum level permitted under the plan. Employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are terminated on or after the date of the affiliation agreement and before January 1, 2000, will receive a pro-rata portion of the Cash Bonus Plan and/or Short Term Incentive Plan distribution they otherwise would have received for the calendar year 1999. Bonuses and distributions under the Short Term Incentive Plan will be paid on or before December 31, 1999.

     The amount of the surplus in the CNB Bancshares defined benefit plan will be calculated on a plan termination basis, as of the effective time of the merger, as mutually agreed by CNB Bancshares' and Fifth Third's actuaries. An amount equal to 50% (subject to adjustment) of the surplus in excess of $6,000,000 will be used to provide enhanced benefits for: (1) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are employed by Fifth Third on December 31, 2000, and (2) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are involuntarily terminated on or after the date of the affiliation agreement and prior to December 31, 2000. The enhanced benefits will be payable within the defined benefit plan and the nature of those benefits will be determined by the management of CNB Bancshares subject to the approval of Fifth Third.

     SEVERANCE. The affiliation agreement provides for the payment of severance amounts to employees of CNB Bancshares who do not have an employment or severance agreement under certain conditions upon termination of employment or specific other circumstances. Those amounts will be equal to two weeks of pay for each year of service, with a minimum of four weeks of pay and up to a maximum of 26 weeks of pay, plus any earned but not paid vacation pay.

     With respect to any employee of CNB Bancshares or subsidiaries of CNB Bancshares who is not employed by Fifth Third or one of its subsidiaries or affiliates as of the effective time of the merger, Fifth Third shall be responsible for providing continuation coverage to such employee (and his or her dependents), as required by COBRA. With respect to any former employee of CNB Bancshares or its subsidiaries (or their dependents) who is receiving continuation coverage under COBRA as of the effective time of the merger, Fifth Third shall be responsible to maintain such continuation coverage in compliance with COBRA.

                      TERMS OF THE STOCK OPTION AGREEMENT

     As an inducement and condition to Fifth Third's willingness to enter into the affiliation agreement, CNB Bancshares entered into a stock option agreement with Fifth Third. The following description of the stock option agreement is qualified in its entirety by reference to the text of the stock option agreement, a copy of which is attached hereto as Annex B and which is incorporated herein by reference.

     Pursuant to the stock option agreement, CNB Bancshares granted Fifth Third an option which permits Fifth Third to purchase up to 6,921,479 shares of CNB Bancshares common stock, subject to adjustment in specified circumstances (up to approximately 19.9% of the number of shares of CNB Bancshares common stock outstanding at the time of exercise without giving effect to any shares subject or issued pursuant to the option). The exercise price of the option is $42.96 per share, subject to adjustment under specified circumstances.

     The option will become exercisable in whole or in part if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to CNB Bancshares prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of CNB Bancshares common stock pursuant to the option is subject to compliance with the terms of the stock option agreement and applicable law (including the receipt of necessary regulatory approvals).

     The stock option agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions:

     - CNB Bancshares or any of its significant subsidiaries, without having received Fifth Third's prior written consent, has entered into an agreement to engage in an "Acquisition Transaction" (defined below) with any person other than Fifth Third or any of its subsidiaries or the board of directors of CNB Bancshares has recommended that the shareholders of CNB Bancshares approve or accept any "Acquisition Transaction" (other than the merger referred to in the affiliation agreement);

     - CNB Bancshares or any of its significant subsidiaries, without having received Fifth Third's prior written consent, has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Fifth Third or its subsidiaries or has authorized or engaged in, or announced its intention to authorize or engage in, any negotiations regarding an Acquisition Transaction with any person other than the Fifth Third or its subsidiaries, or the board of directors of CNB Bancshares has failed to recommend or has publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Fifth Third, its recommendation that the shareholders of CNB Bancshares approve the merger;

     - the shareholders of CNB Bancshares have voted and failed to approve the merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting has not been held in violation of the affiliation agreement if, prior to such meeting (or if such meeting has not been held or has been canceled prior to such termination), any person (other than Fifth Third or its subsidiaries) has made a proposal to CNB Bancshares or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an acquisition transaction;

     - any person other than Fifth Third, any subsidiary of Fifth Third or any significant subsidiary of CNB Bancshares acting in a fiduciary capacity in the ordinary course of its business, has acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the then outstanding shares of CNB Bancshares common stock;

     - any group, other than a group of which Fifth Third or any subsidiary of Fifth Third is a member, has been formed that beneficially owns 10% or more of the shares of the CNB Bancshares common stock then outstanding;

     - any person, other than Fifth Third or any subsidiary of Fifth Third, has made a bona fide proposal to CNB Bancshares or its shareholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

     - after a proposal is made by a third party to CNB Bancshares or its shareholders to engage in an Acquisition Transaction or such third party states its intention to make such a proposal if the affiliation agreement terminates, CNB Bancshares has willfully breached any covenant or obligation contained in the affiliation agreement and such breach would entitle Fifth Third to terminate the affiliation agreement; or

     - any person other than Fifth Third or any subsidiary of Fifth Third, other than in connection with a transaction to which Fifth Third has given its prior written consent, has filed an application with any federal or state regulatory or governmental authority for approval or notice of intention to engage in an Acquisition Transaction.

     The term "Acquisition Transaction" is defined as: (a) a merger or consolidation or any similar transaction, involving CNB Bancshares or any significant subsidiary of CNB Bancshares, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of CNB Bancshares or any of its significant subsidiaries, or (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 10% or more of the voting power of CNB Bancshares or more than 10% of any of its significant subsidiaries. The stock option agreement, however, also provides that a merger, consolidation, purchase or similar transaction involving only CNB Bancshares and one or more of its wholly-owned subsidiaries or involving only two or more of such wholly-owned subsidiaries, will not be deemed to be an Acquisition Transaction if such transaction is not entered into in violation of the terms of the affiliation agreement.

     The stock option agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (1) the acquisition by any person or group other than Fifth Third, any subsidiary of Fifth Third or any significant subsidiary of CNB Bancshares acting in a fiduciary capacity, of beneficial ownership of 25% or more of the then outstanding common stock of CNB Bancshares or (2) the occurrence of an Initial Triggering Event outlined in the first bullet point of the definition of "Initial Triggering Event" set forth above, except that references to 10% in clause (c) of the definition of "Acquisition Transaction" set forth above shall be 25%.

     The stock option agreement defines the term "Exercise Termination Event" to mean any of (1) the effective time of the merger; (2) termination of the affiliation agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Fifth Third if there has been a breach of a representation or warranty or a material breach of any covenant by CNB Bancshares with respect to the representations, warranties and covenants set forth in the affiliation agreement and such breach has not been cured within 30 days after CNB Bancshares' receipt of written notice or is not capable of being cured, provided that the breach by CNB Bancshares that gives rise to the termination by Fifth Third is willful; or
(3) the passage of 18 months (subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act) after termination of the affiliation agreement if such termination:

(a) follows or is concurrent with the occurrence of an Initial Triggering Event, or (b) is a termination of the type described in clause (2) above. Notwithstanding anything to the contrary contained in the stock option agreement, the stock option agreement shall automatically terminate upon the proper termination of the affiliation agreement by CNB Bancshares pursuant to the terms thereof as a result of a breach of a representation or warranty or a material breach of any covenant by Fifth Third with respect to the representations, warranties and covenants set forth in the affiliation agreement and such breach has not been cured within 30 days after Fifth Third's receipt of written notice or is not capable of being cured.

     If the option becomes exercisable, it may be exercised in whole or in part within 180 days following the applicable Subsequent Triggering Event, upon the written notice of such exercise to CNB Bancshares. Fifth Third's right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under
Section 16(b) of the Exchange Act. The exercise price of the option and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of CNB Bancshares.

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Fifth Third will have certain registration rights with respect to the shares of CNB Bancshares common stock issued or issuable pursuant to the option.

     The stock option agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request (delivered prior to an Exercise Termination Event), CNB Bancshares shall be obligated to repurchase the option and all or any part of the shares received upon the full or partial exercise of the option from the holder thereof. Such repurchase of the option shall be at a price equal to the amount by which the "Market/Offer Price" exceeds the option price, multiplied by the number of shares for which the option may then be exercised. A repurchase of shares shall be at a price per share equal to the Market/ Offer Price.

     The term "Market/Offer Price" means the highest of (1) the price per share after June 16, 1999 at which a tender or exchange offer has been made for CNB Bancshares common stock, (2) the price per share of CNB Bancshares common stock that any third party is to pay pursuant to an agreement with CNB Bancshares, (3) the highest closing price per share of CNB Bancshares common stock as reported in the Wall Street Journal within the six-month period immediately preceding the date on which notice to repurchase is given, or (4) in the event of a sale of all or a substantial portion of CNB Bancshares' assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of CNB Bancshares common stock outstanding at the time of such sale.

     The term "Repurchase Event" is defined to mean: (1) the acquisition by any person other than Fifth Third or its subsidiaries of beneficial ownership of 50% or more of the outstanding shares of CNB Bancshares common stock or (2) the consummation of any Acquisition Transaction, except that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

     Pursuant to the terms of the stock option agreement, in the event that, prior to an Exercise Termination Event, CNB Bancshares enters into certain transactions in which CNB Bancshares is not the surviving corporation, certain fundamental changes in the capital stock of CNB Bancshares occur or CNB Bancshares sells all or substantially all of its or certain of its subsidiaries' assets, the option shall be converted into a substitute option, with terms similar to those of the option, to purchase capital stock of the entity that is the effective successor to CNB Bancshares.

     The stock option agreement provides that neither Fifth Third nor CNB Bancshares may assign any of its rights or obligations thereunder without the written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Fifth Third may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part (subject to extension in certain cases).

     Arrangements such as the stock option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The stock option agreement was entered into to accomplish these objectives. The existence of the option could significantly increase the cost to a potential acquiror of acquiring CNB Bancshares compared to the cost had the stock option agreement not been entered into. The provisions of the stock option agreement may prevent an acquiror from accounting for its acquisition of CNB Bancshares using the pooling-of-interests method of accounting. Accordingly, the stock option agreement may have the effect of discouraging or precluding offers by third parties to acquire CNB Bancshares prior to the merger, even if such persons were prepared to offer to pay consideration to CNB Bancshares' shareholders which has a higher current market price than the shares of Fifth Third common stock to be received by such holders pursuant to the affiliation agreement.

     To the best knowledge of Fifth Third and CNB Bancshares, no event giving rise to the right to exercise the option has occurred as of the date of this document.

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of nine commercial banks and one savings bank with 483 offices in Ohio, Kentucky, Indiana, Michigan, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.

     At June 30, 1999, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $31.6 billion, consolidated total deposits of $20.1 billion and consolidated total shareholders' equity of approximately $3.3 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc., Fifth Third International Company and Heartland Capital Management, Inc. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund and the Savings Association Insurance Fund.

     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)," "Honor(R)" and "Star." These networks include approximately 5,400, 42,000 and 44,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 625,000 ATMs.

     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.

     Fifth Third believes it has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 30 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger with CNB Bancshares, Fifth Third recently acquired Ashland Bankshares, Inc., Enterprise Federal Bancorp, Inc., South Florida Bank Holding Corporation and Emerald Financial Corp. and recently entered into an agreement to acquire Peoples Bank Corporation of Indianapolis.

     ASHLAND BANKSHARES, INC. On April 16, 1999, Fifth Third acquired Ashland Bankshares, Inc., a bank holding company based in Ashland, Kentucky which owns Bank of Ashland, Inc. As of December 31, 1998, Ashland had total assets of $171.1 million and total deposits of $141.4 million. Fifth Third issued approximately 1,225,000 shares of Fifth Third common stock to shareholders of Ashland in that merger. Based on the fair market value per share of Fifth Third common stock as of April 16, 1999, the closing date of this merger, these shares had an aggregate value of approximately $84.5 million. This acquisition was accounted for as a pooling-of-interests.

     ENTERPRISE FEDERAL BANCORP, INC. On May 14, 1999, Fifth Third acquired Enterprise Federal Bancorp, Inc., a savings and loan holding company based in Cincinnati, Ohio which owns Enterprise Federal Savings Bank. As of December 31, 1998, Enterprise Federal Bancorp, Inc. had total assets of $544.1 million and total deposits of $343.2 million. Fifth Third issued approximately 1,676,596 shares of Fifth Third common stock to shareholders of Enterprise in that merger. Based on the fair market value per share of Fifth Third common stock as of May 14, 1999, the closing date of this merger, these shares had an aggregate value of approximately $121.9 million. This acquisition was accounted for as a pooling-of-interests.

     SOUTH FLORIDA BANK HOLDING CORPORATION. On June 11, 1999, Fifth Third acquired South Florida Bank Holding Corporation, a bank holding company based in Ft. Myers, Florida which owns South Florida Bank. As of December 31, 1998, South Florida had total assets of $90.2 million and total deposits of $77.0 million. Fifth Third issued approximately 440,000 shares of Fifth Third common stock to shareholders of South Florida in that merger. Based on the fair market value per share of Fifth Third common stock as of June 11, 1999, the closing date of this merger, these shares had an aggregate value of approximately $28.6 million. This acquisition was accounted for as a pooling-of-interests.

     EMERALD FINANCIAL CORP. On August 6, 1999, Fifth Third acquired Emerald Financial Corp., a unitary savings and loan holding company based in Strongsville, Ohio which owns The Strongsville Savings Bank. As of March 31, 1999, Emerald had total assets of $677.1 million and total deposits of $562.4 million. Fifth Third issued approximately 3,430,000 shares of Fifth Third common stock to shareholders of Emerald in that merger. Based on the fair market value per share of Fifth Third common stock as of August 6, 1999, the closing date of this merger, these shares had an aggregate value of approximately $214.2 million. This acquisition was accounted for as a pooling-of-interests.

     PEOPLES BANK CORPORATION OF INDIANAPOLIS. On July 12, 1999, Fifth Third agreed to acquire Peoples Bank Corporation of Indianapolis, a bank holding company based in Indianapolis, Indiana which owns Peoples Bank and Trust Company. As of June 30, 1999, Peoples had total assets of $674.5 million and total deposits of $587.3 million.


     In connection with the acquisition of Peoples, shareholders of Peoples will receive 1.09 shares of Fifth Third common stock for each outstanding share of Peoples capital stock. Fifth Third expects to issue approximately 3,500,000 shares of Fifth Third common stock to shareholders of Peoples. Based on the fair market value per share of Fifth Third common stock as of August 31, 1999, these shares would have an aggregate value of approximately $231.9 million. This merger is subject to shareholder and regulatory approval. Fifth Third expects that its acquisition of Peoples will be accounted for as a pooling-of-interests and will be completed in the fourth quarter of 1999, shortly after the merger with CNB Bancshares.


ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and Current Report on Form 8-K filed with the SEC on June 17, 1999, which are incorporated into this document by reference. See "Where You Can Find More Information." More information about Fifth Third is also contained in its 1998 Annual Report to Shareholders which is available through Fifth Third's website at http://www.53.com/investor/annual.

                              CNB BANCSHARES, INC.

DESCRIPTION OF BUSINESS

     CNB Bancshares is an Indiana corporation organized in 1983 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. CNB Bancshares, with its principal office located in Evansville, Indiana is the largest bank holding company headquartered in Indiana.

     At June 30, 1999, CNB Bancshares, its affiliated bank and other subsidiaries had assets of $7.7 billion, deposits of $4.9 billion and shareholders' equity of $480 million.

     CNB Bancshares operates through its subsidiaries. CNB Bancshares' principal subsidiary is Civitas Bank, a Michigan state chartered bank headquartered in St. Joseph, Michigan, which, until April 22, 1999, was named Citizens Bank of MidAmerica. CNB Bancshares has 145 banking offices and 200 ATMs in 91 cities and towns in Indiana, Michigan, Kentucky and Illinois, where it provides a wide range of commercial banking, retail banking, trust, insurance and investment services.

     CNB Bancshares has grown significantly through over 30 acquisitions of banks and non-banks since 1986. CNB Bancshares consummated its largest acquisition to date on April 17, 1998, when it acquired Pinnacle Financial Services, Inc., a $2.1 billion bank holding company headquartered in St. Joseph, Michigan. Pinnacle, which operated 14 offices in southwestern Michigan and 30 offices in northwestern Indiana, marked CNB Bancshares' first entry into the southwestern Michigan and northwestern Indiana markets.

ADDITIONAL INFORMATION

     For more detailed information about CNB Bancshares, reference is made to the CNB Bancshares Annual Report on Form 10-K for the year ended December 31, 1998, as amended, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and Current Report on Form 8-K filed with the SEC on June 18, 1999, which are incorporated into this document by reference. See "Where You Can Find More Information." More information about CNB Bancshares is also contained in its 1998 Annual Report to Shareholders which is available through CNB Bancshares' website at www.civitasbank.com.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited Pro Forma Financial Information is based on the historical financial statements of Fifth Third and CNB Bancshares and has been prepared to illustrate the effects of the acquisitions described below.

     The unaudited pro forma balance sheet as of June 30, 1999 assumes the following transactions were consummated on June 30, 1999: (1) the merger of CNB Bancshares into Fifth Third, accounted for as pooling-of-interests, and (2) Fifth Third's acquisition of Peoples Bank Corporation of Indianapolis, accounted for as a pooling-of-interests.

     The unaudited pro forma consolidated statements of income for the six months ended June 30, 1999 and for the years ended December 31, 1998, 1997, and 1996 give effect to each of the following transactions as if such transactions had been effective during the periods shown: (1) the merger of CNB Bancshares into Fifth Third, accounted for as a pooling-of-interests, and (2) Fifth Third's acquisition of Peoples Bank Corporation of Indianapolis, accounted for as a pooling-of-interests.

     The unaudited Pro Forma Financial Information should be read in conjunction with Fifth Third's Consolidated Financial Statements and notes thereto incorporated by reference in this document and CNB Bancshares' Consolidated Financial Statements and notes thereto incorporated by reference in this document.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1999

                                             FIFTH THIRD
                                               BANCORP                    PEOPLES BANK
                                                 AND           CNB       CORPORATION OF     ADJUSTMENTS      PRO FORMA
                                             SUBSIDIARIES   BANCSHARES    INDIANAPOLIS    (1),(2),(3),(4)    COMBINED
                                             ------------   ----------   --------------   ---------------   -----------
                                                             ($000'S EXCEPT SHARES AND PER SHARE DATA)
ASSETS
  Cash and Due from Banks..................  $   703,303    $  216,192      $ 20,286         $              $   939,781
  Securities Available for Sale............    9,497,834     3,010,654       137,827                         12,646,315
  Securities Held to Maturity..............       63,505            --            --                             63,505
  Other Short-Term Investments.............      110,472        30,410         6,800                            147,682
  Loans and Leases.........................   19,440,242     4,070,983       495,352                         24,006,577
  Reserve for Credit Losses................     (284,443)      (58,039)       (8,004)                          (350,486)
                                             -----------    ----------      --------         ---------      -----------
     Net Loans and Leases..................   19,155,799     4,012,944       487,348                --       23,656,091
  Bank Premises and Equipment..............      335,396       106,150         7,666                            449,212
  Accrued Income Receivable................      265,623        62,064         4,250                            331,937
  Goodwill.................................      144,713        39,327            --                            184,040
  Premium on Purchased Deposits............      228,707            --            --                            228,707
  Mortgage Servicing Rights................       85,829        11,176           534                             97,539
  Other Assets.............................    1,037,240       206,744         9,813                          1,253,797
                                             -----------    ----------      --------         ---------      -----------
Total Assets...............................  $31,628,421    $7,695,661      $674,524         $      --      $39,998,606
                                             ===========    ==========      ========         =========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Total Deposits...........................  $20,128,840    $4,885,501      $587,291         $              $25,601,632
  Federal Funds Borrowed...................    3,239,496       278,850            --                          3,518,346
  Short-Term Bank Notes....................      125,000            --            --                            125,000
  Other Short-Term Borrowings..............    2,013,637     1,039,515        21,264                          3,074,416
  Accrued Taxes, Interest and Expenses.....      784,111        51,095         7,551                            842,757
  Other Liabilities........................      180,753            --         6,000                            186,753
  Guaranteed Preferred Beneficial Interests
     in the Corporation's Convertible
     Subordinated Debentures...............           --       172,500            --          (172,500)              --
  Long-Term Debt...........................    1,823,295       788,164            --           172,500        2,783,959
                                             -----------    ----------      --------         ---------      -----------
Total Liabilities..........................   28,295,132     7,215,625       622,106                --       36,132,863
STOCKHOLDERS' EQUITY
  Common Stock.............................      602,140        34,764        12,391            36,850          686,145
  Capital Surplus..........................      352,791       365,002                         (38,586)         679,207
  Retained Earnings........................    2,429,745       115,049        42,638                          2,587,432
  Net Unrealized Gains (Losses) on
     Securities Available for Sale.........      (46,758)      (34,779)         (875)                           (82,412)
  Treasury Stock...........................       (4,629)           --        (1,736)            1,736           (4,629)
                                             -----------    ----------      --------         ---------      -----------
Total Stockholders' Equity.................    3,333,289       480,036        52,418                --        3,865,743
                                             -----------    ----------      --------         ---------      -----------
Total Liabilities and Stockholders'
  Equity...................................  $31,628,421    $7,695,661      $674,524         $      --      $39,998,606
                                             ===========    ==========      ========         =========      ===========

---------------
(1) To record the issuance of up to 34,913,719 shares of Fifth Third common stock, $2.22 stated value, to effect the merger of CNB Bancshares, Inc. into Fifth Third Bancorp, accounted for as a pooling-of-interests.

(2) To record the issuance of up to 3,569,884 shares of Fifth Third common stock, $2.22 stated value, to effect the merger of Peoples Bank Corporation of Indianapolis into Fifth Third Bancorp, accounted for as a pooling-of-interests.

(3) To reclass Convertible Subordinated Debentures.

(4) To eliminate Treasury Stock of Peoples Corporation.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                    FIFTH THIRD                 PEOPLES BANK
                                      BANCORP                   CORPORATION    ADJUSTMENTS
                                        AND           CNB            OF         DR.(CR.)     PRO FORMA
                                    SUBSIDIARIES   BANCSHARES   INDIANAPOLIS   (3),(4),(5)    6/30/99
                                    ------------   ----------   ------------   -----------   ----------
                                                ($000'S, EXCEPT SHARES AND PER SHARE DATA)
Interest Income...................   $1,018,079     $257,791      $23,785        $           $1,299,655
Interest Expense..................      467,412      130,495       11,112          5,258        614,277
                                     ----------     --------      -------        -------     ----------
Net Interest Income...............      550,667      127,296       12,673         (5,258)       685,378
Provision for Credit Losses.......       51,021        4,951        1,000                        56,972
                                     ----------     --------      -------        -------     ----------
Net Interest Differential.........      499,646      122,345       11,673         (5,258)       628,406
OTHER OPERATING INCOME:
  Service Charges on Deposits.....       65,570       16,184        1,304                        83,058
  Other Operating Income..........      296,748       43,730        3,037                       343,515
                                     ----------     --------      -------        -------     ----------
Total Other Income................      362,318       59,914        4,341             --        426,573
OPERATING EXPENSES:
  Salaries, Wages and Benefits....      192,142       55,271        5,673                       253,086
  Equipment and Occupancy
     Expenses.....................       44,212       13,627        1,655                        59,494
  Other Operating Expenses........      151,840       38,937        1,940             --        192,717
                                     ----------     --------      -------        -------     ----------
Total Operating Expenses..........      388,194      107,835        9,268             --        505,297
Convertible Subordinated
  Debentures, net of tax..........           --        3,281           --         (3,281)            --
                                     ----------     --------      -------        -------     ----------
Earnings Before Taxes.............      473,770       71,143        6,746         (1,977)       549,682
Applicable Income Taxes...........      161,767       22,609        2,243         (1,977)       184,642
                                     ----------     --------      -------        -------     ----------
Net Income........................   $  312,003     $ 48,534      $ 4,503        $    --     $  365,040
                                     ==========     ========      =======        =======     ==========
Average Shares
  Outstanding(1),(2)..............  268,264,357                                              302,296,655
Average Diluted Shares
  Outstanding(1),(2)..............  273,822,027                                              312,305,630
Earnings per Share................         $1.16                                                  $1.21
Diluted Earnings per Share........        $1.14                                                   $1.18

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                    FIFTH THIRD                 PEOPLES BANK
                                      BANCORP                   CORPORATION    ADJUSTMENTS
                                        AND           CNB            OF         DR. (CR.)    PRO FORMA
                                    SUBSIDIARIES   BANCSHARES   INDIANAPOLIS   (3),(4),(5)      1998
                                    ------------   ----------   ------------   -----------   ----------
                                                ($000'S, EXCEPT SHARES AND PER SHARE DATA)
Interest Income...................   $2,018,677     $496,385      $47,554        $    --     $2,562,616
Interest Expense..................    1,015,853      260,121       22,601          5,476      1,304,051
                                     ----------     --------      -------        -------     ----------
Net Interest Income...............    1,002,824      236,264       24,953         (5,476)     1,258,565
Provision for Credit Losses.......      109,171       10,638        3,500                       123,309
                                     ----------     --------      -------        -------     ----------
Net Interest Differential.........      893,653      225,626       21,453         (5,476)     1,135,256
OTHER OPERATING INCOME:
  Service Charges on Deposits.....      127,095       26,672        2,893                       156,660
  Other Operating Income..........      509,099       80,062        4,088                       593,249
                                     ----------     --------      -------        -------     ----------
Total Other Income................      636,194      106,734        6,981                       749,909
OPERATING EXPENSES:
  Salaries, Wages and Benefits....      339,830      111,079       11,024                       461,933
  Equipment and Occupancy
     Expenses.....................       83,344       33,745        3,348                       120,437
  Other Operating Expenses........      380,403       87,652        4,656                       472,711
                                     ----------     --------      -------        -------     ----------
Total Operating Expenses..........      803,577      232,476       19,028                     1,055,081
Convertible Subordinated
  Debentures, net of tax..........           --        3,257           --         (3,257)            --
                                     ----------     --------      -------        -------     ----------
Earnings Before Taxes.............      726,270       96,627        9,406         (2,219)       830,084
Applicable Income Taxes...........      250,142       35,056        2,999         (2,219)       285,978
                                     ----------     --------      -------        -------     ----------
Net Income........................   $  476,128     $ 61,571      $ 6,407        $    --     $  544,106
                                     ==========     ========      =======        =======     ==========
Average Shares Outstanding
  (1),(2).........................  265,338,026                                              299,370,324
Average Diluted Shares Outstanding
  (1),(2).........................  270,673,947                                              309,157,550
Earnings per Share................        $1.80                                                   $1.82
Diluted Earnings per Share........        $1.76                                                   $1.77

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    FIFTH THIRD                 PEOPLES BANK
                                      BANCORP                   CORPORATION    ADJUSTMENTS
                                        AND           CNB            OF         DR. (CR.)    PRO FORMA
                                    SUBSIDIARIES   BANCSHARES   INDIANAPOLIS    (3), (4)        1997
                                    ------------   ----------   ------------   -----------   ----------
                                                ($000'S, EXCEPT SHARES AND PER SHARE DATA)
Interest Income...................   $1,919,083     $499,751      $39,729       $     --     $2,458,563
Interest Expense..................    1,006,833      267,206       18,119             --      1,292,158
                                     ----------     --------      -------       --------     ----------
Net Interest Income...............      912,250      232,545       21,610             --      1,166,405
Provision for Credit Losses.......       90,095       24,886        1,800             --        116,781
                                     ----------     --------      -------       --------     ----------
Net Interest Differential.........      822,155      207,659       19,810             --      1,049,624
OTHER OPERATING INCOME:
  Service Charges on Deposits.....      109,500       19,877        2,963                       132,340
  Other Operating Income..........      392,269       62,103        2,990                       457,362
                                     ----------     --------      -------       --------     ----------
Total Other Income................      501,769       81,980        5,953             --        589,702
OPERATING EXPENSES:
  Salaries, Wages and Benefits....      292,403      103,025        8,994                       404,422
  Equipment and Occupancy
     Expenses.....................       76,510       24,367        2,624                       103,501
  Other Operating Expenses........      261,595       71,467        4,851                       337,913
                                     ----------     --------      -------       --------     ----------
Total Operating Expenses..........      630,508      198,859       16,469             --        845,836
Convertible Subordinated
  Debentures, net of tax..........           --           --           --             --             --
                                     ----------     --------      -------       --------     ----------
Earnings Before Taxes.............      693,416       90,780        9,294             --        793,490
Applicable Income Taxes...........      232,558       30,906        3,016                       266,480
                                     ----------     --------      -------       --------     ----------
Net Income........................   $  460,858     $ 59,874      $ 6,278       $     --     $  527,010
                                     ==========     ========      =======       ========     ==========
Average Shares Outstanding
  (1),(2).........................  262,337,805                                              296,370,103
Average Diluted Shares Outstanding
  (1),(2).........................  266,680,650                                              305,164,253
Earnings per Share................        $1.76                                                   $1.78
Diluted Earnings per Share........        $1.73                                                   $1.73

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                   FIFTH THIRD                 PEOPLES BANK
                                     BANCORP                   CORPORATION    ADJUSTMENTS
                                       AND           CNB            OF         DR.(CR.)      PRO FORMA
                                   SUBSIDIARIES   BANCSHARES   INDIANAPOLIS     (3),(4)        1996
                                   ------------   ----------   ------------   -----------   -----------
                                                ($000'S, EXCEPT SHARES AND PER SHARE DATA)
Interest Income..................   $1,772,410     $451,728      $32,251       $     --     $ 2,256,389
Interest Expense.................      931,377      234,496       14,044                      1,179,917
                                    ----------     --------      -------       --------     -----------
Net Interest Income..............      841,033      217,232       18,207             --       1,076,472
Provision for Credit Losses......       68,382       13,283        1,125                         82,790
                                    ----------     --------      -------       --------     -----------
Net Interest Differential........      772,651      203,949       17,082             --         993,682
OTHER OPERATING INCOME:
  Service Charges on Deposits....       95,837       17,088        2,511                        115,436
  Other Operating Income.........      323,070       51,598        2,926                        377,594
                                    ----------     --------      -------       --------     -----------
Total Other Income...............      418,907       68,686        5,437             --         493,030
OPERATING EXPENSES:
  Salaries, Wages and Benefits...      280,639       90,394        8,029                        379,062
  Equipment and Occupancy........       73,051       23,130        2,612                         98,793
  Expenses Other Operating
     Expenses....................      267,964       78,416        4,153                        350,533
                                    ----------     --------      -------       --------     -----------
Total Operating Expenses.........      621,654      191,940       14,794             --         828,388
Convertible Subordinated
  Debentures, net of tax.........           --           --           --             --              --
                                    ----------     --------      -------       --------     -----------
Earnings Before Taxes............      569,904       80,695        7,725             --         658,324
Applicable Income Taxes..........      187,560       27,013        2,316                        216,889
                                    ----------     --------      -------       --------     -----------
Net Income.......................   $  382,344     $ 53,682      $ 5,409       $     --     $   441,435
                                    ==========     ========      =======       ========     ===========
Average Shares
  Outstanding(1),(2).............  263,523,075                                              297,555,373
Average Diluted Shares
  Outstanding(1),(2).............  269,443,575                                              307,927,178
Earnings per Share...............        $1.45                                                    $1.48
Diluted Earnings per Share.......        $1.42                                                    $1.43

---------------
ASSUMPTIONS
(1) The 34,913,719 shares of Fifth Third common stock issued in the CNB Bancshares transaction, accounted for as a pooling-of-interest, were issued as of January 1, 1996.

(2) The 3,569,884 shares of Fifth Third common stock issued in the Peoples Bank Corporation of Indianapolis transaction, accounted for as a pooling-of-interest, were issued as of January 1, 1996.

(3) Does not give effect to non-recurring merger related charges which will be in incurred in connection with the business combinations.

(4) Does not give effect to any cost savings which may be achieved after consummation of the business combinations.

(5) To reclass the distributions on the trust preferred securities.

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1998. This information is based on information contained in Fifth Third's 1998 Annual Report on Form 10-K for the fiscal year ended on December 31, 1998, as amended, as well as Fifth Third's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated by reference into this document. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company. Both mergers were accounted for as poolings-of-interest.

                               SIX MONTHS ENDED
                                   JUNE 30,                                 YEARS ENDED DECEMBER 31,
                            -----------------------   --------------------------------------------------------------------
                               1999         1998       1998(2)        1997         1996(1)          1995           1994
                            ----------   ----------   ----------   ----------     ----------     ----------     ----------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income...........  $1,108,079   $1,020,118   $2,018,677   $1,919,083     $1,772,410     $1,518,713     $1,195,401
Interest expense..........     467,412      527,681    1,015,853    1,006,833        931,377        825,497        558,091
                            ----------   ----------   ----------   ----------     ----------     ----------     ----------
Net interest income.......     550,667      492,437    1,002,824      912,250        841,033        693,216        637,310
Provision for credit
  losses..................      51,021       67,602      109,171       90,095         68,382         45,934         41,183
                            ----------   ----------   ----------   ----------     ----------     ----------     ----------
Net interest income after
  provision for credit
  losses..................     499,646      424,835      893,653      822,155        772,651        647,282        596,127
Other operating income....     362,318      288,385      636,194      501,769        418,907        345,391        284,614
Operating expenses........     388,194      434,344      803,577      630,508        621,654        499,564        465,723
                            ----------   ----------   ----------   ----------     ----------     ----------     ----------
Income before income
  taxes...................     473,770      278,876      726,270      693,416        569,904        493,109        415,018
Applicable income taxes...     161,767       96,885      250,142      232,558        187,560        162,662        139,393
                            ----------   ----------   ----------   ----------     ----------     ----------     ----------
Net income................  $  312,003   $  181,991   $  476,128   $  460,858     $  382,344     $  330,447     $  275,625
                            ==========   ==========   ==========   ==========     ==========     ==========     ==========
COMMON SHARE DATA:
Earnings per share........       $1.16        $0.69        $1.80        $1.76          $1.45          $1.31          $1.12
Diluted earnings per
  share...................        1.14         0.68         1.76         1.73           1.42           1.27           1.08
Cash dividends declared
  per share...............        0.40         0.34         0.71         0.56 8/9       0.48 8/9       0.42 2/3       0.35 5/9
Book value at period
  end.....................       12.29        11.49        11.91        10.52           9.56           8.23           6.97
Average shares outstanding
  (000's).................     268,264      263,836      265,338      262,338        263,523        251,863        246,722
Average diluted shares
  outstanding (000's).....     273,822      268,952      270,674      266,680        269,444        260,867        255,581

---------------
(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax, or $.09 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $407.0 million, $1.54 and $1.51, respectively.

(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $89.7 million of merger-related charges (total $106.4 million, or $.28 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $551.7 million, $2.08 and $2.04, respectively.

                                          JUNE 30,                                       DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1999          1998         1998(2)        1997         1996(1)        1995          1994
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD
  END:
Securities......................  $ 9,561,339   $ 7,990,802   $ 8,420,638   $ 8,224,475   $ 7,826,797   $ 5,683,298   $ 4,925,105
Loans and leases................   19,224,729    17,975,114    17,779,023    17,312,943    16,034,523    14,813,197    12,992,774
Assets..........................   31,628,421    28,292,682    28,921,782    27,710,673    26,076,597    22,110,700    19,399,912
Deposits........................   20,128,840    18,792,343    18,780,355    19,019,896    18,161,327    16,090,989    13,931,299
Short-term borrowings...........    5,378,133     3,935,052     3,693,927     3,650,931     3,581,173     2,064,095     2,703,054
Long-term debt and convertible
  subordinated notes............    1,823,295     1,637,185     2,288,151     1,508,683     1,199,101     1,364,438       665,791
Shareholders' equity............    3,333,289     3,077,446     3,178,522     2,762,836     2,561,335     2,102,738     1,727,115
RATIOS:
PROFITABILITY RATIOS:
Return on average assets........         2.10%         1.81%         1.93%         1.74%         1.64%         1.58%         1.54%
Return on average shareholders'
  equity........................         19.5%         18.2%         18.7%         18.4%         17.4%         17.0%         16.9%
Net interest margin.............         4.19%         3.85%         3.94%         3.84%         3.78%         3.67%         3.91%
Overhead ratio(3)...............         41.2%         42.8%         42.3%         43.3%         45.0%         46.6%         49.2%
Other operating income to total
  income(4).....................         39.6%         36.6%         38.4%         35.2%         32.9%         32.9%         31.3%
Dividend payout.................         35.1%         50.0%         40.3%         32.9%         34.3%         33.6%         32.9%
CAPITAL RATIOS:
Average shareholders' equity to
  average assets................        10.78%         9.92%        10.33%         9.48%         9.46%         9.31%         9.12%
Tier 1 risk-adjusted capital....        12.12%        11.98%        12.09%        11.19%        11.73%        11.43%        11.58%
Total risk-adjusted capital.....        14.13%        14.35%        14.22%        13.54%        14.46%        14.69%        13.70%
Tier 1 leverage.................        10.72%         9.86%        10.39%         9.50%         9.17%         9.46%         9.51%
RATIO OF EARNINGS TO FIXED
  CHARGES:(5)
Including deposit interest......         2.00x         1.52x         1.71x         1.68x         1.61x         1.59x         1.74x
Excluding deposit interest......         3.72x         3.03x         3.17x         3.37x         3.39x         3.22x         4.04x
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets..........       648.89%       305.46%       517.04%       318.95%       279.94%       248.70%       345.11%
Reserve for credit losses to
  loans and leases
  outstanding...................         1.48%         1.50%         1.50%         1.45%         1.46%         1.51%         1.55%
Net charge-offs to average loans
  and leases outstanding........         0.44%         0.49%         0.55%         0.45%         0.41%         0.23%         0.14%
Nonperforming assets to loans,
  leases and other real estate
  owned.........................         0.23%         0.49%         0.29%         0.45%         0.52%         0.61%         0.45%

---------------
(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax, or $.09 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.55%, 16.3% and 47.9%, respectively.

(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $89.7 million of merger-related charges (total $106.4 million, or $.28 per share). For comparability, including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.67%, 16.2% and 47.6%, respectively.

(3) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.

(4) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(5) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

              SELECTED HISTORICAL FINANCIAL DATA OF CNB BANCSHARES

     The following table sets forth certain historical financial data concerning CNB Bancshares. This information is based on information contained in CNB Bancshares, Inc.'s 1998 Annual Report on Form 10-K for the fiscal year ended on December 31, 1998, as well as CNB Bancshares' Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated by reference in this document.

                                      SIX MONTHS ENDED
                                          JUNE 30,                       YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                     1999(1)    1998(2)    1998(3)    1997(4)    1996(5)      1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income....................  $257,791   $245,668   $496,385   $499,751   $451,728   $387,880   $314,414
Interest expense...................   130,495    130,499    260,121    267,206    234,496    198,448    146,342
                                     --------   --------   --------   --------   --------   --------   --------
Net interest income................   127,296    115,169    236,264    232,545    217,232    189,432    168,072
Provision for credit losses........     4,951      5,077     10,638     24,886     13,283      8,349      7,538
                                     --------   --------   --------   --------   --------   --------   --------
Net interest income after provision
  for credit losses................   122,345    110,092    225,626    207,659    203,949    181,083    160,534
Other operating income.............    59,914     49,306    106,734     81,980     68,686     56,437     56,126
Operating expenses.................   107,835    137,142    232,476    198,859    191,940    157,108    146,942
                                     --------   --------   --------   --------   --------   --------   --------
Income before income taxes.........    74,424     22,256     99,884     90,780     80,695     80,412     69,718
Applicable income taxes............    22,609      9,556     35,056     30,906     27,013     27,565     23,764
Distributions(a)...................     3,281        132      3,257         --         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net income.........................  $ 48,534   $ 12,568   $ 61,571   $ 59,874   $ 53,682   $ 52,847   $ 45,954
                                     ========   ========   ========   ========   ========   ========   ========
COMMON SHARE DATA:
Earnings per share.................  $   1.38   $   0.36   $   1.74   $   1.71   $   1.54   $   1.62   $   1.41
Diluted earnings per share.........      1.34       0.36       1.73       1.69       1.52       1.59       1.39
Cash dividends declared per
  share............................      0.48       0.44       0.90       0.82       0.74       0.50       0.65
Book value at period end...........     13.81      14.37      14.85      14.66      14.10      13.75      12.35
Average shares outstanding
  (000's)..........................    35,084     35,182     35,437     34,921     34,944     32,586     32,502
Average diluted shares outstanding
  (000's)..........................    38,738     35,726     37,579     35,492     35,621     33,433     33,408

---------------
(a) Distribution pertaining to guaranteed preferred beneficial interests in CNB Bancshares' convertible subordinated debentures, net of tax.

(1) Operating expenses for the six months ended June 30, 1999 include non-recurring name change expenses of $2.4 million pretax ($1.5 million after tax, or $.04 per diluted share). For comparability, excluding the impact of the name change expenses, net income, earnings per share and diluted earnings per share would have been $50.1 million, $1.43 and $1.38, respectively.

(2) Operating expenses for the six months ended June 30, 1998 include merger related expenses of $41.3 million pretax ($30.2 million after tax, or $.84 per diluted share). For comparability, excluding the impact of the merger related expenses, net income, earnings per share and diluted earnings per share would have been $50.1 million, $1.22 and $1.20, respectively.

(3) Operating expenses for 1998 include merger related expenses of $41.3 million pretax ($30.2 million after tax, or $.80 per diluted share). For comparability, excluding the impact of the merger related expenses, net income, earnings per share and diluted earnings per share would have been $91.8 million, $2.59 and $2.53, respectively.

(4) Provision for loan losses and operating expenses for 1997 include $10.0 million and $11.1 million, respectively, of merger related charges pretax ($14.0 million after tax, or $.40 per diluted share). For comparability, excluding the impact of the merger related expenses, net income, earnings per share and diluted earnings per share would have been $73.9 million, $2.12 and $2.09, respectively.

(5) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $11.0 million pretax ($6.6 million after tax, or $.18 per diluted share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $60.3 million, $1.73 and $1.70, respectively.

                                  JUNE 30,                                    DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1999         1998         1998         1997         1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT
  PERIOD END:
Securities...............  $3,010,654   $2,219,309   $2,592,120   $2,084,928   $2,155,745   $1,611,512   $1,344,958
Loans and leases.........   4,009,603    3,693,886    3,891,269    3,987,447    3,690,944    3,227,232    3,081,314
Assets...................   7,695,661    6,660,420    7,141,797    6,596,136    6,351,785    5,576,314    4,806,175
Deposits.................   4,885,501    4,691,805    4,958,337    4,615,062    4,593,441    4,255,135    3,631,957
Short-term borrowings....   1,318,365      614,712      803,791      681,075      661,872      400,514      435,961
Long-term debt and
  convertible
  subordinated notes.....     960,664      778,361      799,259      726,658      545,968      397,270      304,020
Shareholders' equity.....     480,036      502,940      527,046      515,463      495,673      475,789      401,630
RATIOS:
PROFITABILITY RATIOS:(1)
Return on average
  assets.................        1.38%        1.31%        1.37%        1.14%        1.03%        1.05%        1.02%
Return on average
  shareholders' equity...       19.64%       16.60%       17.88%       14.83%       12.54%       12.31%       11.37%
Net interest margin......        3.94%        3.90%        4.02%        3.94%        4.04%        4.11%        4.09%
Overhead ratio(2)........        54.0%        56.0%        54.0%        59.0%        63.0%        64.0%        66.0%
Other operating income to
  total income(3)........       31.67%       29.45%       30.69%       25.56%       23.43%       21.98%       24.75%
Dividend payout..........        35.0%        99.0%        47.0%        48.0%        46.0%        33.0%        39.0%
CAPITAL RATIOS:
Average shareholders'
  equity to average
  assets.................        7.03%        7.89%        7.68%        7.71%        8.19%        8.54%        8.98%
Tier 1 risk-adjusted
  capital................       13.86%       15.15%       14.76%       11.49%       11.92%       12.70%       12.98%
Total risk-adjusted
  capital................       15.13%       16.57%       16.02%       12.73%       13.31%       14.12%       14.43%
Tier 1 leverage..........        8.75%        9.49%        9.30%        7.14%        7.34%        8.29%        8.16%
RATIO OF EARNINGS TO
  FIXED CHARGES:(4)
Including deposit
  interest...............       1.57x        1.17x        1.38x        1.34x        1.34x        1.40x        1.47x
Excluding deposit
  interest...............       2.81x        1.60x        2.39x        2.18x        2.49x        2.83x        3.69x
CREDIT QUALITY RATIOS:
Reserve for credit losses
  to nonperforming
  assets.................         161%         194%         145%         159%         114%         109%         136%
Reserve for credit losses
  to loans and leases
  outstanding............        1.45%        1.45%        1.45%        1.38%        1.25%        1.34%        1.33%
Net charge-offs to
  average loans and
  leases outstanding.....        0.16%        0.34%        0.30%        0.42%        0.36%        0.27%        0.15%
Nonperforming assets to
  loans, leases and other
  real estate owned......        1.02%        0.97%        0.99%        0.87%        1.09%        1.23%        0.97%

---------------
(1) Profitability ratios are computed on an operating earnings basis, exclusive of non-recurring name change expenses, merger related expenses and SAIF assessments for the periods presented from 1996 to 1999 and identified in notes 1 through 5 on the previous page.

(2) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(3) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(4) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                        DESCRIPTION OF CAPITAL STOCK AND
                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     Fifth Third is a corporation organized under the laws of the State of Ohio. CNB Bancshares is a corporation organized under the laws of the State of Indiana.

     Fifth Third is authorized to issue 500,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of Fifth Third preferred stock, no par value. As of June 30, 1999, Fifth Third had outstanding 271,234,131 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. Pursuant to article fourth of Fifth Third's articles of incorporation, the board of directors of Fifth Third may, without further action of its shareholders: (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.


     CNB Bancshares is authorized to issue 100,000,000 shares of CNB Bancshares common stock, no par value per share, and 2,000,000 shares of CNB Bancshares preferred stock, no par value per share. As of August 20, 1999, CNB Bancshares had outstanding 34,567,431 shares of CNB Bancshares common stock and no shares of CNB Bancshares preferred stock. Pursuant to article V, section 2 of CNB Bancshares' articles of incorporation, the board of directors of CNB Bancshares may, without further action of the shareholders, divide the CNB Bancshares preferred stock into one or more series and fix the voting powers and the designations, preferences and relative, optional and other special rights, and the qualification, limitations and restrictions of such series.


     Set forth below is a description of Fifth Third common stock and CNB Bancshares common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and Ohio law and of the articles of incorporation and bylaws of CNB Bancshares and Indiana law and are qualified in their entirety by reference to these documents.

VOTING RIGHTS

     Holders of both Fifth Third common stock and CNB Bancshares common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     Fifth Third's code of regulations provides for the division of its board of directors into three classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

     The CNB Bancshares board is also classified. The CNB Bancshares board is divided into three classes, each containing four directors; and the election of each class of directors constitutes a separate election. Directors serve for terms of three years and until their respective successors are duly elected and qualified, or until their prior death, resignation or removal from office. As a result of the classification of the CNB Bancshares board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the CNB Bancshares board to stand for election.

     As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of Fifth Third preferred stock, including conversion rights. Accordingly, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock. Subject to the board's fiduciary duties, Fifth Third could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Fifth Third.

     CNB Bancshares' articles of incorporation contain a similar provision that could be utilized with a similar purpose or effect. As stated above, CNB Bancshares is authorized to issue 2,000,000 shares of CNB Bancshares preferred stock, and its board of directors may designate various characteristics and rights of CNB Bancshares preferred stock, including conversion rights. Accordingly, CNB Bancshares' board of directors may authorize the conversion of shares of CNB Bancshares preferred stock into any number of shares of CNB Bancshares common stock and thus dilute the outstanding shares of CNB Bancshares common stock. Pursuant to the affiliation agreement, CNB Bancshares has agreed not to issue any shares of CNB Bancshares preferred stock.

     The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     CNB Bancshares shareholders do not have a right to vote cumulatively in the election of directors. Therefore, each share of CNB Bancshares common stock is entitled to one vote in the election of any director.

DIVIDENDS

     Holders of Fifth Third common stock and CNB Bancshares common stock are each entitled to dividends as and when declared by the respective boards of directors of each institution out of funds legally available for the payment of dividends. Fifth Third and CNB Bancshares have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective boards of directors shall determine.

     Most of the revenues of Fifth Third and CNB Bancshares available for payment of dividends derive from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a national bank, state-chartered bank or a savings association are restricted by applicable federal and state law.

     The affiliates of Fifth Third include both state and nationally chartered banks and savings banks. Under the applicable regulatory limitations, during the year 1998, the affiliates of Fifth Third could declare aggregate dividends limited to their 1998 eligible net profits, as defined, and their retained 1997 and 1996 net income, without the approval of their respective regulators. The principal regulators of these affiliates have the statutory authority to prohibit a depository institution under their supervision from paying dividends. Neither CNB Bancshares nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the

Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Fifth Third and CNB Bancshares, and their respective affiliates, may pay in the future.

PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of CNB Bancshares have preemptive rights.

RIGHTS UPON LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Fifth Third or CNB Bancshares, so long as neither corporation has issued preferred stock, the holders of Fifth Third common stock and CNB Bancshares common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fifth Third or CNB Bancshares (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third or CNB Bancshares available for distribution. If Fifth Third preferred stock or CNB Bancshares preferred stock is issued, the holders of such preferred stock may have priority over the holders of common stock in the event of liquidation or dissolution.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.

     The bylaws of CNB Bancshares provide that CNB Bancshares shall indemnify any director or officer of CNB Bancshares against any and all liability and reasonable expense that such director or officer may incur in connection with or resulting from any claim, action, suit or proceeding, or civil, criminal, administrative or investigative action, or threat thereof, by reason of such director's or officer's being or having been a director or officer of CNB Bancshares, or serving or having served at the request of CNB Bancshares as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Any such person is entitled to indemnification if either: (1) the officer or director is wholly successful in any such claim, action, suit or proceeding, or (2) the officer or director is not wholly successful but it is nevertheless determined that such officer or director acted in good faith in what he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, either said officer or director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful.

     The bylaws further provide that the CNB Bancshares board of directors may:
(1) authorize like indemnification of persons who are not directors or officers of CNB Bancshares but are employees of CNB Bancshares or are officers, directors or employees of any subsidiary of CNB Bancshares, and (2) approve indemnification of directors, officers persons to the full extent permitted by the Indiana Business Corporation Law in effect at such time.

     Section 23-1-37-9 of the Indiana Code provides for "mandatory indemnification," unless limited by the articles of incorporation, by a corporation against reasonable expenses incurred by a director who is wholly successful in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation.
Section 23-1-37-10 of the Indiana Code states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if: (1) the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required and that the director will repay the advance if it is ultimately determined that he did not meet the standard of conduct required, and (2) that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Indiana Business Corporation Law.

     CNB Bancshares' bylaws further provide, in accordance with the Indiana Business Corporation Law, that CNB Bancshares shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CNB Bancshares, or is or was serving at the request of CNB Bancshares as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not CNB Bancshares would have power to indemnify him against such liability under the bylaws or the Indiana Business Corporation Law.

     If the merger is completed, Fifth Third will assume the obligations of CNB Bancshares for the indemnification of its officers and directors.

     Neither Fifth Third nor CNB Bancshares have any additional indemnification agreements with their directors or executive officers.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. These applications must set forth the purpose or purposes of the meeting. Special meetings of CNB Bancshares' shareholders may be called at any time by the chairman of the board, the president, a majority of the directors or by the holders of 80% of all shares outstanding and entitled to vote at the meeting.

     The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Fifth Third's code of regulations. CNB Bancshares' bylaws provide that a majority of the outstanding shares entitled to vote at any meeting of shareholders shall constitute a quorum for such meeting.

QUALIFICATION OF DIRECTORS

     CNB Bancshares' bylaws provide that any person who has reached the age of 70 years as of the date of any annual shareholders meeting is not eligible for election to the CNB Bancshares board of directors and that any such person who is a director and whose term does not expire at that meeting shall resign effective as of the meeting date. Fifth Third does not have any similar provisions.

REMOVAL OF DIRECTORS

     Ohio law provides that the directors may remove any director: (1) if by order of court he has been found to be of unsound mind, or if he is adjudicated a bankrupt; or (2) if within sixty days, or within such other period of time as is prescribed in the articles or the regulations, from the date of his election he does not qualify by accepting in writing his election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or the regulations; or if, for such period as is prescribed in the articles or the regulations, he ceases to hold the required qualifications.

     Where, as in the case of Fifth Third, the shareholders have a right to vote cumulatively in the election of directors, then, unless the articles or the regulations expressly provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, all the directors, all the directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

     Fifth Third's code of regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third common stock entitled to vote thereon at a meeting of the stockholders, and the vacancy in the board of directors caused by such removal may be filled by action of the stockholders at such meeting or any subsequent meeting.

     Indiana law provides that directors may be removed in any manner provided in the articles of incorporation. Additionally, the shareholders or directors may remove one or more directors unless the articles of incorporation or bylaws provide otherwise. If a director is elected by a voting group of shareholders, only the shareholders of that group may participate in the vote to remove that director. Where, as in the case of CNB Bancshares, cumulative voting is not authorized, a director may only be removed if the votes cast to remove the director exceed the votes cast not to remove that director.

     CNB Bancshares' bylaws provide that, at a special meeting of shareholders called expressly for that purpose, any director, or the entire board of directors, may be removed from office at any time, without cause, but only by the affirmative vote of the holders of at least 80% of the shares of CNB Bancshares then entitled to vote in an election of directors. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed (1) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (2) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal. Any vacancy occurring in the CNB Bancshares board of directors for any reason, including removal with or without cause, shall be filled by a majority vote of the remaining or existing members of the CNB Bancshares board, and each such newly-appointed or newly-elected director shall serve for the remainder of the full term of the class of directors to which such director is then appointed or elected and until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal.

AMENDMENT TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

     Ohio law provides that except in certain circumstances, amendments to a corporation's articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

     Except for amendments by the Fifth Third board of directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third's articles of incorporation contain no other provisions concerning amendments.

     Indiana law provides that, unless a greater vote is required under a specific provision of the Indiana corporate law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. A corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana corporate law.

     CNB Bancshares articles of incorporation provide that, notwithstanding any other provision of its articles of incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed herein) may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of CNB Bancshares common stock then entitled to vote in an election of directors.

     Ohio law provides that the code of regulations of a corporation may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or may be amended, or new regulations may be adopted, without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, or if the articles or regulations so provide or permit, by the affirmative vote or written consent of the holders of shares entitling them to exercise a greater or lesser proportion but not less than a majority of the voting power.

     Fifth Third's code of regulations provide that, except for certain provisions regarding the election and removal of directors (which may only be amended by the vote or consent of two-thirds of the voting power of Fifth Third), the Fifth Third code of regulations may be altered, amended or repealed at a meeting held for this purpose by the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power or may be adopted without a meeting by the written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power.

     Indiana law provides that, unless the articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal the corporation's bylaws. CNB Bancshares' bylaws do not change this provision. Therefore, CNB Bancshares' bylaws may be amended or repealed by the majority vote of the CNB Bancshares board of directors. CNB Bancshares' bylaws provide that notice of any such action must be given to each director at least 10 days prior to the meeting at which the action is to submitted for consideration.

VACANCIES ON THE BOARD OF DIRECTORS

     Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director pursuant to clause (3) in "-- Removal of Directors" above, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy in the board.

     Fifth Third's code of regulations provide that, except for vacancies created by the removal of a director (which is filled as stated above in "-- Removal of Directors"), in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third board of directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum), or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of stockholders or at a special meeting called for that purpose.

     CNB Bancshares' articles of incorporation provide that any newly-created directorship resulting from an increase in the number of directors and any vacancy occurring in the CNB Bancshares board of directors for any reason, including resignation, death, incapacity, or removal with or without cause, shall be filled by a majority vote of the remaining or existing members of the CNB Bancshares board, and each such newly-appointed or newly-elected director shall serve for the remainder of the full term of the class of directors to which such director is then appointed or elected and until his successor shall have been elected and shall qualify, or until his earlier death, resignation or removal.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AT MEETINGS OF SHAREHOLDERS

     The bylaws of CNB Bancshares provide that nominations for the election of directors, other than those made by or on behalf of existing management, shall be made in writing and shall be delivered or mailed to the Chairman of the Board of CNB Bancshares not less than 14 nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nominations shall be mailed or delivered not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Fifth Third does not have any similar provisions.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor CNB Bancshares common stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. As described below, CNB Bancshares' bylaws authorize the redemption of certain "control shares" in some circumstances. Shares of Fifth Third common stock issued to shareholders of CNB Bancshares pursuant to the affiliation agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE-OF-CONTROL PROVISIONS

     The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change-of-control of Fifth Third. Fifth Third's classified board of directors may also make it more difficult for a shareholder to acquire immediate control of Fifth Third. Additionally, Ohio law contains provisions which would also make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33 1/3%, and a majority.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the Ohio issuing public corporation; or (3) any employee who is also a director of the Ohio issuing public corporation. "Interested shares" also include shares of the Ohio issuing public corporation common stock that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either: (a) the aggregate consideration paid by such person, and any person acting in concert with him for such shares of the Ohio issuing public corporation common stock exceeds

$250,000, or (b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation common stock.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in a certain transactions with an interested shareholder for a period of three years following the date on which the person become an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

     The transactions restricted by Chapter 1704 include:

          - any merger, consolidation, combination, or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

          - certain transfers of property, dividends, and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

          - certain transactions which (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or
            (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

     After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     OHIO TENDER OFFER PROCEDURES. Ohio law also provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

     The articles of incorporation and bylaws of CNB Bancshares also contain various provisions which could make more difficult a change-in-control of CNB Bancshares or discourage a tender offer or other plan to restructure CNB Bancshares. The ability of CNB Bancshares to issue shares of CNB Bancshares preferred stock may have the effect of delaying, deferring or preventing a change-in-control of CNB Bancshares. CNB Bancshares' classified board of directors may also make it more difficult for a shareholder to acquire immediate control of CNB Bancshares. Additionally, Indiana law contains provisions which would also make more difficult a change-of-control of CNB Bancshares or discourage a tender offer or other plan to restructure CNB Bancshares. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     INDIANA CONTROL SHARE ACQUISITION ACT. Section 23-1-42-5 of the Indiana Code provides that "control shares" of an "issuing public corporation" acquired in a "control share acquisition" have only such voting rights as are conferred by Section 23-1-42-9 of the Indiana Code. "Control shares" are defined as shares that, except for the Indiana Control Share Acquisition Act, would have voting power with respect to shares of an Indiana issuing public corporation that, when added to all other shares of the Indiana issuing public corporation such person owns or may vote, would entitle that person immediately after the acquisition of the shares (either directly or indirectly, alone or part of a group), to exercise voting power in the election of directors within any of the following ranges: more than 20%, more than 33 1/3%, and a majority. A "control share acquisition" is defined as the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Among other things, the acquisition of shares of an Indiana issuing public corporation pursuant to a merger effected in compliance with Section 23-1-40 of the Indiana Code is not a "control share acquisition" if the Indiana issuing public corporation is a party to the agreement of merger.

     Any person, however, who does propose to make or has made a control share acquisition may deliver an acquiring person statement to the issuing public corporation disclosing the identity of such person and the number of shares such person has acquired and may request a special meeting of the Indiana issuing public corporation's shareholder to determine the voting rights to be accorded to the shares acquired in the control share acquisition. Within 10 days after receiving the acquiring person statement, the directors of the Indiana issuing public corporation must call a special meeting of its shareholders which is to be held within 50 days after receipt of the request. If no request is made, the voting rights to be accorded to the shares acquired in the control share acquisition will be presented to the next annual or special meeting of shareholders.

     To be approved, a resolution determining the voting rights of shares acquired in a control share acquisition must be approved by: (1) each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that voting group, and (2) each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group excluding all "interested shares." "Interested shares" are defined as shares in respect of which any of the following persons may exercise or direct the voting power in the election of directors: (a) an acquiring person or member of a group with respect to a control share acquisition, (b) any officer of the Indiana issuing public corporation, or (c) any employee of the Indiana issuing public corporation who is also a director.

     If control shares of an Indiana issuing public corporation acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, then all shareholders of the Indiana issuing public corporation are entitled to dissenters' rights as provided in the Indiana Control Share Acquisition Act.

     If authorized pursuant to a corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the Indiana issuing public corporation pursuant to the procedures adopted by the corporation. If an acquiring person statement has been filed, the control shares are not subject to redemption unless they are not accorded full voting rights by the shareholders. CNB Bancshares' bylaws authorize the redemption of control shares.

     Because CNB Bancshares is a party to the affiliation agreement and the merger will be effected in compliance with Section 23-1-40 of the Indiana Code, the merger is not subject to the Indiana Control Share Acquisition Act.

     INDIANA BUSINESS COMBINATIONS. Indiana law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana corporate law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana corporate law is effective even if all parties should subsequently decide that they wish to engage in the business combination.

     CNB Bancshares articles of incorporation also include a "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of CNB Bancshares' or its subsidiaries' total assets to any person or entity beneficially owning directly or indirectly more than 10% of CNB Bancshares' outstanding voting stock, or affiliates or associates of such an entity, may not be consummated without the approval of holders of at least 80% of CNB Bancshares' voting stock, unless either: (1) the transaction is approved by a majority of the members of the CNB Bancshares board of directors who are not affiliated with the 10% shareholder, or (2) the transaction meets certain minimum (fair price) price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana corporate law would govern the transaction).

     INDIANA TAKEOVER OFFER PROCEDURES. Indiana law also provides that a person may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company's equity securities unless, before making the takeover offer, such offeror files certain information with the Indiana Securities Commissioner and provides such information to the target company and the offerees. The statute provides that no takeover offer may be made which is not made to all offerees holding the same class of equity securities of the target company on substantially equivalent terms. No shares may be purchased or paid for pursuant to the takeover offer within the first 20 business days after the offer is made.

     The Indiana Securities Commissioner must hold a hearing on the takeover offer within 20 business days after the required statement is filed. Following the hearing and within 20 business days after a statement is filed, the Indiana Securities Commissioner may prohibit the purchase of the shares tendered in response to the takeover offer or condition their purchase if the commissioner finds that: (1) the takeover statement fails to provide full and fair disclosure to the offerees of all material information concerning the takeover offer, or
(2) the takeover offer is not made to all offerees of the same class of equity securities of the target company on substantially equivalent terms.

     The statute also provides that an offeror may not acquire any equity security of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of that equity security is also afforded, at the time of that acquisition, a reasonable opportunity to dispose of that security to the offeror on substantially equivalent terms.

     The statute does not apply to a transaction if the target company is a bank holding company and the proposed transaction requires federal regulatory approval. Accordingly, this provision does not apply to the merger.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

     Ohio law provides that a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following: (1) the interests of the corporation's employees, suppliers, creditors, and customers; (2) the economy of the state and nation;
(3) community and societal considerations; and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Indiana law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana corporate law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana corporate law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. Indiana law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both CNB Bancshares and Fifth Third and their subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of their adoption on the business of CNB Bancshares or Fifth Third and their subsidiaries.

                      REGULATION OF FINANCIAL INSTITUTIONS

     The following is a discussion of some of the regulatory requirements applicable to bank holding companies and banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, banks and savings banks, Fifth Third, CNB Bancshares and each of their respective subsidiaries are also governed by the corporate law of their state of incorporation to the extent these laws do not conflict with the laws specifically governing bank holding companies, banks and savings banks.

HOLDING COMPANY REGULATION

     As bank holding companies, Fifth Third and CNB Bancshares are registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires that the Federal Reserve Board must first approve a bank holding company's acquisition of substantially all of the assets of any bank, or acquisition of ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company would own or control directly or indirectly, more than 5% of the voting shares of such bank.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

CAPITAL REQUIREMENTS

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state non-member banks, respectively. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to 8% of assets, weighted by risk. Banking organizations must have at least 4% Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require institutions to have a minimum leverage ratio (Tier 1 capital to average assets) of 4%.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

     Fifth Third, and each of its subsidiary depository institutions, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of June 30, 1999, Fifth Third had a leverage ratio of 10.27%, its Tier 1 risk-based capital ratio was 12.13% and its total risk-based capital ratio was 14.13%.

     CNB Bancshares and Civitas Bank are in compliance with both the current leverage ratios and the final risk-based capital standards. As of June 30, 1999, CNB Bancshares had a leverage ratio of 8.75%, its risk-based Tier 1 capital ratio was 13.86% and its total risk-based capital ratio was 15.13%.

REGULATION OF BANKS

     The operations of the subsidiary banks of Fifth Third and CNB Bancshares are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks must be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, are subject to regulation and examination by each agency. Federal savings banks are subject to the supervision and regulation of the Office of Thrift Supervision. State-chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, in the case of
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

banks chartered in Michigan, by the Michigan Department of Consumer & Industry Services, Financial Institutions Bureau, and in the case of banks chartered in Florida, the Florida Department of Banking and Finance.

                                 LEGAL MATTERS

     Certain federal income tax consequences of the merger will be passed upon for CNB Bancshares by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Counsel employed by Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of CNB Bancshares in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will render its opinion to Fifth Third with respect to certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements of Fifth Third incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of CNB Bancshares incorporated in this document by reference from CNB Bancshares' Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Fifth Third and CNB Bancshares file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third and CNB Bancshares at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's and CNB Bancshares' reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.

     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to CNB Bancshares shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of CNB Bancshares for the special meeting.

     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

     The SEC allows Fifth Third and CNB Bancshares to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the other document.

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

     This document incorporates by reference the documents set forth below:

  FIFTH THIRD SEC FILINGS:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

     - Fifth Third's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     - Fifth Third's Current Report on Form 8-K filed with the SEC on June 17, 1999; and

     - Fifth Third's Proxy Statement dated February 9, 1999.

  CNB BANCSHARES SEC FILINGS:

     - CNB Bancshares' Annual Report on Form 10-K for the year ended December 31, 1998, as amended;

     - CNB Bancshares' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     - CNB Bancshares' Current Report on Form 8-K filed with the SEC on June 18, 1999; and

     - CNB Bancshares' Proxy Statement dated March 22, 1999.

     Additional documents that Fifth Third and CNB Bancshares may file with the SEC between the date of this Document and the date of the special meeting of CNB Bancshares' shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


     Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300), as relates to Fifth Third, and from David L. Knapp, Secretary, CNB Bancshares, Inc., 20 N.W. Third Street, Evansville, Indiana 47739 (telephone number: (812) 456-3400; e-mail: shareholders@civitasbank.com) as it relates to CNB Bancshares. In order to ensure timely delivery of the documents, any request should be made by October 7, 1999.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED SEPTEMBER   , 1999.
SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


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                                                                         ANNEX A

                             AFFILIATION AGREEMENT

                                    BETWEEN

                              FIFTH THIRD BANCORP

                                      AND

                              CNB BANCSHARES, INC.

                               TABLE OF CONTENTS

ARTICLE I.
MODE OF EFFECTUATING CONVERSION OF SHARES; EFFECTS OF THE
  MERGER.........................................................   A-5
A.   THE MERGER..................................................   A-5
B.   TREATMENT OF FIFTH THIRD STOCK..............................   A-5
C.   TREATMENT OF CNB BANCSHARES STOCK...........................   A-6
D.   TREATMENT OF CNB BANCSHARES OPTIONS.........................   A-6
E.   EXCHANGE PROCEDURES.........................................   A-7
F.   ADJUSTMENTS TO EXCHANGE RATIO...............................   A-8
G.   CONVERTIBLE DEBENTURES......................................   A-8
H.   EFFECTIVENESS OF MERGER; SURVIVING CORPORATION..............   A-9
I.   ARTICLES OF THE SURVIVING CORPORATION.......................   A-9
J.   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........   A-9
K.   REGULATIONS OF THE SURVIVING CORPORATION....................   A-9
L.   EFFECTS OF THE MERGER.......................................   A-9
M.   FURTHER ACTIONS.............................................   A-9
N.   FILING OF DOCUMENTS.........................................   A-9
O.   TAX AND ACCOUNTING TREATMENT................................  A-10
P.   NO DISSENTERS' RIGHTS.......................................  A-10
Q.   CONSOLIDATION OF ENTITIES; CHANGES TO FORM OF MERGER........  A-10
R.   PLAN OR ARTICLES OF MERGER..................................  A-10
S.   DISCLOSURE SCHEDULE; STANDARD...............................  A-10

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF CNB BANCSHARES.................  A-11
A.   ORGANIZATION; CAPITALIZATION; SUBSIDIARIES..................  A-11
B.   BANK SUBSIDIARY.............................................  A-12
C.   FINANCIAL STATEMENTS; REGULATORY REPORTS....................  A-12
D.   TITLE TO PROPERTIES.........................................  A-13
E.   NO MATERIAL ADVERSE EFFECT..................................  A-13
F.   LITIGATION; REGULATORY ACTION...............................  A-13
G.   ORDINARY COURSE OF BUSINESS.................................  A-14
H.   TAXES; ACCOUNTING...........................................  A-14
I.   CONTRACTS...................................................  A-14
J.   LOAN LOSSES.................................................  A-15
K.   BROKER......................................................  A-15
L.   BOARD APPROVAL; CORPORATE AUTHORITY; NO BREACH..............  A-15
M.   ARTICLES AND BY-LAWS........................................  A-16
N.   COMPLIANCE WITH LAW.........................................  A-16
O.   INTENTIONALLY OMITTED.......................................  A-16
P.   ENVIRONMENTAL MATTERS.......................................  A-16
Q.   EMPLOYMENT MATTERS..........................................  A-17
R.   INVESTMENT PORTFOLIO........................................  A-20
S.   ANTI-TAKEOVER PROVISIONS; NO IMPEDIMENTS....................  A-20
T.   DERIVATIVE INSTRUMENTS......................................  A-20
U.   YEAR 2000...................................................  A-20

V.         FAIRNESS OPINION......................................................................................       A-20
W.         TRANSACTIONS WITH AFFILIATES..........................................................................       A-21
X.         EXPIRATION OF REPRESENTATIONS AND WARRANTIES..........................................................       A-21

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD....................................................................       A-21
A.         ORGANIZATION..........................................................................................       A-21
B.         CAPITALIZATION........................................................................................       A-21
C.         INTENTIONALLY OMITTED.................................................................................       A-21
D.         DUE ISSUANCE..........................................................................................       A-21
E.         FINANCIAL STATEMENTS..................................................................................       A-21
F.         NO MATERIAL ADVERSE EFFECT............................................................................       A-22
G.         BOARD APPROVAL; CORPORATE AUTHORITY; NO BREACH........................................................       A-22
H.         ARTICLES AND REGULATIONS..............................................................................       A-23
I.         COMPLIANCE WITH LAW...................................................................................       A-23
J.         SEC FILINGS; REGULATORY REPORTS.......................................................................       A-23
K.         LITIGATION; REGULATORY ACTION.........................................................................       A-23
L.         LOAN LOSSES...........................................................................................       A-24
M.         TAX RETURNS...........................................................................................       A-24
N.         BROKER................................................................................................       A-24
O.         INVESTMENT PORTFOLIO..................................................................................       A-24
P.         TAXES; ACCOUNTING.....................................................................................       A-24
Q.         YEAR 2000.............................................................................................       A-24
R.         EXPIRATION OF REPRESENTATIONS AND WARRANTIES..........................................................       A-25

ARTICLE IV.
OBLIGATIONS OF CNB BANCSHARES BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME..........................
                                                                                                                        A-25
A.         SHAREHOLDERS' MEETING.................................................................................       A-25
B.         NO SOLICITATION.......................................................................................       A-25
C.         VALUATION ADJUSTMENT..................................................................................       A-26
D.         OPERATIONS IN THE ORDINARY COURSE; FORBEARANCES.......................................................       A-26

ARTICLE V.
COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS............................................................       A-27
A.         REGISTRATION STATEMENT AND PROXY STATEMENT............................................................       A-27
B.         REGULATORY APPROVALS..................................................................................       A-28
C.         REASONABLE BEST EFFORTS...............................................................................       A-28
D.         ACCESS TO INFORMATION.................................................................................       A-28
E.         EMPLOYEE BENEFIT MATTERS..............................................................................       A-29
F.         STATE TAKEOVER STATUTES...............................................................................       A-31
G.         AFFILIATES............................................................................................       A-31
H.         EXEMPTION FROM LIABILITY UNDER SECTION 16(b)..........................................................       A-31
I.         EMPLOYMENT AGREEMENT..................................................................................       A-32
J.         FORBEARANCES OF FIFTH THIRD...........................................................................       A-32
K.         COORDINATION OF DIVIDENDS.............................................................................       A-32

ARTICLE VI.
CONDITIONS PRECEDENT TO CLOSING..................................................................................       A-32
A.         CONDITIONS TO THE OBLIGATIONS OF EACH OF THE PARTIES..................................................       A-32

B.   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF FIFTH THIRD.....  A-33
     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CNB
C.   BANCSHARES..................................................  A-33

ARTICLE VII.
ADDITIONAL COVENANTS.............................................  A-34
A.   BANK MERGER.................................................  A-34
B.   EMPLOYMENT ARRANGEMENTS.....................................  A-34
C.   DIRECTOR, OFFICER AND EMPLOYEE INDEMNIFICATION..............  A-35
D.   NOTICES.....................................................  A-36
E.   ENTIRE AGREEMENT............................................  A-36
F.   ELECTRONIC FUNDS TRANSFERS..................................  A-36
G.   PRESS RELEASES..............................................  A-37
H.   EXPENSES....................................................  A-37
I.   ADVICE OF CHANGES...........................................  A-37
J.   TAX AND ACCOUNTING TREATMENT................................  A-37
K.   ENFORCEMENT OF THIS AGREEMENT...............................  A-37

ARTICLE VIII.
TERMINATION......................................................  A-37
A.   BASES FOR TERMINATION.......................................  A-37
B.   EFFECT OF TERMINATION.......................................  A-38

ARTICLE IX.
CLOSING AND EFFECTIVE TIME.......................................  A-38

ARTICLE X.
AMENDMENT........................................................  A-39

ARTICLE XI.
GENERAL..........................................................  A-39

ARTICLE XII.
COUNTERPARTS.....................................................  A-39

APPENDIX A  OPTION AGREEMENT

APPENDIX B  FORM OF CNB BANCSHARES AFFILIATE LETTER

APPENDIX C  FORM OF FIFTH THIRD AFFILIATE LETTER

                             AFFILIATION AGREEMENT

     This Affiliation Agreement (this "Agreement") dated as of June 16, 1999 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and CNB BANCSHARES, INC., a corporation organized and existing under the corporation laws of the State of Indiana, with its principal office located in Evansville, Vanderburgh County, Indiana ("CNB Bancshares").

                              W I T N E S S E T H:

     WHEREAS, Fifth Third is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended, and CNB Bancshares is a registered bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Fifth Third and CNB Bancshares desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio and the State of Indiana pursuant to which at the Effective Time (as herein defined in Article IX) CNB Bancshares will be merged with and into Fifth Third, with Fifth Third as the surviving corporation (the "Merger");

     WHEREAS, the Board of Directors of CNB Bancshares has determined that it is in the best interests of CNB Bancshares and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

     WHEREAS, the Board of Directors of Fifth Third has determined that it is in the best interests of Fifth Third and its stockholders to consummate the Merger, subject to the terms and conditions set forth herein;

     WHEREAS, under the terms of this Agreement each share of Common Stock, no par value per share, of CNB Bancshares (the "CNB Bancshares Common Stock"), which is issued and outstanding (excluding any treasury shares) immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and converted into shares of Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement;

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and for pooling-of-interests accounting treatment;

     WHEREAS, as an inducement and condition to, and concurrently with, the execution of, this Agreement, Fifth Third and CNB Bancshares are entering into a stock option agreement (the "Option Agreement") in the form attached hereto as Appendix A;

     WHEREAS, prior to the date hereof, the Board of Directors of CNB Bancshares has approved, adopted and recommended this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, and has approved (including for purposes of Chapter 42 and Chapter 43 of the Indiana Business Corporation Law (the "IBCL")) the Option Agreement, upon the terms and subject to the conditions set forth herein and therein.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and CNB Bancshares, agree together as follows:

                                   ARTICLE I.

        MODE OF EFFECTUATING CONVERSION OF SHARES; EFFECTS OF THE MERGER

     A. The Merger. Upon the terms and conditions set forth in this Agreement, CNB Bancshares shall be merged with and into Fifth Third.

     B. Treatment of Fifth Third Stock.  At the Effective Time (as defined in
Article IX) all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. Treatment of CNB Bancshares Stock. 1. At the Effective Time, each share of CNB Bancshares Common Stock (excluding treasury shares) that is issued and outstanding immediately prior to the Effective Time will be converted by virtue of the Merger and without further action, into .8825 shares of Fifth Third Common Stock (the "Exchange Ratio"), or cash in lieu thereof for fractional shares, if any, as described in Section I.E. below, subject to adjustment as provided in Section I.F. below. At the Effective Time, all shares of CNB Bancshares Common Stock held as treasury shares and all shares of CNB Bancshares Common Stock owned by Fifth Third or any of its wholly-owned subsidiaries (other than in a fiduciary, custodial or similar capacity or owned as a result of a debt previously contracted) will be canceled and terminated and no shares of Fifth Third or other consideration will be issued in exchange therefor.

     2. At the Effective Time, all of the shares of CNB Bancshares Common Stock, whether issued or unissued (including treasury shares), will be converted as provided in this Article I, canceled and extinguished and the holders of certificated or uncertificated shares thereof shall cease to have any rights as shareholders of CNB Bancshares, other than the right to receive any dividend or other distribution with respect to such CNB Bancshares Common Stock with a record date occurring prior to the Effective Time and the right to receive the consideration provided in this Article I. After the Effective Time, there shall be no transfers on the stock transfer books of CNB Bancshares of shares of CNB Bancshares Common Stock.

     D. Treatment of CNB Bancshares Options. 1. At the Effective Time, each award, option, or other right to purchase or acquire shares of CNB Bancshares Common Stock pursuant to stock options ("CNB Bancshares Rights") granted by CNB Bancshares under the stock option plans identified in the Disclosure Schedule (as defined below) ("Stock Plan"), which are outstanding at the Effective Time, whether or not vested or exercisable, shall automatically be converted into and become options with respect to Fifth Third Common Stock, and Fifth Third shall assume each CNB Bancshares Right, in accordance with the same terms and conditions of the Stock Plan and stock option agreement by which the CNB Bancshares Right is evidenced (including the immediate vesting of such CNB Bancshares Rights if provided by the terms thereof), except from and after the Effective Time, (i) Fifth Third and its Compensation Committee shall be substituted for the Committee of CNB Bancshares' Board of Directors (including, if applicable, the entire Board of Directors of CNB Bancshares) administering such Stock Plan, (ii) each CNB Bancshares Right assumed by Fifth Third may be exercised solely for shares of Fifth Third Common Stock, (iii) the number of shares of Fifth Third Common Stock subject to such CNB Bancshares Right shall be equal to the number of shares of CNB Bancshares Common Stock subject to such CNB Bancshares Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such CNB Bancshares Right shall be adjusted by dividing the per share exercise price under each such CNB Bancshares Right by the Exchange Ratio and rounding to the nearest four decimal places. Notwithstanding, the provisions of clause (iii) of the preceding sentence, Fifth Third shall not be obligated to issue any fraction of a share of Fifth Third Common Stock upon exercise of CNB Bancshares Rights and any fraction of a share of Fifth Third Common Stock that otherwise would be subject to a converted CNB Bancshares Right shall represent the right to receive a cash payment equal to the product of such fraction and the excess, if any, of the Applicable Market Value Per Share of Fifth Third Common Stock as defined in
Section I.E. hereof over the per share exercise price of such CNB Bancshares Right (as adjusted in accordance with subparagraph (iv) of this Section I.C.2.). In addition, notwithstanding the foregoing, each CNB Bancshares Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Fifth Third agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

     2. At or prior to the Effective Time, Fifth Third shall take all corporate action necessary to reserve for issuance sufficient shares of Fifth Third Common Stock for delivery upon exercise of CNB Bancshares Rights assumed by Fifth Third in accordance with this Section.

     3. As soon as practicable after the Effective Time, Fifth Third shall deliver to each holder of CNB Bancshares Rights appropriate notices setting forth such holders' rights pursuant to the Stock Plan, and the agreements evidencing the grants of such CNB Bancshares Rights shall continue in effect on the same terms and conditions (subject to the conversion required by this Section I.C. after giving effect to the Merger and the assumption by Fifth Third as set forth above). To the extent necessary to effectuate the provisions of this Section I.C., Fifth Third shall deliver new or amended agreements reflecting the terms of each CNB Bancshares Rights assumed by Fifth Third and amend the Stock Plan to reflect the terms hereof.

     4. As soon as practicable after the Effective Time, Fifth Third shall file with the SEC a registration statement on the appropriate form with respect to the shares of Fifth Third Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and to maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

     E. Exchange Procedures. 1. After the Effective Time, each holder of a certificate or certificates for shares of CNB Bancshares Common Stock as of the Effective Time, upon surrender of the same duly transmitted to Fifth Third Trust Department, as exchange agent (the "Exchange Agent") (or in lieu of surrendering such certificates, in the case of uncertificated shares or lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of CNB Bancshares Common Stock shall have been converted by the Merger pursuant to the Exchange Ratio, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, without any interest thereon, equal in amount to the product resulting from multiplying such fraction by the per share price of Fifth Third Common Stock as reported for the NASDAQ National Market System as of the close of business on the date of the Effective Time (the "Applicable Market Value Per Share of Fifth Third Common Stock") (such certificates and cash being hereinafter collectively referred to as the "Exchange Fund"); provided, however, that if CNB Bancshares' Dividend Reinvestment Plan is merged with Fifth Third's Dividend Reinvestment Plan, the shares of CNB Bancshares Common Stock held through CNB Bancshares' Dividend Reinvestment Plan shall be converted in the Merger into whole shares and fractional shares of Fifth Third Common Stock at the Exchange Ratio and such shares shall be held through Fifth Third's Dividend Reinvestment Plan. Within seven (7) business days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each CNB Bancshares shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing CNB Bancshares Common Stock in exchange for new certificates of Fifth Third Common Stock and cash in lieu of fractional shares, or for receiving certificates of Fifth Third Common Stock and cash in lieu of fractional shares with respect to uncertificated shares of CNB Bancshares Common Stock. Until so surrendered, as applicable, each uncertificated share and outstanding certificate that prior to the Effective Time represented shares of CNB Bancshares Common Stock shall be deemed for all corporate purposes to represent the right to receive the number of full shares of Fifth Third Common Stock and cash in lieu of fractional share interests into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which CNB Bancshares Common Stock shall have been so converted shall be paid with respect to such shares only when the transmittal form shall have been validly executed and delivered (and, in the case of certificated shares, the certificate or certificates evidencing shares of CNB Bancshares Common Stock shall have been so surrendered, or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     2. Any portion of the Exchange Fund that remains unclaimed by the stockholders of CNB Bancshares for twelve months after the Effective Time shall be paid to Fifth Third. Any stockholders of CNB Bancshares who have not theretofore complied with this Section I.E. shall thereafter only look to Fifth Third for payment of the shares of CNB Bancshares Common Stock and cash in lieu of any fractional shares deliverable in respect of each share of CNB Bancshares Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CNB Bancshares Common Stock for any amount or security delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     F. Adjustments to Exchange Ratio.  1. The Exchange Ratio referred to in
Section I.C. shall be adjusted so as to give the CNB Bancshares shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, or combinations or subdivisions of Fifth Third Common Stock (each, a "Share Adjustment") effected between the date of this Agreement and the Effective Time. In particular, without limiting the foregoing, if, prior to the Effective Time, Fifth Third should effect a split, reclassification or combination of the Fifth Third Common Stock, or pay or declare a stock dividend or other stock distribution in Fifth Third Common Stock, as of a record date prior to the Effective Time, appropriate and proportionate adjustments (rounded to the nearest one-ten-thousandth of a share of Fifth Third Common Stock) will be made to the Exchange Ratio and the total number of shares of Fifth Third Common Stock to be issued in the transaction so that each shareholder of CNB Bancshares shall be entitled to receive such number of shares of Fifth Third Common Stock as such shareholder would have received pursuant to such Share Adjustment had the record date and the payment date therefor been immediately following the Effective Time of the Merger. In the event of a Share Adjustment with a record date between the date of this Agreement and the Effective Time but a payment date subsequent to the Effective Time, Fifth Third shall take all actions necessary such that on such payment date, any holder of CNB Bancshares Common Stock as of the Effective Time shall be entitled to receive such number of shares of Fifth Third Common Stock as such shareholder would have received as a result of such Share Adjustment if the record date for such Share Adjustment had been immediately after the Effective Time.

     2. If, between the date hereof and the Effective Time, Fifth Third shall consolidate with or be merged with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Fifth Third Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that each shareholder of CNB Bancshares who would be entitled to receive shares of Fifth Third Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Fifth Third Common Stock issuable to such shareholder as provided herein, the same kind and amount of securities or assets as such shareholder would have received with respect to such shares if the Merger had been consummated, and such shareholder had received shares of Fifth Third Common Stock, immediately prior to the consummation of such Business Combination.

     3. If, prior to the Effective Time, CNB Bancshares should pay or declare a stock dividend, an appropriate adjustment (rounded to the nearest one-ten-thousandth of a share of Fifth Third Common Stock) will be made to the Exchange Ratio so as to maintain (as closely as practicable) the proportional interest in Fifth Third Common Stock which the shareholders of CNB Bancshares would otherwise have received (it being understood that in the event that CNB Bancshares shall pay or declare a 5% (1-for-20) stock dividend, in keeping with CNB Bancshares' past practice, prior to the Effective Time and CNB Bancshares does not pay or declare any other stock dividend, the Exchange Ratio would be adjusted to equal .8405).

     G. Convertible Debentures. CNB Bancshares' outstanding 6% Convertible Subordinated Debentures due June 30, 2028 (the "Convertible Debentures"), issued to CNB Capital Trust I (of which CNB Bancshares is the beneficial owner of all of the beneficial ownership interests represented by common securities) shall remain outstanding, unchanged by reason of the Merger, except that, in accordance with the applicable provisions of the indenture under which the Convertible Debentures were issued, without any action on the part of the holder thereof, the Convertible Debentures shall no longer be convertible into CNB Bancshares Common Stock but shall thereafter be convertible only into the right to receive the number of shares of Fifth Third Common Stock the holder thereof would have been entitled to receive had such holder converted such

Convertible Debentures into CNB Bancshares Common Stock immediately prior to the Effective Time. At the Effective Time, Fifth Third shall expressly assume CNB Bancshares' obligations under the Convertible Debentures as required by such indenture.

     H. Effectiveness of Merger; Surviving Corporation. At the Effective Time, the Merger shall become effective, the separate existence of CNB Bancshares shall cease and CNB Bancshares shall be merged into Fifth Third (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     I. Articles of the Surviving Corporation. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     J. Directors and Officers of the Surviving Corporation. 1. The Directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with applicable law. At the first Board of Directors meeting held after the Effective Time, Fifth Third shall take all steps necessary to elect or appoint as Directors of Fifth Third three persons who are directors of CNB Bancshares on the date hereof (mutually selected by Fifth Third and CNB Bancshares prior to the Effective Time), with each of such persons to serve in a different class of the Fifth Third Board of Directors.

     2. The officers of Fifth Third who are in office at the time the Merger becomes effective shall continue as officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     K. Regulations of the Surviving Corporation. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     L. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided by the applicable provisions of the laws of Ohio and, to the extent applicable, Indiana. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of CNB Bancshares shall cease; Fifth Third as the Surviving Corporation shall possess and have title to all assets and property (including all real estate) of every description, and every interest therein, wherever located, without reversion or impairment; and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and CNB Bancshares, and all obligations owing by or due each of Fifth Third and CNB Bancshares shall be vested in, and become the obligations of, Fifth Third, without further act or deed; and all rights of creditors of each of Fifth Third and CNB Bancshares shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and CNB Bancshares shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time; and any proceeding pending against CNB Bancshares may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for CNB Bancshares.

     M. Further Actions. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of CNB Bancshares in office immediately prior to the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of CNB Bancshares and otherwise to carry out the purposes of this Agreement.

     N. Filing of Documents. A certificate or articles of merger (and, if required, this Agreement) shall be filed and/or recorded in accordance with the requirements of the laws of the States of Ohio and Indiana, respectively, as provided in Article IX. Such filing shall not be made until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully satisfied or effectively waived at the Closing contemplated by Article IX hereof.

     O. Tax and Accounting Treatment. 1. The parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

     2. The Merger is intended to qualify for pooling-of-interests accounting treatment.

     P. No Dissenters' Rights. No holder of Fifth Third Common Stock or CNB Bancshares Common Stock shall be entitled to relief as a dissenting shareholder pursuant to the IBCL, the Ohio General Corporation Law (the "OGCL") or otherwise.

     Q. Consolidation of Entities; Changes to Form of Merger. The parties agree to cooperate and take all reasonable requisite action prior to or following the Effective Time to merge or otherwise consolidate legal entities (effective at or after the Effective Time) to the extent desirable in Fifth Third's good faith judgment for commercial, regulatory or other reasons, and further agree that Fifth Third may, at any time, change the legal method of effecting the Merger (including without limitation the provisions of Article I hereof) or the contemplated merger of the Bank Subsidiary (as defined below) with and into Fifth Third Bank, Indiana on a date at or after the Effective Time to be determined by Fifth Third, with Fifth Third Bank, Indiana as the surviving corporation (the "Subsidiary Merger"), if and to the extent Fifth Third reasonably deems such change to be desirable, including, without limitation, to provide for the merger of CNB Bancshares with a wholly-owned subsidiary of Fifth Third or the merger of Civitas Bank, a Michigan banking corporation, formerly known as Citizens Bank of the MidAmerica (the "Bank Subsidiary"), with another wholly-owned subsidiary of Fifth Third; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration for the Merger to be received by the shareholders of CNB Bancshares in the Merger, (B) adversely affect the tax treatment to shareholders of CNB Bancshares, or (C) materially impede or delay receipt of any approvals referred to herein or the consummation of the transactions contemplated hereby.

     R. Plan or Articles of Merger. At the request of Fifth Third, CNB Bancshares shall enter into a separate plan of merger or articles of merger reflecting the terms hereof (including Section I.Q. hereof) for purposes of any filing required by the IBCL or the OGCL.

     S. Disclosure Schedule; Standard. 1. CNB Bancshares has delivered to Fifth Third a confidential schedule (the "Disclosure Schedule"), executed by both CNB Bancshares and Fifth Third concurrently with the delivery and execution hereof, setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II hereof, provided, however, that notwithstanding anything in this Agreement to the contrary (i) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section I.S.2., and (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CNB Bancshares that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section I.S.2.).

     2. No representation or warranty of CNB Bancshares contained in Article II hereof (other than Section II.A.1., the first sentence of Section II.A.2., Section II.E. and Section II.L.3(i)(x).) or Fifth Third contained in Article III hereof (other than Section III.F.) shall be deemed untrue or incorrect, and CNB Bancshares and Fifth Third, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warrant contained in Article II hereof, in the case of CNB Bancshares, or Article III hereof, in the case of Fifth Third, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. The representation and warranty contained in Section II.A.1. shall not be deemed untrue or incorrect, and CNB Bancshares shall not be deemed to have breached such
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representation or warranty, if such representation and warranty is untrue or incorrect only in a de minimis respect. As used herein, the term "Material Adverse Effect" means, with respect to CNB Bancshares or Fifth Third, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of CNB Bancshares and its subsidiaries taken as a whole, or Fifth Third and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either CNB Bancshares or Fifth Third to perform its obligations under this Agreement or would otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger. Except with respect to the representations and warranties of CNB Bancshares set forth in
Section II.A.1., the first sentence of Section II.A.2. and Section II.L.3(i)(x), for all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article II (other than Section II.E.) or Article III (other than Section III.F.) shall be read without regard to any reference to materiality or Material Adverse Effect set forth therein.

     3. CNB Bancshares shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article II hereof which shall have arisen between the date hereof and the Closing Date; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section VI.B.1. hereof shall have been satisfied.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF CNB BANCSHARES

     CNB Bancshares represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and subject to the standard set forth in Section I.S. except as otherwise disclosed in the Disclosure
Schedule:

     A. Organization; Capitalization; Subsidiaries. 1. CNB Bancshares (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act; (ii) is duly authorized, in all material respects, to conduct the business in which it is engaged in all material respects; (iii) has an authorized capital stock consisting entirely of 100,000,000 shares of CNB Bancshares Common Stock and 2,000,000 shares of preferred stock, no par value per share ("CNB Bancshares Preferred Stock"); (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights, contracts, understandings or commitments entitling another person to acquire (or to receive consideration based on the value of) any securities of CNB Bancshares of any kind, other than (a) 34,781,304 shares of CNB Bancshares Common Stock, which are authorized, duly issued and outstanding as of June 11, 1999 (which amount includes shares held through CNB Bancshares' Dividend Reinvestment Plan (the "Dividend Reinvestment Plan")), all of which shares are fully paid and non-assessable, (b) options to purchase a total of not more than 1,500,000 shares of CNB Bancshares Common Stock as of June 11, 1999, which were granted to and are currently held by the present and former employees, officers, Directors and advisory directors of CNB Bancshares and/or the Bank Subsidiary or other subsidiaries of CNB Bancshares, (c) 3,336,150 shares of CNB Bancshares Common Stock issuable upon conversion of the Convertible Debentures and (d) 937,005 shares issuable pursuant to certain Benefits Plans (as defined below) as set forth in the Disclosure Schedule. Since the date referred to in clause (iv) of the preceding sentence to the date hereof, CNB Bancshares has not issued any shares, except in connection with the exercise of the options referred to in clause (iv)(b), conversion of the Convertible Debentures referred to in clause (iv)(c), or under the Benefit Plans as set forth

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in the Disclosure Schedule, or any additional options. CNB Bancshares has made available to Fifth Third a correct and complete list of all options referred to in clause (iv)(b), together with the name of the holder, the exercise price, and vesting information.

     2. CNB Bancshares owns of record and beneficially free and clear of all liens and encumbrances, all of the outstanding shares of the common stock of the Bank Subsidiary, no par value per share. The Disclosure Schedule sets forth a complete and correct list of all of the CNB Bancshares' subsidiaries (the "CNB Subsidiaries"). Except for the capital stock and securities referred to in the immediately following sentence, there are no outstanding shares of capital stock or other equity securities of any such CNB Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any such CNB Subsidiary, or contracts, commitments, understandings or arrangements by which any such CNB Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the outstanding shares of capital stock or other securities evidencing ownership of the CNB Subsidiaries are validly issued, fully paid and (except as otherwise required by law) non-assessable and such shares or other securities are owned by CNB Bancshares or its wholly-owned CNB Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest with respect thereto. Other than as set forth on the Disclosure Schedule, CNB Bancshares does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, shares or equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind, other than shares, securities and interests as are not material.

     B. Bank Subsidiary. The Bank Subsidiary is duly incorporated, validly existing and in good standing as a Michigan banking corporation under the laws of the State of Michigan, and has all the requisite power and authority to conduct the banking business as now conducted by it.

     C. Financial Statements; Regulatory Reports. 1. CNB Bancshares has previously furnished to Fifth Third its audited, consolidated balance sheets, statements of income, changes in shareholders' equity and cash flows as of and at December 31, 1998, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. CNB Bancshares has made available to Fifth Third the Call Reports as filed with the applicable federal banking agency of the Bank Subsidiary as of and at December 31, 1996, 1997 and 1998. CNB Bancshares also has furnished to Fifth Third (i) its unaudited, consolidated condensed financial statements as at March 31, 1999, and for the three (3) months then ended, and (ii) the Bank Call Report as filed with the Federal Reserve Bank of the Bank Subsidiary for the quarter ended March 31, 1999. Such audited and unaudited consolidated financial statements of CNB Bancshares fairly present or will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of CNB Bancshares as of the date thereof, and for the years or periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"), consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for year-end adjustments (consisting of normal recurring accruals)). There are no material liabilities, obligations or indebtedness of CNB Bancshares or any of the CNB Subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since March 31, 1999, CNB Bancshares and the CNB Subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

     2. CNB Bancshares has made available to Fifth Third an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by CNB Bancshares with the SEC: (a) each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by CNB Bancshares or the Bank Subsidiary with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act ("CNB Bancshares Reports"), and (b) each communication mailed by CNB Bancshares to its stockholders since January 1, 1997. Since January 1, 1997, CNB Bancshares has timely
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filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report or proxy statement contained (and no registration statement, prospectus, report or proxy statement filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date. No event has occurred subsequent to December 31, 1998 which CNB Bancshares is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by CNB Bancshares to Fifth Third. Other than CNB Capital Trust I, none of the CNB Subsidiaries has any class of securities registered, or is obligated to register any class of securities, under Section 12 of the Exchange Act.

     3. CNB Bancshares and the CNB Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any applicable industry self-regulatory organization or stock exchange ("SRO") and any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and all other reports, registrations and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of CNB Bancshares and the CNB Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of CNB Bancshares, investigation into the business or operations of CNB Bancshares or the CNB Subsidiaries since January 1, 1997. To the best knowledge of CNB Bancshares, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of CNB Bancshares or the CNB Subsidiaries.

     D. Title to Properties. CNB Bancshares and the CNB Subsidiaries have good and marketable title to all of the material properties and assets reflected in CNB Bancshares statement of financial condition as at December 31, 1998, other than properties and assets sold in the ordinary course of business since that date, and each has good and marketable title to all material properties and assets acquired by it after such date (other than properties and assets subsequently sold in the ordinary course of business), subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. No Material Adverse Effect. Since December 31, 1998, no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article II or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to CNB Bancshares.

     F. Litigation; Regulatory Action. 1. There are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of CNB Bancshares, threatened against CNB Bancshares or the Bank Subsidiary which reasonably can be expected to result in any material liability or any material adverse change in the financial condition, operations or business of CNB Bancshares and the Bank Subsidiary on a consolidated or separate basis, or reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement. The Disclosure Schedule lists all pending or, to the knowledge of CNB Bancshares, threatened claims and proceedings which, in each case, seek, or could result in, damages or other amounts payable by CNB Bancshares or the CNB Subsidiaries, in excess of $1,000,000.

     2. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of CNB Bancshares, threatened against any of the Directors or officers of CNB Bancshares or the Bank Subsidiary in their capacities as such, and no Director or officer of CNB Bancshares or the Bank Subsidiary currently is being indemnified or seeking to be indemnified by either CNB Bancshares or any of the CNB Subsidiaries pursuant to applicable law or applicable articles of incorporation, bylaws or other constituent documents or any indemnity agreements.

     3. Neither CNB Bancshares nor any of the CNB Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other governmental entity, that restricts the conduct of its business or has resulted, or could reasonably be expected to result, in a liability or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each a "CNB Regulatory Agreement"), nor has CNB Bancshares or the Bank Subsidiary (a) been advised since January 1, 1996 by any Regulatory Agency or other governmental entity that it is considering issuing or requesting any such CNB Regulatory Agreement or (b) any actual knowledge of any pending or threatened regulatory investigation.

     G. Ordinary Course of Business. Except as disclosed in the CNB Bancshares Reports filed prior to the date hereof, since December 31, 1998, CNB Bancshares and the CNB Subsidiaries have each been operated in the ordinary course of business, have not made any changes in their respective capital or corporate structures, nor any material changes in their methods of business operations and have not provided any increases in employee salaries or benefits other than increases in the ordinary course of business, and have not instituted or made any announcements to institute or amend any existing employee benefit plan, policy or arrangement or any employment contract or policy. Except as disclosed in the CNB Bancshares Reports filed prior to the date hereof, since December 31, 1998 to the date hereof, CNB Bancshares has not declared or paid any dividends nor made any distributions of any other kind to its shareholders except for regular quarterly dividends not in excess of $0.24 per share.

     H. Taxes; Accounting. 1. CNB Bancshares and the Bank Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by CNB Bancshares or the Bank Subsidiary through the date hereof are complete and accurate in all material respects.

     2. CNB Bancshares has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or for pooling-of-interests accounting treatment.

     3. Since December 31, 1998, except insofar as required by a change in GAAP, there has been no material change in any material accounting methods, principles or practices of CNB Bancshares or the Bank Subsidiary.

     I. Contracts. Neither CNB Bancshares nor any of the CNB Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) as of the date hereof, with respect to the employment, termination or compensation of any directors, executive officers, employees or material consultants (other than oral contracts of employment at will or engagement of consultants which may be terminated without material penalty), (b) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with or incorporated by reference in the CNB Bancshares Reports, (c) which contains any material non-compete or exclusivity provisions with respect to any business or geographic area in which business is conducted by CNB Bancshares or any of its Significant Subsidiaries (as defined in Regulation S-X of the SEC) or which restricts the conduct of any business by CNB Bancshares or any of its Significant Subsidiaries or any geographic area in which CNB Bancshares or any of its Significant Subsidiaries may conduct business or requires exclusive referrals of any business, (d) except as contemplated by Article I hereof or as set forth in the Disclosure Schedule (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the
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benefits of which will be increased, or the funding, vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or together with any other event), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (e) which would prohibit or materially delay the consummation of the Merger. CNB Bancshares has previously made available to Fifth Third true and correct copies of all employment, termination, compensation, change of control, and similar agreements (including deferred compensation) with executive officers, key employees or material consultants which are in writing and to which CNB Bancshares or any of the CNB Subsidiaries are a party. Each contract, arrangement, commitment or understanding of the type described in this Section II.I., and every agreement relating to the Convertible Debentures, whether or not set forth in the Disclosure Schedule, is referred to herein as a "CNB Contract", and neither CNB Bancshares nor any of the CNB Subsidiaries has knowledge of, or has received notice of, any violation of any CNB Contract by it or any of the other parties thereto.

     J. Loan Losses. Since December 31, 1998, to the date hereof, except as disclosed in CNB Bancshares Reports filed prior to the date hereof, the Bank Subsidiary has not incurred any unusual or extraordinary loan losses which are material to CNB Bancshares and the CNB Subsidiaries on a consolidated basis; to the best knowledge of CNB Bancshares and in light of the Bank Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1998, its reserve for loan losses was, in the opinion of CNB Bancshares, adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

     K. Broker. Except for Donaldson, Lufkin & Jenrette Incorporated ("DLJ"), whose fee in connection with the transactions contemplated by this Agreement is disclosed in the Disclosure Schedule, neither CNB Bancshares nor any of the CNB Subsidiaries has a direct or indirect commitment to any investment banker, broker, or finder in connection with this transaction and neither has incurred or will incur any obligation for any investment banker's, broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     L. Board Approval; Corporate Authority; No Breach. 1. The Directors of CNB Bancshares, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Option Agreement and have adopted this Agreement as a "plan of merger" within the meaning of Section 23-1-40-1 of the IBCL. The Directors of CNB Bancshares have directed that the plan of merger contained in this Agreement be submitted to a vote of CNB Bancshares' shareholders at the annual or a special meeting of the shareholders to be called for that purpose.

     2. CNB Bancshares has the corporate power and authority to enter into this Agreement and the Option Agreement and to carry out its obligations hereunder and thereunder subject to required regulatory approvals and, in the case of consummation of the Merger, subject to approval by the holders of a majority of the outstanding shares of CNB Bancshares Common Stock, which is the only approval of shareholders required. This Agreement and the Option Agreement have each been duly authorized. This Agreement constitutes the valid and binding obligation of CNB Bancshares, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

     3. Neither the execution of the Agreement or the Option Agreement, nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event), (i) conflicts with, results in a breach of, violates or constitutes a default under, (x) CNB Bancshares' Restated Articles of Incorporation or Amended By-laws or, to the best knowledge of CNB Bancshares, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or (y) any agreement, arrangement, or commitment, to which CNB Bancshares or the Bank Subsidiary is subject or bound; (ii) to the knowledge of CNB Bancshares, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest

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upon any material right, property or asset belonging to CNB Bancshares or the
Bank Subsidiary; (iii) terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which CNB Bancshares or the Bank Subsidiary is a party or by which CNB Bancshares' or the Bank Subsidiary's rights, properties or assets are subject or bound; or (iv) to the knowledge of CNB Bancshares, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, CNB Bancshares or the Bank Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of clauses (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude (without limitation) agreements, arrangements or commitments having a term expiring less than twelve (12) months from the date of this Agreement or which do not require the expenditure of more than $500,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Bank Subsidiary).

     4. As of the date hereof, CNB Bancshares is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

     M. Articles and By-laws. Complete and accurate copies of the (i) Restated Articles of Incorporation and Amended By-laws of CNB Bancshares and (ii) the Articles of Incorporation and Bylaws of the Bank Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. Compliance with Law. To the knowledge of CNB Bancshares, neither CNB Bancshares nor any of the CNB Subsidiaries nor any employee, officer or Director of any of them acting in such capacity has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of, or material failure to comply with the regulatory requirements of
(i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the financial condition or operations of CNB Bancshares and the CNB Subsidiaries, and neither CNB Bancshares nor any of the CNB Subsidiaries has received notice of any violations of any of the above. To the best knowledge of CNB Bancshares, CNB Bancshares and the CNB Subsidiaries possess all licenses, franchises, permits and other authorizations necessary to continue to conduct such businesses as they are presently conducted following the Effective Time without material interference or interruption.

     O. Intentionally Omitted.

     P. Environmental Matters. 1. CNB Bancshares has no knowledge of any actions, proceedings or investigations pending before any environmental regulatory body, with respect to, or, to the knowledge of CNB Bancshares, threatened against or affecting CNB Bancshares or the Bank Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which the sole interest of CNB Bancshares or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which CNB Bancshares or the Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment", nor, to the best knowledge of CNB Bancshares after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which CNB Bancshares or the Bank Subsidiary is a plaintiff or complainant. To the knowledge of CNB Bancshares,

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neither CNB Bancshares nor the Bank Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor, to the knowledge of CNB Bancshares, is CNB Bancshares or the Bank Subsidiary liable for any material costs (as a result of the acts or omissions of CNB Bancshares or the Bank Subsidiary or, to the best knowledge of CNB Bancshares, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over CNB Bancshares or the Bank Subsidiary to prevent or minimize any actual or threatened release by CNB Bancshares or the Bank Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     2. To the best knowledge of CNB Bancshares each "facility" owned, leased or operated by CNB Bancshares or the Bank Subsidiary (but excluding any "facility" as to which the sole interest of CNB Bancshares or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which CNB Bancshares or the Bank Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a Material Adverse Effect on CNB Bancshares and the Bank Subsidiary taken as a whole.

     Q. Employment Matters. 1. Benefit Plans. The Disclosure Schedule lists the name of each Benefit Plan (as herein defined), together with an indication of the type of plan (i.e., defined benefit, defined contribution, health and welfare, etc.) and funding status (e.g., funded trust, unfunded obligation or insurance policy). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, policy, practice, arrangement or system for the benefit of employees, former employees, directors or former directors which is contributed to or maintained by CNB Bancshares or any of the CNB Subsidiaries or for which CNB Bancshares or any of the CNB Subsidiaries have any liability (contingent or otherwise) and shall include, without limitation, (a) any retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral change in control payments or benefits or incentive benefits, whether funded or unfunded, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. Through the date of this Agreement, neither CNB Bancshares nor any of the CNB Subsidiaries have made or have committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts. None of the Benefit Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     2. Predecessor Plan. The term "Benefit Plan" for all purposes of this Agreement shall include each Predecessor Plan (as herein defined). For purposes hereof, "Predecessor Plan" shall mean any plan, program, policy, practice, arrangement or system as otherwise described in Section II.Q.1. which was maintained, contributed to or resulted in liability to any predecessor employer of CNB Bancshares or any of the CNB Subsidiaries since January 1, 1996. For purposes hereof, "predecessor employer" shall mean any employer, entity or business operation acquired by CNB Bancshares or any of the CNB Subsidiaries in any type of acquisition (including, without limitation, mergers, stock acquisitions and asset acquisitions).

     3. Plan Documents, Reports and Filings. CNB Bancshares or the Bank Subsidiary has provided true, complete and correct copies of all plan documents, or, if no plan document exists, a description of such Benefit Plan, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description and any material modifications thereto, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans issued within five years of the date of this Agreement.

     4. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code (a "Qualified Benefit Plan"): (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfies the requirements of Section 401(a) of the Code, as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude, to the best knowledge of CNB Bancshares, consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) except as listed in the Disclosure Schedule, such Qualified Benefit Plan has been maintained in accordance with and continues to be in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan has been maintained in accordance with and continues to be in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) to the best knowledge of CNB Bancshares, any Qualified Benefit Plan terminated within the last five years was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) to the best knowledge of CNB Bancshares, any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter should not adversely affect the qualified and tax exempt status of such plans.

     5. General Plan Compliance. With respect to each Benefit Plan, except as noted on the Disclosure Schedule: (a) such Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been in material compliance with applicable Code provisions; and (b) such Benefit Plan has been, to the best knowledge of CNB Bancshares, operated in substantial compliance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and to the extent such Benefit Plan is a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of CNB Bancshares, operated in substantial compliance with such COBRA requirements.

     6. Prohibited Transactions. No prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     7. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of CNB Bancshares, threatened against any Benefit Plan or against CNB Bancshares or any of the CNB Subsidiaries with respect to any Benefit Plan.

     8. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities (as defined below) with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of CNB Bancshares and the Bank Subsidiary or, if not, in the Disclosure Schedule. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under GAAP in effect as of the date of this Agreement, or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential liabilities relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under
Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes CNB Bancshares or any of the CNB Subsidiaries and for which CNB Bancshares or any of the CNB Subsidiaries is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under
Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     9. Defined Benefit Pension Plan Liabilities. CNB Bancshares, the CNB Subsidiaries and any entity treated as a single employer with CNB Bancshares and any of the CNB Subsidiaries in accordance with Section 414(b), (c), (m) and (o) of the Code (hereinafter a "Controlled Group Member") (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any employee pension plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the Disclosure Schedule, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each such employee pension plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither CNB Bancshares, any of the CNB Subsidiaries nor any Controlled Group Member participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA). Except as may be otherwise contemplated hereby, no employee, former employee, plan participant or any other party (other than CNB Bancshares or the CNB Subsidiaries) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any Qualified Benefit Plan which is a defined benefit plan as defined in Section 414(j) of the Code.

     10. Third Party Plans. CNB Bancshares and the CNB Subsidiaries (a) have not incurred any asserted or, to the best knowledge of CNB Bancshares, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee, custodian, agent, investment manager or otherwise with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) which is maintained by an employer unrelated in ownership to CNB Bancshares or any of the CNB Subsidiaries, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     11. Retiree Benefits. Except as listed on the Disclosure Schedule and identified as "Retiree Liability", CNB Bancshares and the CNB Subsidiaries have no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives, except for any continuation coverage provided in accordance with COBRA.

     12. Right to Amend and Terminate. CNB Bancshares or the Bank Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that benefits accrued as of the date of amendment or termination are not reduced.

     13. Consummation of Transactions. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any benefit under any Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any person under any Plan or (iii) result in the payment of any "excess parachute payment" under
Section 280G of the Code or any other payment that is not deductible for any reason by the CNB Bancshares or any of the CNB Subsidiaries or their successors.

     R. Investment Portfolio. The investment portfolios of CNB Bancshares and the Bank Subsidiary consist in all material respects of securities in marketable form. Since December 31, 1998 to the date hereof neither CNB Bancshares nor the Bank Subsidiary has incurred any material and unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, CNB Bancshares is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of CNB Bancshares' and the Bank Subsidiary's investment portfolio on a consolidated basis.

     S. Anti-takeover Provisions; No Impediments. The Directors of CNB Bancshares have taken all requisite action (including, in the case of the provisions of Chapter 42 of the IBCL, through the amendment of CNB Bancshares' Amended By-laws) such that the freezeout, special shareholder voting and other requirements imposed by Article X of CNB Bancshares' Restated Articles of Incorporation, Article XI of CNB Bancshares' Amended By-laws, Chapter 42 and Chapter 43 of the IBCL, and the provisions of any other applicable "freezeout", "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under the laws of Indiana, are not applicable to the Merger, this Agreement, or the Option Agreement or the transactions contemplated by this Agreement and the Option Agreement. There is no agreement to which CNB Bancshares is a party which (i) prohibits or restricts CNB Bancshares' ability to perform its obligations under this Agreement or the Option Agreement, or its ability to consummate the transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement or the Option Agreement, or any provisions hereof or thereof.

     T. Derivative Instruments. All swaps, caps, floors, futures, forward contracts, option agreements, and any other derivative financial instruments, contracts or arrangements, whether entered into for CNB Bancshares' own account, or by CNB Bancshares for the account of one or more of the CNB Subsidiaries for their respective customers, were entered into (i) in the ordinary course of business, (ii) to the knowledge of CNB Bancshares, in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (iii) with counter-parties reasonably believed by CNB Bancshares to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CNB Bancshares or one of the CNB Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to CNB Bancshares. CNB Bancshares and each of the CNB Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to CNB Bancshares' knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     U. Year 2000. Neither CNB Bancshares nor any of the CNB Subsidiaries has received, nor to the knowledge of CNB Bancshares are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4,
1998). CNB Bancshares has made available to Fifth Third a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness", December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk", and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness", as such issues affect any of CNB Bancshares or the CNB Subsidiaries. Between the date of this Agreement and the Effective Time, CNB Bancshares shall use its reasonable best efforts to implement such plan.

     V. Fairness Opinion. On or before the date hereof, DLJ has delivered its opinion to CNB Bancshares' Board of Directors that the consideration to be received by the shareholders of CNB Bancshares pursuant to

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this Agreement is fair, from a financial point of view, to the holders of the
CNB Bancshares Common Stock, a true and correct form of which has been delivered to Fifth Third.

     W. Transactions with Affiliates. Except as disclosed in the CNB Bancshares Reports filed prior to the date hereof, from January 1, 1999 through the date hereof there have been no transactions, agreements, arrangements or understandings between CNB Bancshares or any of the CNB Subsidiaries, on the one hand, and the CNB Bancshares' affiliates (other than wholly-owned subsidiaries of CNB Bancshares) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     X. Expiration of Representations and Warranties. All representations and warranties contained in this Article II shall expire at the Effective Time, and, thereafter, CNB Bancshares and the Bank Subsidiary shall have no further liability or obligations with respect thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to CNB Bancshares that as of the date hereof or as of the indicated date, as appropriate, subject to the standard set forth in Section I.S.:

     A. Organization. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and Fifth Third's wholly-owned subsidiary Fifth Third Bank, Indiana, an Indiana banking corporation ("Fifth Third Bank, Indiana"), is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Indiana and is duly authorized to conduct the business in which it is engaged.

     B. Capitalization. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock Fifth Third is authorized to have outstanding is 500,500,000 of which 500,000,000 shares are classified as Common Stock without par value and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on May 31, 1999, 268,746,761 shares of Fifth Third Common Stock were issued and outstanding and 318,761 shares were held in its treasury. As of the date of this Agreement, no shares of Preferred Stock have been issued by Fifth Third. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans. At May 31, 1999, (a) 16,614,000 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 7,417,291 shares were reserved for issuance under options to be granted in the future, (b) 39,609,874 shares of Fifth Third Common Stock were reserved for issuance to the shareholders of CNB Bancshares pursuant to the terms of this Agreement.

     C. Intentionally Omitted.

     D. Due Issuance. All shares of Fifth Third Common Stock to be received by the shareholders of CNB Bancshares as a result of the Merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, duly and validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     E. Financial Statements. Fifth Third has previously furnished to CNB Bancshares its audited, consolidated balance sheets, statements of operations, statements of shareholders' equity and cash flows as of and at December 31, 1998, and for the year then ended, together with the opinion of its independent certified public accountants associated therewith. Fifth Third has made available to CNB Bancshares the Call Reports as filed with the applicable federal banking agency of the Fifth Third Bank, Indiana as of and at December 31, 1996, 1997 and 1998. Fifth Third also has furnished to CNB Bancshares (i) its unaudited, consolidated financial statements as at March 31, 1999, and for the three (3) months then ended, and (ii) the
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

Call Reports as filed with the Federal Reserve Bank of the Fifth Third Bank, Indiana for the quarter ended March 31, 1999. As soon as they are available, Fifth Third will provide to CNB Bancshares Fifth Third's unaudited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended. Such audited and unaudited consolidated financial statements of Fifth Third fairly present or will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Fifth Third as of the date thereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Fifth Third or any of its subsidiaries required to be disclosed in the financial statements (or in the footnotes to the financial statements) so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Since March 31, 1999, Fifth Third and its subsidiaries have not incurred any liabilities outside the ordinary course of business consistent with past practice.

     F. No Material Adverse Effect. Since December 31, 1998, no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to Fifth Third.

     G. Board Approval; Corporate Authority; No Breach. 1. The Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement, including reserving for issuance to CNB Bancshares shareholders in accordance with this Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, has been duly executed and delivered and constitutes the valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability hereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

     3. Neither the execution of this Agreement nor the Option Agreement, nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of Fifth Third, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or
(iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     4. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

     H. Articles and Regulations. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to CNB Bancshares.

     I. Compliance with Law. To the knowledge of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect on Fifth Third and its subsidiaries taken as a whole. To the best knowledge of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     J. SEC Filings; Regulatory Reports. 1. Fifth Third has made available to CNB Bancshares an accurate and complete copy (including all exhibits and all documents incorporated by reference) of each of the following documents as filed by Fifth Third with the SEC: (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Fifth Third with the SEC, pursuant to the Securities Act or the Exchange Act, and (b) each communication mailed by Fifth Third to its stockholders since January 1, 1997. Since January 1, 1997, Fifth Third has timely filed (and will timely file after the date of this Agreement) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied (and, in the case of all reports and other documents filed after the date of this Agreement, will comply) in all material respects with the published rules and regulations of the SEC. As of the date of filing or mailing, as the case may be, no such registration statement, prospectus, report, schedule, proxy statement or communication contained (and no registration statement, prospectus, report, schedule, proxy statement or communication filed or mailed after the date of this Agreement will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date, or omitted any material exhibit required to be filed therewith. No event has occurred subsequent to December 31, 1998 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to CNB Bancshares.

     2. Fifth Third and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any SRO and any other Regulatory Agencies, and all other reports, registrations and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Fifth Third and its subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Fifth Third, investigation into the business or operations of Fifth Third or its subsidiaries since January 1, 1997. To the best knowledge of Fifth Third, there is no unresolved violation, or material criticism or exception, by any bank Regulatory Agency with respect to any report, registration or statement relating to any examinations of Fifth Third or its subsidiaries.

     K. Litigation; Regulatory Action. 1. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third, or reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.

     2. Neither Fifth Third nor any of its subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other governmental entity, that restricts the conduct of its business or has resulted, or could reasonably be expected to result, in a liability or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each a "Fifth Third Regulatory Agreement"), nor has Fifth Third or Fifth Third Bank, Indiana (a) been advised since January 1, 1996 by any Regulatory Agency or other governmental entity that it is considering issuing or requesting any such Fifth Third Regulatory Agreement or (b) any actual knowledge of any pending or threatened regulatory investigation.

     L. Loan Losses. Since December 31, 1998 to the date hereof, none of Fifth Third's banking subsidiaries and Bank subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of Fifth Third, and in the light of any banking or Bank subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1998, their consolidated reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

     M. Tax Returns. Fifth Third and its subsidiaries have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Fifth Third and its subsidiaries are complete and accurate in all material respects.

     N. Broker. Except for Salomon Smith Barney Inc., Fifth Third has no direct or indirect commitment to any investment banker, broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any investment banker's, broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

     O. Investment Portfolio. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist in all material respects of securities in marketable form. Since December 31, 1998, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any material and unusual or extraordinary losses in their respective investment portfolios, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. Taxes; Accounting. Fifth Third has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or for pooling-of-interests accounting treatment.

     Q. Year 2000. Neither Fifth Third nor any of its subsidiaries has received, nor to the knowledge of Fifth Third are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4,
1998). Fifth Third has made available to CNB Bancshares a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness", December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk", and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness", as such issues affect any of Fifth Third or its subsidiaries. Between the date of this Agreement and the Effective Time, Fifth Third shall use its reasonable best efforts to implement such plan.

     R. Expiration of Representations and Warranties. All representations and warranties contained in this Article III shall expire at the Effective Time, and thereafter, Fifth Third shall have no further liability or obligation with respect thereto.

                                   ARTICLE IV

                         OBLIGATIONS OF CNB BANCSHARES
           BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME

     A. Shareholders' Meeting. CNB Bancshares, in consultation with Fifth Third, will take all actions necessary to call and hold an annual or a special meeting of CNB Bancshares' shareholders as soon as practicable after the Fifth Third registration statement relating to the shares of Fifth Third Common Stock to be issued in the Merger has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving the Merger and the plan of merger (within the meaning of Section 23-1-40-1 of the IBCL) contained in this Agreement (and any other documents or actions necessary to the consummation of the Merger) pursuant to law. The Board of Directors of CNB Bancshares shall be permitted to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its shareholders (including recommending that shareholders vote against the Merger) if, but only if, (a) in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, such action is required in order for the Board of Directors of CNB Bancshares to comply with duties applicable to directors under applicable law, and (b) CNB Bancshares has given Fifth Third five business days' prior notice of its intention to withdraw or modify such recommendation and CNB Bancshares' Board of Directors has considered any proposed changes to this Agreement (if any) proposed by Fifth Third prior to such five day period. Without limiting the generality of the foregoing, CNB Bancshares agrees that its obligations pursuant to the first sentence of this
Section IV.A. shall not be altered by the commencement, public proposal, public disclosure or communication to CNB Bancshares of any Acquisition Proposal (as defined below), including without limitation a Superior Proposal (as defined below), or a decision by the Board of Directors of CNB Bancshares to withdraw or modify in a manner adverse to Fifth Third (or not to continue to make) its recommendation to its stockholders to approve the Merger and the plan of merger contained in this Agreement. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Proposal for all of the outstanding shares of the CNB Bancshares Common Stock on terms the Board of Directors of CNB Bancshares determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of CNB Bancshares' shareholders than this Agreement and the Merger taken as a whole.

     B. No Solicitation. CNB Bancshares and its subsidiaries, and the officers, directors, financial or legal advisors of CNB Bancshares and its subsidiaries, will not, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal or (b) engage in negotiations with, or disclose any nonpublic information relating to CNB Bancshares or any of its subsidiaries or afford access to the properties, books or records of CNB Bancshares or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal; provided that CNB Bancshares may, in response to an unsolicited written proposal from a third party regarding an Acquisition Proposal engage in the activities specified in clause (b) of this
Section IV.B., if (i) in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, such action is required for the Board of Directors of CNB Bancshares to comply with the duties applicable to directors under applicable law and (ii) CNB Bancshares has received from such third party an executed confidentiality agreement with terms not materially less favorable to CNB Bancshares than those contained in the confidentiality agreement entered into between CNB Bancshares and Fifth Third dated June 14, 1999. CNB Bancshares will immediately notify Fifth Third orally and will promptly (and in no event later than 24 hours after the relevant event) notify Fifth Third in writing (which oral and written notices shall identify the person making the Acquisition Proposal or request for information and set forth the material terms thereof) after having received any Acquisition Proposal, or request for nonpublic information relating to CNB Bancshares or any of its subsidiaries or for access to the properties, books or records of CNB Bancshares or any of its subsidiaries by any person who is considering making or has made an Acquisition Proposal. CNB Bancshares will keep Fifth Third fully and currently informed of the status and details of any such Acquisition Proposal or request and any related discussions or negotiations. CNB Bancshares shall, and shall cause the CNB Subsidiaries and its directors, officers and financial and legal advisors to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section IV.B. shall prohibit CNB Bancshares or its Board of Directors from taking and disclosing to the stockholders of CNB Bancshares a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act or from making such disclosure to the stockholders of CNB Bancshares which, in the reasonable opinion of the Board of Directors of CNB Bancshares upon the advice of its outside counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of CNB Bancshares and its Board of Directors under any other provision of this Agreement. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (a) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of CNB Bancshares or more than 25% of any Significant Subsidiary of CNB Bancshares, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of CNB Bancshares or all or a substantial portion of the assets or deposits of any Significant Subsidiary of CNB Bancshares, (c) a merger or consolidation, or any similar transaction, involving CNB Bancshares or any Significant Subsidiary of CNB Bancshares, or (d) any substantially similar transaction.

     C. Valuation Adjustment. Consistent with GAAP, CNB Bancshares agrees that on or before the Effective Time based on a review of the Bank Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, CNB Bancshares will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to CNB Bancshares as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time.

     D. Operations in the Ordinary Course; Forbearances. From the date of this Agreement until the Effective Time, CNB Bancshares and the CNB Subsidiaries will be operated in the ordinary course of business, and none of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Restated Articles of Incorporation, Amended By-laws, or corporate structures; issue any additional shares of CNB Bancshares Common Stock or other equity securities other than pursuant to the exercise of options granted prior to the date hereof, in the form of permissible stock dividends (as described below), upon conversion of Convertible Debentures, pursuant to the Dividend Reinvestment Plan or as set forth in the Disclosure Schedule pursuant to Section II.A.1. with respect to Benefit Plans; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; repurchase any equity securities, other than (subject to Section VII.J.) the repurchase of shares of CNB Bancshares Common Stock in accordance with past practice (as to timing and amount) and in compliance with applicable law and the safe harbor requirements of Rule 10b-18 of the Exchange Act; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $500,000 (except as set forth in the Disclosure Schedule); make, enter into or renew any agreement for services to be provided to CNB Bancshares or the CNB Subsidiaries or permit the automatic renewal of any such agreement, other than the agreements identified in the Disclosure Schedule which are specifically identified on such Schedule as agreements which CNB Bancshares intends to renew, except any agreement for services having a term of not more than six (6) months and requiring the expenditure of not more than

$500,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal); acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies or any material assets or liabilities outside the ordinary course of business, other than such agreements existing on the date hereof and previously publicly announced or disclosed in the Disclosure Schedule; make, declare, pay or set aside for payment any cash dividends on its own stock other than normal and customary cash dividends per quarter paid in such amounts and at such times as CNB Bancshares historically has done on its Common Stock and which shall not exceed $0.24 per share in the case of the dividend to be paid in July 1999 and (subject to Section VII.J.) $0.26 per share in the case of subsequent quarters, or be paid more frequently than once per calendar quarter, provided this covenant shall only apply to CNB Bancshares; make any distributions on its stock, other than (i) stock dividends to be declared in accordance with past practice (subject to Section VII.J. and provided that Fifth Third has been given a reasonable opportunity prior to such declaration to review and comment on any announcement with respect thereto) and
(ii) cash dividends, as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; provide any increases in employee salaries or benefits other than in the ordinary course of business; or take any intentional action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, except, in every case, as required by applicable law, regulation or safe and sound banking practices. CNB Bancshares agrees that it will not sell, transfer, mortgage or otherwise dispose of or encumber any of the shares of the capital stock of the CNB Subsidiaries which are now owned by it, and neither CNB Bancshares nor any of the CNB Subsidiaries shall sell, transfer, mortgage or otherwise dispose of or encumber any other assets, except in the ordinary course of business consistent with past practice. CNB Bancshares agrees that neither it nor the CNB Subsidiaries will agree to, or make any commitment to, take any of the actions prohibited by this
Section IV.D.

                                   ARTICLE V

             COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Registration Statement and Proxy Statement. 1. Each of Fifth Third and CNB Bancshares agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Fifth Third with the SEC in connection with the issuance of Fifth Third Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CNB Bancshares constituting a part thereof (the "Proxy Statement") and all related documents). The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Fifth Third and CNB Bancshares agree to each use their best efforts to enable CNB Bancshares to file the Proxy Statement in preliminary form with the SEC within sixty (60) days of the date hereof and CNB Bancshares agrees to furnish the preliminary Proxy Statement in draft form for comments to Fifth Third at least 5 days prior to the anticipated filing. Unless Fifth Third elects to file the Registration Statement sooner, Fifth Third agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Fifth Third and CNB Bancshares shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement and the Proxy Statement, as the case may be, to the other party, and advise the other party of any oral comments with respect to the Registration Statement or the Proxy Statement received from the SEC. Each of Fifth Third and CNB Bancshares agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. As promptly as possible after the Registration Statement is declared effective, CNB Bancshares agrees to mail the Proxy Statement to its shareholders. Fifth Third also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Agreement. CNB Bancshares agrees to furnish to Fifth Third all information concerning CNB Bancshares, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     2. Each of Fifth Third and CNB Bancshares agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the CNB Bancshares shareholder meeting to approve the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3. Fifth Third agrees to advise CNB Bancshares, promptly after Fifth Third receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Fifth Third Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CNB Bancshares agrees to advise Fifth Third of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

     B. Regulatory Approvals. 1. Fifth Third will prepare and cause to be filed, at the expense of Fifth Third, such notices, applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, the Michigan Financial Institutions Bureau, and any other Regulatory Agencies or stock exchanges as are required to secure the requisite approvals for the consummation of the transactions provided for in this Agreement. Fifth Third shall use its reasonable best efforts to file all such applications within forty-five (45) days of the date of this Agreement and to use all reasonable efforts to secure all such approvals. CNB Bancshares agrees that it will cooperate with Fifth Third and, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning CNB Bancshares and the Bank Subsidiary, as shall be required in connection with preparing such notices, applications and other documents and in connection with securing such approvals.

     2. Fifth Third and CNB Bancshares shall promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

     C. Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies; provided that nothing in this Agreement shall obligate Fifth Third to agree to any conditions, restraints or requirements that would materially adversely reduce the anticipated economic or business benefits of the Merger to Fifth Third or could reasonably be expected to have a Material Adverse Effect on CNB Bancshares and the CNB Subsidiaries taken as a whole (a "Burdensome Condition") (it being understood that a condition preventing the integration of the computer systems of CNB Bancshares or any of the CNB Subsidiaries with those of Fifth Third or its subsidiaries until after January 1, 2000 shall not be deemed a Burdensome Condition).

     D. Access to Information. 1. CNB Bancshares agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit CNB Bancshares, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of its respective subsidiaries as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of CNB Bancshares and the CNB Subsidiaries or Fifth Third and its subsidiaries, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Section V.D.2. hereof); provided, however, no investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other party set forth herein.

     2. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by CNB Bancshares concerning CNB Bancshares or the Bank Subsidiary. CNB Bancshares will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to CNB Bancshares or Fifth Third, as the case may be, and shall not be used by Fifth Third or CNB Bancshares, as the case may be, in any way detrimental to CNB Bancshares or Fifth Third.

     3. As soon as they are available, CNB Bancshares will provide to Fifth Third CNB Bancshares' unaudited, consolidated balance sheets, statements of income, changes in stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third, and audited, consolidated financial statements as at December 31, 1999 and for the year then ended, as soon as practicable, in each case, until the Closing Date. Such audited and unaudited consolidated financial statements of CNB Bancshares will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of CNB Bancshares as of the date thereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for year-end adjustments (consisting of normal recurring accruals)). CNB Bancshares timely shall furnish Fifth Third with copies of all reports filed by CNB Bancshares with the SEC subsequent to the date of this Agreement and until the Closing Date.

     4. As soon as they are available, Fifth Third will provide to CNB Bancshares Fifth Third's unaudited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as of and at June 30, 1999, and for the six months then ended, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third, and audited, consolidated financial statements as at December 31, 1999 and for the year then ended, as soon as practicable, in each case, until the Closing Date. Such audited and unaudited consolidated financial statements of Fifth Third will fairly present, as applicable, the consolidated financial condition, results of operations and cash flows of Fifth Third as of the date thereof, and for the years or periods covered thereby, in conformity with GAAP, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and except for normal (in nature and amount) year-end adjustments to interim results). Fifth Third timely shall furnish CNB Bancshares with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

     E. Employee Benefit Matters. 1. If Fifth Third so requests, CNB Bancshares or the CNB Subsidiaries shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable; provided that such terminations will not adversely affect qualification of such Qualified Benefit Plans under the Code. In the event of the termination of defined benefit plans maintained by CNB Bancshares, such plans may be amended with the advance written consent of Fifth Third (which shall not be unreasonably withheld) to allow participants to elect lump sum distributions using actuarial assumptions in the CNB Bancshares defined benefit plan as of the date of this Agreement.

     2. CNB Bancshares or the CNB Subsidiaries shall provide to Fifth Third at least sixty (60) days prior to the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416, 401(k) and (m) of the Code have been satisfied by all of its Qualified Benefit Plans for the 1996, 1997 and 1998 plan years.

     3. All participants in the defined benefits plans maintained by CNB Bancshares shall become 100% vested as of the Effective Time. With respect to any other Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of CNB Bancshares shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time or any other date as provided therein.

     4. If Fifth Third so requests, CNB Bancshares or any of the CNB Subsidiaries shall take all actions necessary to freeze the Qualified Benefit Plans as of a date at least one day prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made under the Qualified Benefit Plans after the Effective Time.

     5. Except as provided otherwise pursuant hereto, CNB Bancshares and any of the CNB Subsidiaries, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Agreement; or
(b) make any distributions from the Qualified Benefit Plans after the date of this Agreement other than in the ordinary course of operations of such Qualified Benefit Plans; or (c) make any contributions to the defined benefit plans maintained by CNB Bancshares or discretionary contributions to any of the Qualified Benefit Plans after the date of this Agreement; or (d) take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in
Section 414(j) of the Code.

     6. Nonqualified Deferred Compensation Plans. For all nonqualified deferred compensation plans maintained by CNB Bancshares, Fifth Third will (a) not terminate the plan without the written consent of a majority of the participants, (b) maintain investment alternatives in the same categories as those now available to participants, (c) not require participants to alter their distribution elections, (d) provide participants or beneficiaries at least quarterly statements on their accounts, and (e) take no action which would otherwise jeopardize the tax deferral of benefits under the nonqualified deferred compensation plan.

     7. Retiree Health Plans. Fifth Third will continue to maintain (i) the retiree health plan maintained by CNB Bancshares for the individuals who are listed in the Disclosure Schedule, and (ii) the health plan for disabled employees who are listed in the Disclosure Schedule and/or merge such plans with the retiree medical plans provided by Fifth Third.

     8. Short Term Incentive Plan and Bonus. Bonuses will be paid by CNB Bancshares in its cash bonus plan at a rate of 8% of compensation for the calendar year 1999. Short Term Incentive Plan ("STIP") distributions for the calendar year 1999 will be made at the maximum level permitted under the STIP. Employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are terminated on or after the date of this Agreement and before January 1, 2000, will receive a pro rata portion of the bonus and/or STIP distribution they otherwise would have received for the calendar year 1999. Bonuses and distributions under the STIP will be paid on or before December 31, 1999.

     9. With the advance written consent of Fifth Third (which shall not be unreasonably withheld), CNB Bancshares may amend the CNB Bancshares, Inc. Employees' Pension Plan to provide that (i) compensation through December 31, 1999 shall be taken into account notwithstanding an earlier freeze or termination of said plan and (ii) if a participant is involuntarily terminated on or after the date of this Agreement, his compensation for purposes of the plan will be calculated as if such participant worked through December 31, 1999 based on his rate of pay as of his termination of employment.

     10. Defined Benefit Plan Surplus. The amount of the surplus in the CNB Bancshares defined benefit plan will be calculated on a plan termination basis, as of the Effective Time, as mutually agreed by CNB Bancshares and Fifth Third's actuaries. An amount equal to 50% of the surplus in excess of $6,000,000 will be used to provide enhanced benefits for (i) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are employed by Fifth Third on December 31, 2000 and (ii) employees of CNB Bancshares and the subsidiaries of CNB Bancshares who are involuntarily terminated on or after the date of this

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

Agreement and prior to December 31, 2000. Said 50% share of the surplus in excess of $6,000,000 shall be reduced by (i) the potential liability determined in good faith by Fifth Third arising from the breach of any representations and warranties in Section II.Q., to be determined by Fifth Third as soon as practicable after the date hereof, but in no event later than fifteen (15) days prior to the Effective Time, and (ii) the actuarial cost (if any) determined in good faith by Fifth Third's actuaries of the amendments referred to in Section V.E. providing for immediate vesting, lump sum distributions and the inclusion of compensation through December 31, 1999. The enhanced benefits will be payable within the defined benefit plan and the nature of those benefits will be determined by the management of CNB Bancshares subject to the approval of Fifth Third (which approval shall not be unreasonably withheld.)

     11. Employees employed by Fifth Third after the Effective Time will be entitled to a flex dollar allocation of not less than 6% of such employees' qualifying compensation (or an allocation comparable thereto) under the Fifth Third Section 125 Plan allocable over the pay periods in the year 2000 (falling after the Effective Time) in accordance with the terms of said plan.

     F. State Takeover Statutes. CNB Bancshares will take all steps within its reasonable control necessary to exempt (or continue the exemption of) the Merger, this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including, without limitation, exercise of the Option (as defined therein)) from any applicable state takeover law, as now or hereafter in effect.

     G. Affiliates. 1. Not later than the 15th day prior to the mailing of CNB Bancshares' Proxy Statement with respect to the Merger, CNB Bancshares shall deliver to Fifth Third a list of each person that, to the best of CNB Bancshares' knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135 (the "CNB Bancshares Affiliates"). CNB Bancshares shall use its best efforts to cause each CNB Bancshares Affiliate to execute and deliver to Fifth Third on or before the mailing of such Proxy Statement an agreement in the form of Appendix B hereto.

     2. Fifth Third shall use its best efforts to cause each person who may be deemed to be an "affiliate" of it as that term is used in Rule 145 under the Securities Act, or SEC Accounting Series Releases 130 and 135, as the case may be, to execute and deliver to Fifth Third on or before the date of mailing of the Proxy Statement an agreement in the form of Appendix C hereto.

     H. Exemption from Liability Under Section 16(b). Assuming that CNB Bancshares delivers to Fifth Third the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution, expressly relying on CNB Bancshares' representation that any such options or other grants were upon their issuance exempt from liability pursuant to Section 16(b) under the Exchange Act, providing that the receipt by the CNB Insiders of Fifth Third Common Stock in exchange for shares of CNB Bancshares Common Stock, and of options to purchase shares of Fifth Third Common Stock upon conversion of options to purchase shares of CNB Bancshares Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act; provided, however, that the Board of Directors of Fifth Third will be under no obligation to adopt such a resolution unless it may expressly rely on a written representation by CNB Bancshares that any such options or other grants were, upon their issuance, exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding the CNB Insiders, the number of shares of CNB Bancshares Common Stock held by each such CNB Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options to purchase shares of CNB Bancshares Common Stock held by each such CNB Insider and expected to be converted into options to purchase shares of Fifth Third Common Stock in connection with the Merger. "CNB Insiders" shall mean those officers and directors of CNB Bancshares who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     I. Employment Agreement. Concurrently with the execution of this Agreement, Fifth Third is entering into an employment agreement with Mr. James
J. Giancola, effective as of the Effective Time.

     J. Forbearances of Fifth Third. From the date of this Agreement until the Effective Time, Fifth Third will not, without the prior written consent of CNB Bancshares, which consent shall not be unreasonably withheld or unreasonably delayed: make any changes in its Second Amended Articles of Incorporation or Code of Regulations in a manner adverse to the shareholders of CNB Bancshares; make, declare, pay or set aside for payment any extraordinary cash dividends on its own stock; or agree to, or make any commitment to, take any of the actions prohibited by this Section V.J.

     K. Coordination of Dividends. Fifth Third and CNB Bancshares shall coordinate (on a mutually agreeable basis that will not materially impair Deloitte & Touche LLP's ability to deliver the letters referred to in Section VI.B.6.) the timing of the declaration and payment of dividends payable after the date hereof so that Fifth Third and CNB Bancshares shareholders will receive during each quarter fair dividends and in no event shall Fifth Third or CNB Bancshares shareholders fail to receive a fair dividend, or receive more than one fair dividend, during any quarter up to and including the quarter immediately following the quarter during which the Effective Time occurs.

                                   ARTICLE VI

                        CONDITIONS PRECEDENT TO CLOSING

     A. Conditions to the Obligations of Each of the Parties.

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

          1. The shareholders of CNB Bancshares shall have duly approved the Merger and the plan of merger contained within this Agreement in accordance with and as required by law and in accordance with CNB Bancshares' Restated Articles of Incorporation and Amended Bylaws.

          2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the Michigan Financial Institutions Bureau, and the Federal Deposit Insurance Corporation to the extent required and, in the case of Fifth Third's obligation, none of such orders, consents, clearances and approvals and requirements shall be subject to a Burdensome Condition.

          3. Any waiting period mandated by law in respect of the final requisite approval by any applicable Regulatory Agency of the transaction contemplated herein shall have expired.

          4. No order or injunction of any federal or state agency or court shall be in effect preventing, prohibiting or enjoining the transactions contemplated by this Agreement.

          5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the CNB Bancshares shareholders hereunder with the SEC pursuant to the Securities Act, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the CNB Bancshares shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

          6. Fifth Third and CNB Bancshares shall have received from Deloitte & Touche LLP, independent auditors for Fifth Third, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

     B. Additional Conditions to the Obligations of Fifth Third.

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by Fifth Third in a writing delivered to CNB Bancshares which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of CNB Bancshares set forth in Article II of this Agreement shall be true and correct (subject to the standard set forth in Section I.S.) both as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the standard set forth in Section I.S.) as of such date.

          2. CNB Bancshares shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

          3. Fifth Third shall have received a certificate from CNB Bancshares, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to the best knowledge and belief of such chief executive officer and chief financial officer of each that the conditions set forth in Section VI.B.1. and VI.B.2. have been satisfied.

          4. Fifth Third shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Fifth Third, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of Section 368 (a) of the Code and (b) that, accordingly, no gain or loss will be recognized by Fifth Third as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in letters from Fifth Third and CNB Bancshares.

          5. No investigation or action by any state or federal agency shall have been threatened in writing or instituted seeking to enjoin or prohibit or unwind the transactions contemplated hereby and no governmental action or proceeding shall have been threatened or instituted before any court or governmental body or authority, seeking to enjoin or prohibit or unwind, the transactions contemplated hereby or seeking to impose material sanctions or penalties as a result thereof (other than investigations, actions and proceedings which have been withdrawn prior to the Closing without Material Adverse Effect on Fifth Third or CNB Bancshares, individually or on a combined basis, and other than regularly scheduled regulatory examinations).

     C. Additional Conditions to the Obligations of CNB Bancshares.

     The obligation of CNB Bancshares to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions unless waived by CNB Bancshares in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

          1. All of the representations and warranties of Fifth Third set forth in Article II of this Agreement shall be true and correct (subject to the standard set forth in Section I.S.) both as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the standard set forth in Section I.S.) as of such date.

          2. Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement in all material respects.

          3. CNB Bancshares shall have received a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to each of such officers' best knowledge and belief that the conditions set forth in Section VI.C.1. and VI.C.2. have been satisfied.

          4. CNB Bancshares shall have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to CNB Bancshares, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of Section 368 (a) of the Code and (b) that, (i) no gain or loss will be recognized by CNB Bancshares as a result of the Merger and
     (ii) no gain or loss will be recognized by stockholders of CNB Bancshares who receive Fifth Third Common Stock in exchange for shares of CNB Bancshares Common Stock, except for cash received in lieu of fractional share interests. In rendering such opinion, such counsel may require and rely upon reasonable assumptions and require and rely upon representations contained in letters from Fifth Third and CNB Bancshares.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

     A. Bank Merger. The Bank Subsidiary shall be merged with Fifth Third Bank, Indiana, to be effective at the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Bank Subsidiary, the separate corporate existence of the Bank Subsidiary shall cease by operation of law.

     B. Employment Arrangements. 1. Fifth Third shall use its best efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the employees of CNB Bancshares and all of the subsidiaries of CNB Bancshares who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. Immediately following the Effective Time, Fifth Third shall provide the employees of CNB Bancshares and all subsidiaries of CNB Bancshares ("Transferred Employees") who become employees of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger as a group with employee benefit plans in the aggregate that are comparable in all material respects with the employee benefit plans provided to similarly situated employees of Fifth Third. Under each employee benefit plan sponsored or maintained by Fifth Third or its subsidiaries or affiliates in which Transferred Employees participate, prior service with CNB Bancshares and any of the subsidiaries of CNB Bancshares (including service prior to acquisition by CNB Bancshares to the extent CNB Bancshares takes such service into account) shall be taken into account for purposes of eligibility, vesting and, with the exception of any defined benefit plan, the accrual of benefits. In addition, with respect to any payroll practice (such as accrued vacation) where service is utilized to determine the amount of benefit under such practice, prior service with CNB Bancshares and any subsidiaries of CNB Bancshares (including service prior to acquisition by CNB Bancshares to the extent CNB Bancshares takes such service into account) shall be taken into account. With respect to any employee of CNB Bancshares subsidiaries of CNB Bancshares who is not employed by Fifth Third or one of its subsidiaries or affiliates as of the Effective Time, Fifth Third shall be responsible for providing continuation coverage to such employee (and his or her dependents), as required by COBRA. With respect to any former employee of CNB Bancshares or the CNB Subsidiaries (or their dependents) who is receiving continuation coverage under COBRA as of the Effective Time, Fifth Third shall be responsible to maintain such continuation coverage in compliance with COBRA. Notwithstanding the above, there will be no duplication of benefits for employees of CNB Bancshares and the subsidiaries of CNB Bancshares. Transferred Employees shall be entitled to a flex dollar allocation (or an allocation comparable thereto) under the Fifth Third Section 125 Plan allocable over the pay periods in the year 2000 (falling after the Effective Time) in accordance with the terms of said plan.

     2. Those employees of CNB Bancshares and the subsidiaries of CNB Bancshares who do not have an employment, change in control or severance agreement and who are not employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be materially decreased, in any case and in both cases, within ninety (90) days after the Effective Time, and who sign and deliver a termination and release agreement in a form acceptable to Fifth Third, shall be entitled to severance pay equal to, in the case of CNB Bancshares or subsidiaries of CNB Bancshares, two (2) weeks of pay for each completed year of service (with a minimum of four
(4) weeks) up to a maximum of twenty-six (26) weeks of pay, plus any earned but not paid vacation pay. Fifth Third shall provide sufficient notification to CNB Bancshares of those employees it will not be hiring in order that such employees terminated by CNB Bancshares can be given appropriate notice of termination in advance of the effectiveness thereof. CNB Bancshares shall cooperate with Fifth Third to effectuate the foregoing and to comply with, and provide notices regarding, the Workers Adjustment and Retraining Act or any similar state or local law, including without limitation, providing notices to employees and government representatives. Nothing contained in this Section VII.B.2. shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     3. Notwithstanding anything herein to the contrary, in lieu of any severance benefits provided in Section VII.B.2. above, Fifth Third shall acknowledge and assume, upon consummation of the Merger, the obligations of CNB Bancshares under all existing change in control and employment agreements specifically identified by CNB Bancshares in Section VII.B.3. of the Disclosure Schedule.

     4. Effective at the Effective Time, Fifth Third shall establish a retention program (the "Retention Program") for key employees of CNB Bancshares or the CNB Subsidiaries under which certain key employees will be granted options on the Effective Date to purchase shares of Fifth Third Common Stock. The number of shares of Fifth Third Common Stock which will be reserved for issuance under the Retention Program shall be 250,000 shares, subject to the adjustment provided in
Section I.E. hereof. Such options will vest on the same schedule as those options regularly granted to Fifth Third's employees. CNB Bancshares' management team shall recommend key employees that may be eligible for grant of an award under the Retention Program and shall cooperate with Fifth Third's management team in identifying and determining the key employees who will participate in the Retention Program, provided that the final determination of which employees will participate and the amount, terms and conditions of such awards will be determined by Fifth Third in its sole discretion.

     C. Director, Officer and Employee Indemnification. 1. From and after the Effective Time, Fifth Third shall assume the obligations of CNB Bancshares and the Bank Subsidiary or any of their subsidiaries arising under applicable Ohio, Michigan, Indiana and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the CNB Bancshares' Restated Articles of Incorporation and Amended By-laws or the Bank Subsidiary's Articles of Incorporation and Bylaws as in effect on the date hereof, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of CNB Bancshares, the Bank Subsidiary, or any of their subsidiaries or predecessors (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of CNB Bancshares, the Bank Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under CNB Bancshares' Restated Articles of Incorporation or Amended By-laws or the Bank Subsidiary's Articles of Incorporation or Bylaws. Fifth Third's assumption of the indemnification obligations of CNB Bancshares, the Bank Subsidiary or any of their subsidiaries as provided herein shall continue for the period of the applicable statute of limitations after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this Section VII.C. except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this Section VII.C. unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties.

     2. From and after the Effective Time, the directors, officers and employees of CNB Bancshares and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnification rights set forth in Section VII.C.1., shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     3. The obligations of Fifth Third provided under this Section VII.C. are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified Parties, and shall be binding on all respective successors of Fifth Third.

     4. Fifth Third shall also purchase and keep in force for a six (6) year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by CNB Bancshares' existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 100% per annum of the costs currently paid per annum for such coverage by CNB Bancshares.

     5. The rights set forth in this Section VII.C. are in addition to and not in substitution of other indemnification and related rights that such Indemnified Parties may otherwise be entitled to receive under CNB Bancshares' Restated Articles of Incorporation, Amended By-laws or applicable law.

     D. Notices. All notices, requests, consents, and demands under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed, if to CNB Bancshares to Mr. James J. Giancola, President and CEO, CNB Bancshares, Inc., 20 NW Third Street, Evansville, Indiana 47739, with a copy to Thomas C. Erb, Esq., Lewis, Rice & Fingersh, 500 North Broadway, St. Louis, Missouri 63102; and, if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, M.D. 10AT76, Cincinnati, Ohio 45263, with a copy to Victor I. Lewkow, Esq., Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

     E. Entire Agreement. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or CNB Bancshares to each other pursuant hereto, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Article X hereof.

     F. Electronic Funds Transfers. CNB Bancshares and the Bank Subsidiary shall cooperate with Fifth Third in providing for the conversion of all of CNB Bancshares' electronic funds transfer related services to MPS and the Jeanie(R) system at, or as soon as practicable after, the Effective Time.

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

     G. Press Releases. Fifth Third and CNB Bancshares shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its outside counsel deems required by law.

     H. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses for the Proxy Statement and Registration Statement and SEC filing and registration fees shall be shared equally between Fifth Third and CNB Bancshares.

     I. Advice of Changes. 1. Between the date hereof and the Closing Date, CNB Bancshares shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of CNB Bancshares contained herein or made pursuant hereto.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise CNB Bancshares in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent; provided, that no such disclosure shall affect or modify any representation or warranty of Fifth Third contained herein or made pursuant hereto.

     3. Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

     J. Tax and Accounting Treatment. Neither Fifth Third nor CNB Bancshares will take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or as a "pooling of interests" for accounting purposes.

     K. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                                  ARTICLE VIII

                                  TERMINATION

     A. Bases for Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to CNB Bancshares or by CNB Bancshares to Fifth Third in the following instances:

          1. By Fifth Third or CNB Bancshares, if there has been to the extent contemplated in Section VI.B.1. or VI.B.2. or Section VI.C.1. or VI.C.2. herein, as the case may be, a breach of a representation or warranty (subject to the standard in Section I.S.) or a material breach of any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such breach has not been cured within thirty (30) days after receipt of written notice or is not capable of being cured, provided, the party in breach or default shall have no right to terminate for its own breach or default. For purposes hereof, a breach of Sections IV.A. or IV.B. will be deemed not capable of being cured.

          2. By Fifth Third or CNB Bancshares, if the merger transaction contemplated herein has not been consummated by April 1, 2000, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

          3. By the mutual written consent of Fifth Third and CNB Bancshares.

          4. By Fifth Third if any event occurs which renders impossible of satisfaction one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections VI.A. and VI.B. herein and non-compliance is not waived by Fifth Third.

          5. By CNB Bancshares if any event occurs which renders impossible of satisfaction one or more of the conditions of the obligations of CNB Bancshares to effect the Merger as set forth in Sections VI.A. and VI.C. herein and non-compliance is not waived by CNB Bancshares.

          6. By Fifth Third if the Board of Directors of CNB Bancshares shall have publicly announced its withdrawal or modification in a manner adverse to Fifth Third of its favorable recommendation of the Merger.

          7. By Fifth Third or CNB Bancshares if CNB Bancshares shareholders, acting at a meeting held for the purpose of voting upon the Merger, vote not to approve the Merger in the manner required by law.

     B. Effect of Termination. Upon termination as provided in this Article VIII, this Agreement, except for the provisions of Sections V.D.2. and VII.H. hereof, shall be void and of no further force or effect, and neither party hereto (nor any of their respective officers, directors or subsidiaries) shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination, but in no event shall any party be liable for punitive or exemplary damages. Termination of this Agreement shall not affect the Option Agreement except as set forth therein.

                                   ARTICLE IX

                           CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday selected by Fifth Third which is not more than 15 days after the satisfaction or waiver of all of the conditions precedent to consummation of the Merger set forth in Article VI hereof (other than those conditions which by their nature cannot be satisfied until the Closing), including the expiration of all regulatory waiting periods, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of a certificate or articles of merger (which shall be prepared by Fifth Third and reasonably satisfactory to CNB Bancshares) with the Secretary of State of the State of Ohio and the State of Indiana, respectively, in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

                                   ARTICLE X

                                   AMENDMENT

     This Agreement may be amended, modified or supplemented by the written agreement of CNB Bancshares and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of CNB Bancshares, but after any such approval by the shareholders of CNB Bancshares no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.

                                   ARTICLE XI

                                    GENERAL

     Except to the extent that provisions of the IBCL are applicable to the Merger, this Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but, with the exception of Section I.C.,
Section I.D. and Section VII.C., none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the Surviving Corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to CNB Bancshares shareholders pursuant to the terms of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                  ARTICLE XII

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove set forth.

                                          FIFTH THIRD BANCORP

(SEAL)                                    By: /s/      NEAL E. ARNOLD
                                            ------------------------------------

                                          Attest: /s/  PAUL L. REYNOLDS
                                              ----------------------------------

                                          CNB BANCSHARES, INC.

(SEAL)                                    By: /s/    JAMES J. GIANCOLA
                                            ------------------------------------

                                          Attest: /s/   H. LEE COOPER
                                              ----------------------------------

                                                                         ANNEX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated June 16, 1999 between CNB Bancshares, Inc., an Indiana corporation ("Issuer"), and Fifth Third Bancorp, an Ohio corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Affiliation Agreement of even date herewith (the "Affiliation Agreement"), which agreement has been executed by the parties hereto concurrently with this Stock Option Agreement (the "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Affiliation Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Affiliation Agreement, the parties hereto agree as follows:

     1. The Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 6,921,479 fully paid and nonassessable shares of Issuer's common stock, without par value (the "Common Stock"), at a price of $42.96 per share (the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Affiliation Agreement) at a price less than the Option Price (as adjusted pursuant to
Section 5), the Option Price shall be equal to such lesser price; provided, further, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock at the time of exercise without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number (including the number of shares theretofor issued pursuant to this Option) equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Affiliation Agreement.

     2. Exercise; Closing. (a) The Holder (as defined below) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent written notice of such exercise (as provided in subsection (f) of this Section
2) within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10).

     (b) Each of the following shall be an "Exercise Termination Event":

          (i) the Effective Time (as defined in the Affiliation Agreement) of the Merger;

          (ii) termination of the Affiliation Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to
     Section VIII.A.1. of the Affiliation Agreement (provided that the breach by Issuer giving rise to the termination by Grantee under Section VIII.A.1. of the Affiliation Agreement was willful (a "Listed Termination")); or

          (iii) the passage of 18 months after termination of the Affiliation Agreement (or such later period as provided in Section 10) if such termination (A) follows or is concurrent with the occurrence of an Initial Triggering Event or (B) is a Listed Termination.

     The term "Holder" shall mean Grantee and any other person that shall become a holder of the Option in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate upon the proper termination of the Affiliation Agreement by Issuer pursuant to Section VIII.A.1. thereof.

     (c) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction (other than the Merger referred to in the Affiliation Agreement). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary of Issuer, (y) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or all or substantially all of the assets or deposits of any Significant Subsidiary of Issuer, (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of Issuer or more than 10% of any Significant Subsidiary of Issuer; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its wholly-owned Subsidiaries or involving only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction, if such transaction is not entered into in violation of the terms of the Affiliation Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary or shall have authorized or engaged in, or announced its intention to authorize or engage in, any negotiations regarding an Acquisition Transaction with any person other than the Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have failed to recommend or shall have publicly withdrawn or modified, or publicly disclosed that, in the absence of the Option it would withdraw or modify, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the Merger;

          (iii) The shareholders of Issuer shall have voted and failed to approve the Merger and the plan of merger contained in the Affiliation Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Affiliation Agreement or shall have been canceled prior to termination of the Affiliation Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person (other than the Grantee or a Grantee Subsidiary) shall have made a proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (iv) (a) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the then outstanding shares of Common Stock or (b) any group (the term "group" having the meaning assigned in Section 13(d)(3) of the Exchange Act), other than a group of which the Grantee or any Grantee Subsidiary is a member, shall have been formed that beneficially owns 10% or more of the shares of Common Stock then outstanding;

          (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction or such third party states its intention to make such a proposal if the Affiliation Agreement terminates, Issuer shall have willfully breached any covenant or obligation contained in the Affiliation Agreement and such breach would entitle Grantee to terminate the Affiliation Agreement (without regard to the cure period provided for therein); or

          (vii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed with any federal or state regulatory or governmental authority an application for approval or notice of intention to engage in an Acquisition Transaction.

     (d) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person or by a group other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (c) of this Section 2, except that references to 10% in clause (z) shall be 25%.

     (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (f) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and the aggregate purchase price as provided herein and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and present and surrender this Agreement to Issuer at its principal executive offices; provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (h) At such closing subject to any regulatory notification and/or approval having been made or given and being in full force and effect, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares of Common Stock delivered pursuant hereto have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its permitted assignee, transferee or designee.

     3. Covenants of Issuer. In addition to its other agreements and covenants herein, Issuer agrees: (i) that it shall at all times maintain, free from subscriptive or preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA") or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer to duly and effectively issue shares of Common Stock pursuant hereto; (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution; and (v) not to enter or agree to enter into any Acquisition Transaction unless the other party or parties thereto agree to assume in writing all of Issuer's obligations hereunder; provided that nothing in this Section 3 or elsewhere in this Agreement shall be deemed to authorize Issuer to breach any provision of the Affiliation Agreement. Notwithstanding any notice of revocation delivered pursuant to the proviso to
Section 7(c), a Holder may
require such other party or parties to perform Issuer's obligations under
Section 7(a) unless such other party or parties are prohibited by law or regulation from such performance.

     4. Exchange; Replacement. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. Adjustments. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding. Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Registration. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for a period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary, in the judgment of the Grantee or the Holder, to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction of the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and

Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance of such shares of Common Stock issuable pursuant to this Option as promptly as practical following such reduction and no reduction in the number of shares of Common Stock to be sold by the Holder shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect pursuant to this Section 6 be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. Repurchase of Option and/or Option Shares. (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/ Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price per share of Common Stock as reported in the Wall Street Journal within the six-month period immediately preceding the date on which the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer. The costs of any such investment banking firm shall be paid equally by Issuer and such Holders or Owners.

     (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares, as the case may be, in accordance with the provisions of this
Section 7. As promptly as practicable and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter shall deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, in each case within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as the case may be, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection
(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(c)(i) hereof, except that the percentages referred to in clause
     (z) shall be 50%.

     8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of Grantee's Subsidiaries, or engage in a plan of exchange with any person other than Grantee or one of Grantee's Subsidiaries, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding voting shares and voting share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
     (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing, surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits.

          (2) "Substitute Common Stock" shall mean the common stock (or similar equity interest) issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the year immediately preceding the consolidation, merger or sale in question but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option; provided, that if the terms of the Substitute Option may not, for legal reasons, be the same as the Option, such terms shall be as similar as possible to the terms of the Option and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be and reasonably acceptable to the Substitute Issuer, and all fees and expenses of such investment banking firm shall be shared equally.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. Repurchase of Substitute Option and/or Option Shares. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute

Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise their respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal executive office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares, as the case may be, in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer, following a request for repurchase pursuant to this Section 9, shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and shall thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, in each case, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this
Section 9 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. Extension. The period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (provided and for so long as the Grantee or the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of or a default under, its articles or certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or to the best of Issuer's knowledge under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject.

          (d) To the best of Issuer's knowledge neither Section 23-1-42 or 23-1-43 of the Indiana Business Corporation Law nor any other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Issuer or any of its Subsidiaries is applicable to this Agreement or any of the transactions contemplated hereby.

     12. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Voting. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

     15. Best Efforts. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and, in the case of the Grantee, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     16. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     17. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Affiliation Agreement or such other address as shall be provided in writing.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflict of law principles thereof.

     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Entire Agreement. Except as otherwise expressly provided herein or in the Affiliation Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Captions; Capitalized Terms. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Affiliation Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Fifth Third Bancorp

                                          By         /s/ NEAL E. ARNOLD
                                            ------------------------------------
                                             Name: Neal E. Arnold
                                             Title: Chief Financial Officer,
                                             Executive Vice
                                             President and Treasurer

                                          By        /s/ PAUL L REYNOLDS
                                            ------------------------------------
                                             Name: Paul L. Reynolds
                                             Title: Senior Vice President and
                                             Assistant Secretary

                                          CNB Bancshares, Inc.

                                          By:      /s/ JAMES J. GIANCOLA
                                            ------------------------------------
                                              Name: James J. Giancola
                                              Title: President and Chief
                                              Executive Officer

                                                                         ANNEX C


                            As of September 2, 1999


Board of Directors
CNB Bancshares, Inc.
20 N.W. 3rd Street
Evansville, IN 47739-0001

Members of the Board:


     You have requested our opinion as to the fairness from a financial point of view to the shareholders of CNB Bancshares, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the terms of the Affiliation Agreement dated June 16, 1999 (the "Agreement"), by and between Fifth Third Bancorp ("Fifth Third") and the Company, pursuant to which the Company will be merged (the "Merger") with and into Fifth Third.


     Pursuant to the Agreement, each outstanding share of common stock of the Company will be converted into the right to receive 0.8825 shares (the "Exchange Ratio") of common stock, no par value per share (the "Fifth Third Common Stock"), of Fifth Third. We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes. The terms of the Merger are more fully set forth in the Agreement.


     In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. During our discussion with management, we were directed to use I/B/E/S earnings estimates and I/B/E/S long-term growth rates for financial projections of the Company and Fifth Third for the period beginning January 1, 1999 and ending December 31, 2003. In addition, we have compared certain financial and securities data of the Company and Fifth Third with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Fifth Third Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.


     In rendering our opinion, we have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and its representatives, or that was otherwise reviewed by us. With respect to the financial projections used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have relied as to legal matters involving the Merger on advice of counsel to the Company.


     We are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses. We have relied upon the Company's valuation of the loan portfolio and loan allowances. We have not independently verified and have assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of the Company and Fifth Third at June 30, 1999 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of the Company or Fifth Third, and we did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Company or Fifth Third, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering our opinion, we have been advised by the Company and have assumed that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and we have assumed that all conditions to the Merger will be satisfied and not waived.

Board of Directors                                       As of September 2, 1999

CNB Bancshares, Inc.
Page  2

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Fifth Third Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger, as contrasted with other business strategies which could be considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we actively trade the debt and equity securities of companies, including the Company and Fifth Third, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time. DLJ has performed investment banking and other services for the Company and Fifth Third in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:
                                            ------------------------------------
                                              David D. Olson
                                              Managing Director

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

     The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                                                           PAGE NUMBER IN
                                                                             SEQUENTIAL
DOCUMENT                                                  EXHIBIT         NUMBERING SYSTEM
--------                                                  -------    --------------------------
Affiliation Agreement (excluding exhibits) dated as of     2         Included in Annex A
  June 16, 1999 by and between Fifth Third Bancorp and
  CNB Bancshares, Inc.
Seconded Amended Articles of Incorporation of Fifth        3.1       Incorporated by
  Third Bancorp, as amended                                          Reference(1)
Code of Regulations of Fifth Third Bancorp, as amended     3.2       Incorporated by
                                                                     Reference(2)
Stock Option Agreement dated June 16, 1999 between CNB     4         Included in Annex B
  Bancshares, Inc., as Issuer, and Fifth Third
  Bancorp, as Grantee
Opinion of counsel employed by Fifth Third Bancorp as      5
  to the legality of the securities being issued
Opinion of Cleary, Gottlieb, Steen & Hamilton to Fifth     8.1
  Third as to tax matters
Opinion of Lewis, Rice & Fingersh, L.C. to CNB             8.2
  Bancshares as to tax matters
Form of Employment Agreement between Fifth Third           10
  Bancorp and James J. Giancola
1998 Annual Report to Shareholders of Fifth Third          13        Incorporated by
  Bancorp                                                            Reference(3)
Subsidiaries of Fifth Third Bancorp                        21        Incorporated by
                                                                     Reference(3)
Consent of Deloitte & Touche LLP                           23.1
Consent of KPMG LLP                                        23.2
Consent of Donaldson, Lufkin & Jenrette Incorporated       23.3
Consent of counsel employed by Fifth Third Bancorp         23.4      Included in Exhibit 5
Consent of Cleary, Gottlieb, Steen & Hamilton              23.5      Included in Exhibit 8.1
Consent of Lewis, Rice & Fingersh, L.C                     23.6      Included in Exhibit 8.2
A power of attorney where various individuals              24
  authorize the signing of their names to any and all
  amendments to this registration statement and other
  documents submitted in connection herewith was
  contained on the first page of the signature pages
  following Part II of the registration statement as
  originally filed
Form of Fairness Opinion of Donaldson, Lufkin &            99.1      Included in Annex C
  Jenrette Incorporated (set forth in Annex C to the
  proxy statement/ prospectus included in this
  registration statement)
Form of Proxy Card for Special Meeting                     99.2
Form of Letter to CNB Bancshares Shareholders              99.3
Form of Notice of Special Meeting of CNB Bancshares        99.4
  Shareholders


---------------
(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(2) Filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-4, Registration No. 33-63966.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1998.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (8) (a) (i) and (8)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Amendment No. 1 to Registration Statement No. 333-84955 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on September 1, 1999.


                                          FIFTH THIRD BANCORP

                                          By:   /s/ GEORGE A. SCHAEFER, JR.
                                            ------------------------------------
                                              George A. Schaefer, Jr.
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-84955 has been signed by the following persons in the capacities and on the dates indicated.




Principal Executive Officer:
              /s/ GEORGE A. SCHAEFER, JR.                 Date: September 1, 1999
--------------------------------------------------------
                George A. Schaefer, Jr.
         President and Chief Executive Officer

Principal Financial Officer:
                   /s/ NEAL E. ARNOLD                     Date: September 1, 1999
--------------------------------------------------------
                     Neal E. Arnold
           Chief Financial Officer, Executive
              Vice President and Treasurer

Principal Accounting Officer:
                   /s/ ROGER W. DEAN                      Date: September 1, 1999
--------------------------------------------------------
                     Roger W. Dean
                       Controller

Directors of the Company:
                  /s/ DARRYL F. ALLEN*                    Date: September 1, 1999
--------------------------------------------------------
                    Darryl F. Allen

                  /s/ JOHN F. BARRETT*                    Date: September 1, 1999
--------------------------------------------------------
                    John F. Barrett

                                                          Date:
--------------------------------------------------------
Gerald V. Dirvin

                 /s/ THOMAS B. DONNELL*                   Date: September 1, 1999
--------------------------------------------------------
                   Thomas B. Donnell

                 /s/ RICHARD T. FARMER*                   Date: September 1, 1999
--------------------------------------------------------
                   Richard T. Farmer

                /s/ JOSEPH H. HEAD, JR.*                  Date: September 1, 1999
--------------------------------------------------------
                  Joseph H. Head, Jr.

                 /s/ JOAN R. HERSCHEDE*                   Date: September 1, 1999
--------------------------------------------------------
                   Joan R. Herschede

                   /s/ ALLEN M. HILL*                     Date: September 1, 1999
--------------------------------------------------------
                     Allen M. Hill

                                                          Date:
--------------------------------------------------------
William G. Kagler

                  /s/ JAMES D. KIGGEN*                    Date: September 1, 1999
--------------------------------------------------------
                    James D. Kiggen

                  /s/ JERRY L. KIRBY*                     Date: September 1, 1999
--------------------------------------------------------
                     Jerry L. Kirby

           /s/ MITCHEL D. LIVINGSTON, PH.D.*              Date: September 1, 1999
--------------------------------------------------------
              Mitchel D. Livingston, Ph.D.

                 /s/ ROBERT B. MORGAN*                    Date: September 1, 1999
--------------------------------------------------------
                    Robert B. Morgan

                  /s/ DAVID E. REESE*                     Date: September 1, 1999
--------------------------------------------------------
                     David E. Reese

                                                          Date:
--------------------------------------------------------
James E. Rogers

                   /s/ BRIAN H. ROWE*                     Date: September 1, 1999
--------------------------------------------------------
                     Brian H. Rowe

              /s/ GEORGE A. SCHAEFER, JR.                 Date: September 1, 1999
--------------------------------------------------------
                George A. Schaefer, Jr.

                /s/ JOHN J. SCHIFF, JR.*                  Date: September 1, 1999
--------------------------------------------------------
                  John J. Schiff, Jr.

               /s/ DONALD B. SHACKELFORD*                 Date: September 1, 1999
--------------------------------------------------------
                 Donald B. Shackelford

              /s/ DENNIS J. SULLIVAN, JR.*                Date: September 1, 1999
--------------------------------------------------------
                Dennis J. Sullivan, Jr.

                  /s/ DUDLEY S. TAFT*                     Date: September 1, 1999
--------------------------------------------------------
                     Dudley S. Taft

              /s/ GEORGE A. SCHAEFER, JR.*
--------------------------------------------------------
                George A. Schaefer, Jr.
            as attorney-in-fact pursuant to
          a power of attorney previously filed